Exhibit 10.3

AGREEMENT AND PLAN OF MERGER

among

ILLUMINA, INC.,

SDG OPS, INC.,

SDG OPS, LLC

and

GRAIL, INC.

Dated as of September 20, 2020

i

ii

iii

Section 11.10	Non-Assertion of Attorney-Client Privilege	111
Section 11.11	Release by Equityholders	112

Schedules
Schedule A	Selling Investors

Exhibits
Exhibit A	Form of Selling Investor Support Agreement
Exhibit B	Form of Drag-Along Consent
Exhibit C	Form of CVR Agreement
Exhibit D	Tax Treatment Conditions
Exhibit E	Form of Drag-Along Notice
Exhibit F	Form of Support Agreement

iv

AGREEMENT AND PLAN OF MERGER, dated as of September 20, 2020 (this “Agreement”), among Illumina, Inc., a Delaware corporation (“Parent”), SDG Ops, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“First Merger Sub”), SDG Ops, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”), and GRAIL, Inc., a Delaware corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below) and the DLLCA (as defined below), Parent, First Merger Sub, Second Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity”);

WHEREAS, for U.S. federal income tax purposes, each of the parties hereto intends that the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

WHEREAS, the Company Board (as defined below), including both Preferred Directors (as defined in the Company’s certificate of incorporation), has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) approved the Transactions as a “Sale of the Company” pursuant to Section 2.2 of the Voting Agreement and specified that Section 2 of the Voting Agreement shall apply to the Transactions (the “Drag-Along Resolutions”); (iv) resolved to recommend that the stockholders of the Company adopt this Agreement; and (v) directed that this Agreement be submitted to the stockholders of the Company for adoption;

WHEREAS, the Parent Board (as defined below) has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders and (ii) approved this Agreement and the Transactions;

WHEREAS, the Board of Directors of First Merger Sub has (i) approved this Agreement and declared its advisability and (ii) resolved to recommend the adoption of this Agreement by the sole stockholder of First Merger Sub;

WHEREAS, Parent, as the sole stockholder of First Merger Sub, shall adopt this Agreement immediately following the execution of this Agreement upon the approval of the Board of Directors of First Merger Sub;

WHEREAS, Parent, as the sole member of Second Merger Sub, has (i) determined that this Agreement and the Transactions are advisable, fair to, and in the best interests of, Second Merger Sub and its sole member and (ii) approved this Agreement and the Transactions;

WHEREAS, following the execution and delivery of this Agreement, each holder of Company Stock listed on Schedule A (the “Selling Investors”) will enter into a Selling Investor Support Agreement in the form attached hereto as Exhibit A, with such changes and modifications as may be mutually agreed by Parent and the Company (the “Selling Investor Support Agreement”);

WHEREAS, following the execution and delivery of this Agreement, the Selling Investors will execute and deliver a consent in the form attached hereto as Exhibit B (the “Drag-Along Consent”); and

WHEREAS, as of or prior to the Closing, Parent and a trustee mutually agreeable to Parent and the Company (the “Trustee”) will enter into a Contingent Value Rights Agreement, substantially in the form attached hereto as Exhibit C, with such changes as may be mutually agreed by Parent and the Company or as the Trustee shall reasonably request (the “CVR Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, First Merger Sub, Second Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.02(c) that contains terms no less favorable to the Company than those contained in the Confidentiality Agreement and does not include provisions requiring exclusive negotiations.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Aggregate Option Exercise Price” means the aggregate exercise price of all Company Stock Options that are outstanding as of immediately prior to the Effective Time.

“Aggregate Stock Consideration” means, subject to adjustment pursuant to Section 3.02(f), the following: (a) if the Average Parent Stock Price is an amount greater than $399, then the Aggregate Stock Consideration shall be 11,278,195 shares of Parent Common Stock; (b) if the Average Parent Stock Price is an amount greater than or equal to $295 but less than or equal to $399, then the Aggregate Stock Consideration shall be a number of shares of Parent Common Stock equal to the quotient obtained by dividing (x) $4,500,000,000 by (y) the Average Parent Stock Price; or (c) if the Average Parent Stock Price is an amount less than $295, then the Aggregate Stock Consideration shall be 15,254,237 shares of Parent Common Stock.

“Alternative Consideration” means a number of shares of Parent Common Stock and/or an amount of cash (which may be set by reference to the Company Fully Diluted Share Count), such number and/or amount to be determined by Parent in its sole discretion prior to the mailing of the Election Form.

“Average Parent Stock Price” means the volume weighted average trading price of Parent Common Stock on the NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) for the 20 consecutive Trading Days ending on (and including) the Trading Day that is 10 Trading Days prior to the Closing Date (rounded to four decimal places).

“beneficial owner”, with respect to any shares of Company Stock, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” Laws.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“CARES Act” means the Coronavirus Aid, Relief and Economic Stability Act.

“Cash Consideration” means the quotient obtained by dividing (a) $3,500,000,000 plus the Aggregate Option Exercise Price by (b) the Company Fully Diluted Share Count.

“Class A Restricted Stock Award” means an award of restricted shares of Company Class A Common Stock granted pursuant to the Company Stock Plan or otherwise (including as a result of any early exercise of Company Stock Options), whether subject to service- and/or performance-based vesting criteria.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collaboration Partner” means any third party that manufactures, co-develops or co-markets (or has a license to manufacture, develop, market or sell) any product of the Company or any of its Subsidiaries.

“Commitment Letter” has the meaning set forth in the definition of Financing Sources.

“Company Board” means the Board of Directors of the Company.

“Company Class A Common Stock” means Class A Common Stock, par value $0.001 per share, of the Company.

“Company Class B Common Stock” means Class B Common Stock, par value $0.001 per share, of the Company.

“Company Common Stock” means, collectively, the Company Class A Common Stock and the Company Class B Common Stock.

“Company Disclosure Letter” means the disclosure letter dated as of the date of this Agreement and delivered by the Company to Parent, First Merger Sub and Second Merger Sub simultaneously with the signing of this Agreement.

“Company Equity Awards” means, collectively, the Company Restricted Stock Awards, the Company RSU Awards and the Company Stock Options.

“Company Fully Diluted Share Count” means, in each case as of immediately prior to the Effective Time, (a) the aggregate number of shares of Company Class A Common Stock issued and outstanding, including all Class A Restricted Stock Awards; (b) the aggregate number of shares of Company Class A Common Stock issuable upon conversion of all issued and outstanding shares of Company Class B Common Stock and Company Preferred Stock in accordance with the Company’s certificate of incorporation; and (c) except as otherwise included in the foregoing clause (b), the aggregate number of shares of Company Class A Common Stock issuable in respect of all outstanding options and other direct or indirect rights to acquire shares of Company Class A Common Stock or securities ultimately convertible into or exchangeable for shares of Company Class A Common Stock, including all Company RSU Awards and Company Stock Options; provided that, for the avoidance of doubt, any equity securities which may be issuable by the Company pursuant to the terms of the contract disclosed at item 35 of Section 4.09(a) of the Company Disclosure Letter shall not be included in “Company Fully Diluted Share Count” unless such equity securities are issued and outstanding as of immediately prior to the Effective Time.

“Company IP” means all Company Owned IP together with all Intellectual Property licensed by the Company or any of its Subsidiaries and used, held for use or planned for use in the Company’s business.

“Company IP Agreements” means any and all contracts relating in whole or in part to the Company IP or IT Assets, to which the Company or any of its Subsidiaries is a party or beneficiary or by which the Company or any of its Subsidiaries, or any Company IP or IT Assets may be bound, which contracts are used, held for use or planned for use in the Company’s business, including all (a) licenses or covenants, including covenants not to sue, to Intellectual Property granted by the Company or any of its Subsidiaries to any third party, (b) licenses or covenants, including covenants not to sue, to Intellectual Property granted to the Company or any of its Subsidiaries by any third party, (c) other contracts between the Company or any of its Subsidiaries and any third party relating to the transfer, development, maintenance or use of Intellectual Property or IT Assets and (d) consents, settlements, and Orders governing the use, validity or enforceability of Intellectual Property or IT Assets.

“Company Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) any failure, in and of itself, to meet internal projections or forecasts for any period ending on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Company Material Adverse Effect has occurred); (ii) changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general, including any shutdown of any Governmental Authority; (iii) changes in applicable Law or GAAP or in any interpretation thereof; (iv) changes in the industries in which the Company and its Subsidiaries operate regardless of geographic region (including legal and regulatory changes); (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or any epidemic or pandemic (including the COVID-19 pandemic); (vii) FDA and other regulatory actions, enforcement, requirements or directives (including delay, clinical hold, rejection or additional clinical requirements with respect to any premarket approval application or investigational device exemption application), the scope of marketing approval or intended use statement(s), issuance of warning letters, audit findings, and other exercise or enforcement discretion, pre- or post-approval requirements, limitations or restrictions or rejection or revocation of any accreditations, authorizations, certifications, permits licenses related to the Company’s businesses and products (provided that the exception in this clause (vii) shall only apply to the definition of “Company Material Adverse Effect” for the purposes of Section 8.02(a) as applied to the representations and warranties in Section 4.18 if the representations and warranties in Section 4.18 were true as of the date hereof, disregarding the exceptions set forth in this clause (vii) and clause (viii)); (viii) data and other results from clinical trials (including PATHFINDER, STRIVE and SUMMIT) (provided that the exception in this clause (viii) shall only apply to the definition of “Company Material Adverse Effect” for the purposes of Section 8.02(a) as applied to the representations and warranties in Section 4.18 if the representations and warranties in Section 4.18 were true as of the date hereof, disregarding the exceptions set forth in clause (vii) and this clause (viii)); (ix) any disruptions in Parent’s supply of sequencers and associated reagents to the Company and its Subsidiaries; or (x) the public announcement of this Agreement or the pendency of the Transactions; provided that, in each of clauses (ii) through (vi), the Company and its Subsidiaries, taken as a whole, are not affected disproportionately relative to other participants in the industries in which they operate; or (b) would reasonably be expected to prevent or materially delay the consummation of the Transactions by the Company. Notwithstanding the foregoing, in the case of clauses (a)(vii) and (a)(viii), any event, occurrence, state of facts, development, circumstance, change or effect resulting from intentional fraud by the Company or any of its Subsidiaries may be taken into account in determining whether the condition set forth in Section 8.02(a) has been satisfied.

“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries (whether solely or jointly with one or more other Persons) as of the date of this Agreement.

“Company Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for each of the Company and its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“Company Preferred Stock” means, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock and the Company Series D Preferred Stock.

“Company Recommendation” means the recommendation of the Company Board that the Company stockholders adopt this Agreement.

“Company Registration Statement” means the registration statement on Form S-1 (File No. 333-248672) filed by the Company with the SEC on September 9, 2020, including all exhibits thereto.

“Company Restricted Stock Awards” means, collectively, the Class A Restricted Stock Awards.

“Company RSU Award” means an award of restricted stock units with respect to shares of Company Class A Common Stock granted pursuant to the Company Stock Plan or otherwise, whether subject to service- and/or performance-based vesting criteria.

“Company Series A Preferred Stock” means the Series A Preferred Stock, par value $0.001 per share, of the Company.

“Company Series B Preferred Stock” means the Series B Preferred Stock, par value $0.001 per share, of the Company.

“Company Series C Preferred Stock” means the Series C Preferred Stock, par value $0.001 per share, of the Company.

“Company Series D Preferred Stock” means the Series D Preferred Stock, par value $0.001 per share, of the Company.

“Company Stock” means, collectively, the Company Common Stock and Company Preferred Stock.

“Company Stock Option” means an award of unexercised options to purchase shares of Company Class A Common Stock granted pursuant to the Company Stock Plan or otherwise, whether subject to service- and/or performance-based vesting criteria.

“Company Stock Plan” means the Company’s 2016 Equity Incentive Plan, as amended and/or amended and restated from time to time.

“Company Stockholder Approvals” means the adoption of this Agreement and approval of the Transactions by the affirmative vote of, or the execution and delivery to the Company of a written consent by, (a) holders of a majority of the total voting power of Company Common Stock and Company Preferred Stock, voting together as a single class, and (b) holders of a majority of the Company Preferred Stock, voting together as a single class on an as-converted to Class A Common Stock basis.

“Competing Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its Affiliates) relating to, or that would reasonably be expected to lead to, in one transaction or a series of related transactions (other than the Mergers), (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or the shareholders of any Person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole (other than sales of inventory and dispositions of non-material assets or licenses, in each case, in the ordinary course of the Company’s business); (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of the Company; or (e) any combination of the foregoing.

“Competing Transaction Agreement” means a binding letter of intent, binding memorandum of understanding, binding agreement in principle, merger agreement, acquisition agreement, option agreement or other contract or agreement which would reasonably be expected to lead to any Competing Proposal (other than an Acceptable Confidentiality Agreement).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of August 11, 2020, between the Company and Parent.

“contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, in each case, that is legally binding and including all amendments, supplements, restatements or other modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Designated Investments” means one or more of the following: (a) direct obligations of, or obligations fully guaranteed as to principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States; or (b) a deposit account of Exchange Agent.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the Delaware Limited Liability Company Act.

“Drag-Along” means the requirement of the Voting Agreement Parties to take certain actions upon the approval of a “Sale of the Company”, as such term is defined in the Voting Agreement, to comply with the requirements of Section 2 of the Voting Agreement.

“Encumbrances” means mortgages, pledges, liens, security interests, hypothecations, conditional and installment sale agreements, encumbrances, charges or other claims to title of third parties or restrictions on ownership or use of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights or disposition rights, or any option, right of first refusal or right of first offer.

“Environmental Law” means any Law relating to pollution or protection of the environment, natural resources, threatened or endangered species or, as it relates to exposure to hazardous or toxic materials, human health and safety.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means the number (rounded to four decimal places) obtained by dividing (x) the Aggregate Stock Consideration by (y) the Company Fully Diluted Share Count.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the solicitation of stockholder approvals, the filing of any required notices under applicable foreign, federal or state antitrust, competition, fair trade or similar Laws or other similar regulations and all other matters related to the closing of the Transactions, including the Mergers.

“FFCRA” means the Families First Coronavirus Response Act.

“Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements to provide (such agreements, a “Commitment Letter”) any part of the Financing and any joinder agreements, indentures, credit agreements or other definitive agreements entered into pursuant thereto or relating thereto, and any arrangers, underwriters, initial purchasers, placement agents or administrative agents in connection with the Financing, together with their current and future Affiliates and their and such Affiliates’, officers, directors, employees, attorneys, partners (general or limited), controlling parties, advisors, members, managers, accountants, consultants, agents, representatives and funding sources of each of the foregoing, and their successors and assigns.

“Fraud” means common law intentional fraud under Delaware law in the making of the representation and warranties contained in this Agreement or in the certificates contemplated by Section 8.02(c) or Section 8.03(c).

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction. For purposes of Section 4.19, the term “Governmental Authority” shall also include any entity controlled by a Governmental Authority.

“Hazardous Materials” means any petroleum or petroleum products, radioactive materials, medical wastes, asbestos, polychlorinated biphenyls, hazardous or toxic substances and any other chemical, material, substance or waste that is regulated or that forms the basis of liability under any Environmental Law.

“Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA.

“Health Law” means any Law applicable to the Company’s products and activities, including any Law the purpose of which is to ensure the safety, efficacy and quality of medical, biotechnology, diagnostic and similar products by regulating the research, development, manufacturing and distribution of these products, including applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, including, without limitation, the FDCA.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to any Person, all obligations or undertakings by such Person (i) for borrowed money (including deposits or advances of any kind to such Person); (ii) evidenced by bonds, debentures, notes or similar instruments; (iii) under swaps, options, derivatives and other hedging contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination); (iv) letters of credit, bank guarantees, and other similar contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon; (v) pursuant to a guarantee of any Indebtedness of a type referred to in clauses (i) through (iii) above, and (v) all Indebtedness of a type referred to in clauses (i) through (iii) above of any Person secured by (or for which the holder of such Indebtedness has a right, contingent or otherwise, to be secured by) any Encumbrance (other than a Permitted Encumbrance) (other than those set forth in clauses (h) and (i) of the definition thereof) on any property or assets owned by the Company or any of its Subsidiaries.

“Intellectual Property” means all rights in or to (a) patents, utility models, statutory invention registrations, registered designs and equivalent thereof, and all applications and pre-grant and post-grant forms of any of the foregoing, including, in each case, any provisionals, substitutions, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions, reissues, and equivalents thereof in any jurisdiction; (b) registered or unregistered trademarks, trade dress, trade names, brand names, corporate names, service marks, certification marks, designs, logos, slogans and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (c) copyrightable works (including copyrights in Software and Internet websites), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof; (d) rights associated with domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (e) trade secrets, confidential know-how (including all ideas, concepts, research and development) and other proprietary confidential information, whether or not patentable, including inventions, discoveries, prototypes, results, data (including clinical data, pre-clinical data, and post-clinical data), testing procedures, testing results, methods, designs, specifications, know-how and other forms of technology, in each case, that derives economic value, whether actual or potential, from not being generally known to other persons (collectively, “Trade Secrets”); (f) Software; and (g) any and all other similar or equivalent intellectual property rights.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party in material breach of such agreement or covenant that the breaching party intentionally takes (or fails to take) with knowledge that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant; provided, that (a) as it applies to the Company, knowledge means the actual knowledge of any of the individuals listed in Section 1.01(a) of the Company Disclosure Letter or of the Company Board and (b) as it applies to Parent, First Merger Sub or Second Merger Sub, knowledge means the actual knowledge of Francis A. deSouza, Sam A. Samad and/or Charles E. Dadswell or of the Parent Board.

“Investor Agreements” means, collectively, (a) the Voting Agreement; (b) the Amended and Restated Investors’ Rights Agreement dated November 27, 2019, by and among the Company and certain stockholders of the Company party thereto; and (c) the Amended Right of First Refusal and Co-Sale Agreement dated November 27, 2019, by and among the Company and certain stockholders of the Company party thereto.

“IRS” means the United States Internal Revenue Service.

“IT Assets” means all (a) computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, hardware (whether general or special purpose), networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology hardware and infrastructure, including any “Infrastructure-as-a-Service” or “Platform-as-a-Service” or other cloud or hybrid cloud services, and (b) any business systems software or applications (including, CRM, ERP, HR, IT support, and accounting systems), whether hosted in “on prem” and/or in the cloud, or provided as a service (e.g., “Software-as-a-Service”), in each case of both (a) and (b), owned, licensed or used by the Company or any of its Subsidiaries and the documentation, reference and resource materials relating thereto and all contracts and contractual rights required in connection with the foregoing.

“knowledge of Parent” means the actual knowledge of Francis A. deSouza, Sam A. Samad and/or Charles E. Dadswell.

“knowledge of the Company” means the actual knowledge of the individuals listed in Section 1.01(b) of the Company Disclosure Letter.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, rule, code or Order.

“Merger Consideration” means the CVR Consideration or the Cash & Stock Consideration, as applicable.

“NASDAQ” means The NASDAQ Global Select Market.

“Non-U.S. Benefit Plan” means a Plan that is not subject exclusively to United States Law.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means September 20, 2021.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

“Parent IP” means all Parent Owned IP together with all Intellectual Property licensed by Parent or any of its Subsidiaries and used, held for use or planned for use in Parent’s business.

“Parent Material Adverse Effect” means any event, occurrence, state of facts, development, circumstance, change or effect that, individually or in the aggregate with all other events, occurrences, state of facts, developments, circumstances, changes and effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole; provided, however, that any event, occurrence, state of facts, development, circumstance, change or effect to the extent resulting from the following shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) any change in the market price or trading volume of the Parent Common Stock or any failure, in and of itself, to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided that the facts or causes underlying or contributing to such change or failure shall be considered in determining whether a Parent Material Adverse Effect has occurred); (ii) changes in U.S. or non-U.S. general economic or political conditions, or in the financial, credit or securities markets in general, including any shutdown of any Governmental Authority; (iii) changes in applicable Law or GAAP or in any interpretation thereof; (iv) changes in the industries in which Parent and its Subsidiaries operate regardless of geographic region (including legal and regulatory changes); (v) acts of civil unrest or war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any acts of civil unrest or war (whether or not declared), armed hostilities or terrorism; (vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, volcanic eruptions or other natural disasters or epidemic or pandemic (including the COVID-19 pandemic); (vii) FDA and other regulatory actions, enforcement, requirements or directives (including delay, clinical hold, rejection or additional clinical requirements with respect to any premarket approval application or investigational device exemption application), the scope of marketing approval or intended use statement(s), issuance of warning letters, audit findings, and other exercise or enforcement discretion, pre- or post-approval requirements, limitations or restrictions or rejection or revocation of any accreditations, authorizations, certifications, permits licenses related to Parent’s businesses and products; (viii) data and other results from clinical trials, or (ix) the public announcement of this Agreement or the pendency or consummation of the Transactions; provided that in each of clauses (ii) through (vi), Parent and its Subsidiaries, taken as a whole are not affected disproportionately relative to other participants in the industries in which they operate; or (b) would reasonably be expected to prevent or materially delay the consummation of the Transactions by Parent, First Merger Sub or Second Merger Sub. Notwithstanding the foregoing, in the case of clauses (a)(vii) and (a)(viii), any event, occurrence, state of facts, development, circumstance, change or effect resulting from intentional fraud by Parent or any of its Subsidiaries may be taken into account in determining whether the condition set forth in Section 8.03(a) has been satisfied.

“Parent Owned IP” means all Intellectual Property owned or purported to be owned by Parent or any of its Subsidiaries (whether solely or jointly with one or more other Persons) as of the date of this Agreement.

“Parent Permits” means franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, concessions, registrations, clearances, exemptions, certificates, filings, notices, approvals and orders of any Governmental Authority necessary for Parent and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Performance-Vesting Award” means any Company Equity Award that, as of immediately prior to the Closing, is outstanding and subject to performance-based vesting criteria.

“Permitted Encumbrances” means (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar Encumbrances arising or incurred in the ordinary course of business, (c) zoning, entitlement, building and other land use Laws imposed by governmental agencies having jurisdiction over any real property which are not violated in any material respect by the current use and operation of such real property, (d) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Laws, (e) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to, but not adversely affecting current occupancy or use of, the owned real property in any material respect, (f) restrictions on the transfer of securities arising under federal and state securities Laws, (g) any Encumbrances caused by state statutes or specific provisions of Real Property Leases, in each case, with respect to tenant’s personal property, fixtures and/or leasehold improvements at the subject leased real property, (h) other Encumbrances incurred in the ordinary course of business and which would not reasonably be expected to have an adverse impact on the use of the property so encumbered, and (i) Encumbrances listed in Section 1.01(c) of the Company Disclosure Letter.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Personal Data” means (a) any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirement, (b) any information that, alone or in combination with other information, can reasonably be used to identify an individual natural person or relating to an identified or identifiable natural person, directly or indirectly, including name, a unique identification number, government-issued identifier (including Social Security number and driver’s license number) physical address, gender and date of birth; and (c) individually identifiable health information constituting “protected health information” as defined under 45 C.F.R. § 160.103. Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such under any Privacy and Data Security Requirement.

“Plan” means each (a) “employee benefit plan” as that term is defined in Section 3(3) of ERISA (whether or not subject to ERISA) and (b) each other employment, individual independent contractor, individual consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance, vacation, bonus, incentive, disability, medical, vision, dental, health, life insurance, fringe benefit or other compensation or benefit plan, program, agreement, arrangement, policy or contract, in each case, sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Company or any of its Subsidiaries, or to which the Company or any of its Subsidiaries is a party or with respect to which the Company or any of its Subsidiaries have any obligation or liability, whether actual or contingent to provide compensation and/or benefits to or for the benefit of any Service Provider (or spouse, dependent or beneficiary thereof), other than any multiemployer plan (within the meaning of Section 3(37) of ERISA) and any statutory plan to which contributions are mandated by a Governmental Authority.

“Privacy and Data Security Requirements” means (a) any Laws regulating the Processing of Personal Data, (b) obligations under all contracts to which the Company or any of its Subsidiaries is a party that relate to Personal Data or protection of the IT Assets and (c) all of the Company’s and its Subsidiaries’ internal and publicly posted policies (including if posted on the Company’s or its Subsidiaries’ products and services) regarding the Processing of Personal Data.

“Process” or “Processing” with regard to Personal Data means the collection, use, storage, maintenance, retention, transmission, access, processing, recording, distribution, transfer, import, export, protection (including security measures), deletion, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Public Software” means (a) any Software used under a license identified as an open source license by the Open Source Initiative (www.opensource.org), and (b) any other Software that is distributed as freeware, or under similar licensing or distribution models.

“Real Property Leases” means all leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (including all guaranties thereof and all material modifications, amendments, supplements, waivers and side letters thereto).

“Registered Company IP” means all Intellectual Property: (a) included in the Company Owned IP or (b) that is exclusively licensed to the Company, in each case (a) and (b), that is the subject of an application, certificate, filing, registration, or other document issued, filed with or recorded by any Governmental Authority or Internet domain name registrar.

“Registered Parent IP” means all Intellectual Property: (a) included in the Parent Owned IP or (b) that is exclusively licensed to Parent, in each case (a) and (b), that is the subject of an application, certificate, filing, registration, or other document issued, filed with or recorded by any Governmental Authority or Internet domain name registrar.

“Registration Statement” means the S-4 Registration Statement and/or a registration statement on another appropriate form for the registration under the Securities Act of all of the shares of Parent Common Stock to be issued in connection with the Mergers.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Service Provider” means each director, officer, employee or independent contractor of the Company and each of its Subsidiaries.

“Service-Vesting Award” means each Company Equity Award that is outstanding immediately prior to the Closing other than a Performance-Vesting Award.

“Software” means all computer software, programs (whether in source code, object code, human readable form or other form), applications, algorithms, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, library functions, version control systems, operating system virtualization environments, databases and compilations, including data and collections of data, whether machine-readable or otherwise, technology supporting the foregoing, together with all boot, compilation, configuration, debugging, performance analysis and runtime files, libraries, data, documentation, including user manuals and training materials, related to any of the foregoing, and any cloud storage containing any of the foregoing.

“SOX” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means an unsolicited written bona fide offer made by a third party with respect to a Competing Proposal which the Company Board reasonably determines, in its good faith judgment, after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel, to be (a) more favorable to the stockholders of the Company from a financial point of view (after taking into account all of the terms and conditions of such proposal, including the sources and terms of any financing, financing market conditions and the existence of a financing contingency) than the Mergers (after taking into account any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise) and (b) reasonably expected to be consummated on the terms so proposed. For the purposes of the definition of “Superior Proposal”, each reference to “15%” in the definition of “Competing Proposal” shall be replaced with “66%”.

“Tax Return” means any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means all existing agreements or arrangements (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purpose of determining any Person’s Tax liability, in each case, excluding (i) any such agreement or arrangement between or solely among the Company and its Subsidiaries or (ii) any agreement or arrangement entered into in the ordinary course of business and not primarily related to Taxes.

“Taxes” means all taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Trading Day” means a day on which shares of Parent Common Stock are traded on the NASDAQ.

“Transaction Documents” means, collectively, (a) this Agreement, (b) the Selling Investor Support Agreement, (c) the CVR Agreement, (d) the Drag-Along Consent and (e) the Support Agreements.

“Transactions” means the Mergers and the other transactions contemplated by this Agreement and by the CVR Agreement.

“Trust Indenture Act” means the Trust Indenture Act of 1939.

“Voting Agreement” means the Amended and Restated Voting Agreement dated as of November 27, 2019, by and among the Company and the Voting Agreement Parties, as amended by Amendment No. 1 to the Voting Agreement dated as of April 17, 2020, by and among the Company and the Voting Agreement Parties, and Amendment No. 2 to the Voting Agreement dated as of May 11, 2020, by and among the Company and the Voting Agreement Parties.

“Voting Agreement Parties” means those certain holders of Company Stock that are party to the Voting Agreement.

Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Additional Termination Payment	Section 9.04(b)
Agreement	Preamble
Alternative Capital Raise	Section 9.04(f)(ii)
Alternative Cash-Out Awards	Section 3.04(c)
Alternative Financing	Section 7.18(d)
Alternative Rollover Awards	Section 3.04(c)
Anti-Corruption Laws	Section 4.19(a)
Antitrust Laws	Section 7.07(a)
Appraisal Shares	Section 3.05(a)
Book-Entry Shares	Section 2.04(b)
Cash & Stock Consideration	Section 2.04(a)(ii)
Cash & Stock Election Share	Section 2.04(a)(ii)
Cash-Out Award	Section 3.04(b)
Cash-Out Award Consideration	Section 3.04(i)
Cash-Out Deductions	Section 3.04(i)
Certificates	Section 2.04(b)
Certificates of Merger	Section 2.02
Change in the Company Recommendation	Section 7.02(d)
Claims	Section 11.11(a)
Closing	Section 2.02
Closing Capitalization Schedule	Section 3.06(a)
Closing Year VCP	Section 7.04(d)
Company	Preamble
Company Related Parties	Section 9.03(d)
Consent Solicitation Statement	Section 7.01(a)
Continuation End Date	Section 9.04(a)
Continuation Payment	Section 9.04(a)
Continuing Employees	Section 7.04(a)
CVR	Section 2.04(a)(i)
CVR Agreement	Preamble
CVR Cash-Out Awards	Section 3.04(c)
CVR Certificate	Section 2.04(a)(i)
CVR Consideration	Section 2.04(a)(i)

Defined Term	Location of Definition
CVR Election Share	Section 2.04(a)(i)
CVR Holder Representative	Section 10.01
CVR Rollover Awards	Section 3.04(c)
Designated Person	Section 11.10
Drag-Along Consent	Preamble
Drag-Along Resolutions	Preamble
Effective Time	Section 2.02
Election Deadline	Section 3.01(b)
Election Form	Section 3.01(a)
Election Period	Section 3.01(b)
Equity Award Ratio	Section 3.04(e)
Equity Election Form	Section 3.04(c)
Equity Issuance	Section 9.04(c)
Equity Issuance End Date	Section 9.04(f)(i)
Equityholder	Section 11.01
Equityholder Released Claims	Section 11.11(a)
Equityholder Releasing Party	Section 11.11(a)
Exchange Agent	Section 3.02(a)
Exchange Fund	Section 3.02(a)
Existing Representation	Section 11.10
Export Control Laws	Section 4.19(d)
FDA	Section 4.18(a)
FDA Fraud Policy	Section 4.18(a)
FDCA	Section 4.18(e)
Filed Parent SEC Reports	Article V
Financial Statements	Section 4.06(b)
Financing	Section 5.08
Financing Commitments	Section 5.08
Financing Offering Documents	Section 7.19(a)(v)
First Certificate of Merger	Section 2.02
First Merger	Recitals
First Merger Sub	Preamble
Holder	Section 10.01
Intended Tax Treatment	Section 2.08(a)
Letter of Transmittal	Section 3.01(a)
Mailing Date	Section 3.01(a)
Material Contracts	Section 4.15(a)
Mergers	Recitals
Money Laundering Laws	Section 4.19(b)
New Plans	Section 7.04(b)
No Election Awards	Section 3.04(c)
No Election Shares	Section 2.04(a)(iii)
Notice of Adverse Recommendation	Section 7.02(d)

Defined Term	Location of Definition
Parent	Preamble
Parent Awards	Section 3.04(g)
Parent Equity Awards	Section 7.04(e)
Parent Related Parties	Section 9.03(d)
Parent Restricted Stock	Section 3.04(f)
Parent SEC Reports	Section 5.09(a)
Parent Stock Options	Section 3.04(d)
Permitted Restrictions	Section 7.07(a)
Post-Closing Bonus Plan	Section 7.04(a)
Post-Closing Covenants	Section 11.01
Pre-Closing Designated Persons	Section 11.10
Pre-Closing Privileges	Section 11.10
Prior Company Counsel	Section 11.10
R&D Sponsor	Section 4.12(j)
Reduction Amount	Section 9.04(c)
Regulatory Termination Fee	Section 9.03(a)(ii)
Released Parties	Section 11.11(a)
Required Information	Section 7.19(a)(ii)
Restraint	Section 8.01(c)
Rollover Awards	Section 3.04(b)
Rollover Performance-Based Award	Section 3.04(b)
Rollover Service-Based Award	Section 3.04(a)
S-4 Effectiveness Time	Section 7.01(b)
S-4 Registration Statement	Section 7.01(a)
Sanctioned Person	Section 4.19(c)
Sanctions	Section 4.19(c)
Second Certificate of Merger	Section 2.02
Second Effective Time	Section 2.02
Second Merger	Recitals
Second Merger Sub	Preamble
Section 1542	Section 11.11(c)
Selling Investor Support Agreement	Recitals
Selling Investors	Recitals
Social Security Act	Section 4.18(f)
Stock Consideration	Section 2.04(a)(i)
Support Agreement	Section 7.13(b)
Surviving Corporation	Recitals
Surviving Entity	Recitals
Termination Date	Section 9.04(c)
Trustee	Preamble

Section 1.03 Interpretation; Headings. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. As used herein, the term “made available” means, with respect to any document, that such document was in the Company’s electronic data room relating to the transactions contemplated by this Agreement prior to 5:00 pm Pacific Daylight Time on the day prior to the date of this Agreement or otherwise provided via electronic means. When reference is made to an Article, Section, Schedule or Exhibit, such reference is to an Article or Section of, or Schedule or Exhibit to, this Agreement unless otherwise indicated. The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. Any contract, instrument or Law defined or referred to herein or in any contract or instrument that is referred to herein means such contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

ARTICLE II

THE MERGERS

Section 2.01 The Mergers.

(a) Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL and this Agreement, at the Effective Time, First Merger Sub shall be merged with and into the Company. As a result of the First Merger, the separate corporate existence of First Merger Sub shall cease and the Company shall continue as the Surviving Corporation and, following the First Merger, shall be a wholly owned Subsidiary of Parent (provided, that references to the Company for periods after the Effective Time until the Second Effective Time shall include the Surviving Corporation).

(b) Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, the DLLCA and this Agreement, at the Second Effective Time, the Surviving Corporation shall be merged with and into Second Merger Sub. As a result of the Second Merger, the separate corporate existence of the Surviving Corporation shall cease and Second Merger Sub shall continue as the Surviving Entity and, following the Second Merger, shall be a wholly owned Subsidiary of Parent (provided, that references to the Company for periods after the Second Effective Time shall include the Surviving Entity).

Section 2.02 Closing; Effective Times. The closing of the Transactions (the “Closing”) shall take place on the third Business Day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), unless another date is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VIII shall no longer be satisfied or waived (where permissible) on such third Business Day, then the Closing shall take place on the first Business Day on which all such conditions shall again have been satisfied or waived (where permissible) unless another time is agreed to in writing by Parent and the Company. The Closing shall be effected by the electronic exchange of signatures by electronic transmission, or by such other means or at such other place as the parties shall agree. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date, the parties hereto shall cause the First Merger to be effected by filing a certificate of merger (the “First Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL. The First Merger shall become effective at the date and time of such filing of the Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the First Certificate of Merger (such time being the “Effective Time”). As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the parties hereto shall cause the Second Merger to be effected by filing a certificate of merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware, in such form and containing such information as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA. The Second Merger shall become effective at the date and time of such filing of the Second Certificate of Merger, or such later time as may be agreed by each of the parties hereto and specified in the Second Certificate of Merger (such time being the “Second Effective Time”).

Section 2.03 Effect of the Mergers.

(a) At the Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Certificate of Merger and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of First Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of First Merger Sub and the Company set forth in this Agreement to be performed after the Effective Time.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Certificate of Merger and in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Second Merger Sub and the Surviving Corporation shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Entity, which shall include the assumption by the Surviving Entity of any and all agreements, covenants, duties and obligations of the Surviving Entity and the Surviving Corporation set forth in this Agreement to be performed after the Second Effective Time.

Section 2.04 Effect of the First Merger; Conversion of Securities. (a) At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, First Merger Sub, the Company or any holders of Company Stock, each share of Company Class A Common Stock, Company Class B Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Appraisal Shares, Company Restricted Stock Awards and any shares of Company Stock to be canceled pursuant to Section 2.04(c)) shall be converted automatically into the right to receive, in accordance with Section 251(b)(5) of the DGCL and the terms of this Agreement, the following consideration at the election of the holder thereof:

(i) Each share of Company Stock with respect to which an election to receive a combination of cash, Parent Common Stock and a CVR has been effectively made and not revoked pursuant to Section 3.01 (each, a “CVR Election Share”) shall be converted into the right to receive (A) the Cash Consideration, without interest, (B) the number of validly issued, fully paid and non-assessable shares of Parent Common Stock equal to the Exchange Ratio (the “Stock Consideration”), subject to Section 3.02(e), and (C) one contingent value right issued by Parent subject to and in accordance with the CVR Agreement (a “CVR”) (collectively, the “CVR Consideration”). Each CVR issued as Merger Consideration hereunder will be substantially in the form attached as Annex A to the CVR Agreement (the “CVR Certificate”).

(ii) Each share of Company Stock with respect to which an election to receive the Alternative Consideration in lieu of receiving a CVR has been effectively made and not revoked pursuant to Section 3.01 (each, a “Cash & Stock Election Share”) shall be converted into the right to receive (A) the Cash Consideration, without interest, (B) the Stock Consideration, subject to Section 3.02(e), and (C) the Alternative Consideration (collectively, the “Cash & Stock Consideration”).

(iii) Each share of Company Stock with respect to which no election has been effectively made in accordance with Section 3.01 (the “No Election Shares”) shall be converted into the right to receive the CVR Consideration.

(b) Except as set forth in Section 2.04(c), by virtue of the First Merger, each share of Company Stock, when converted in accordance with Section 2.04(a), shall cease to be outstanding and shall automatically be cancelled and cease to exist, and each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Stock (“Certificates”) and each holder of shares of Company Stock outstanding immediately prior to the Effective Time that are not represented by Certificates (“Book-Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Company Stock except (i) the right to receive, as applicable, the Merger Consideration, any dividends pursuant to Section 3.02(c) and cash in lieu of any fractional shares payable pursuant to Section 3.02(e), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Shares in accordance with Section 3.02(b) (or in the case of a lost, stolen or destroyed Certificate, Section 3.02(j)) or (ii) as provided by Law.

(c) At the Effective Time, by virtue of the First Merger and without any action on the part of Parent, First Merger Sub, the Company or any holders of Company Stock, each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall automatically be cancelled and retired and cease to exist without any conversion thereof, and no payment shall be made with respect thereto.

(d) Each issued and outstanding share of capital stock of First Merger Sub, par value $0.01 per share, shall, by virtue of the First Merger and without any action on the part of Parent, First Merger Sub or the Company, be converted into and become one validly issued, fully paid and non-assessable share of Class A Common Stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.05 Effect of the Second Merger; Conversion of Securities. Upon the terms and subject to the conditions of this Agreement, at the Second Effective Time, by virtue of the Second Merger and without any action on the part of any party hereto or any holders of Company Stock or the holders of any shares of capital stock of Parent, the Surviving Corporation or Second Merger Sub: (a) each share of Class A Common Stock of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and shall cease to exist without any conversion thereof or payment therefor; and (b) each limited liability company interest of Second Merger Sub issued and outstanding immediately prior to the Second Effective Time shall not be affected and shall remain outstanding as a limited liability company interest of the Surviving Entity, which shall constitute one hundred percent (100%) of the outstanding equity of the Surviving Entity.

Section 2.06 Certificate of Incorporation; Bylaws; Certificate of Formation; Operating Agreement. (a) At the Effective Time, the Company’s certificate of incorporation in effect immediately prior to the Effective Time shall continue to be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) At the Effective Time, the bylaws of Company as in effect immediately prior to the Effective Time shall be amended and restated to read in their entirety as the bylaws of First Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to First Merger Sub shall be replaced by references to the Surviving Corporation, until thereafter amended as provided therein or by applicable Law.

(c) At the Second Effective Time, the certificate of formation and operating agreement of Second Merger Sub in effect immediately prior to the Second Effective Time shall continue to be the certificate of formation and operating agreement of the Surviving Entity until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Entity shall be “GRAIL, LLC”.

Section 2.07 Directors and Officers of the Surviving Corporation and the Surviving Entity. The parties shall take all requisite action so that, from and after the Effective Time, the directors of First Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and until their respective successors are duly elected and qualified or until such director’s earlier death, resignation or removal, and the officers of First Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal. The parties shall take all requisite action so that, from and after the Second Effective Time, the officers of Second Merger Sub immediately prior to the Second Effective Time shall be the officers of the Surviving Entity, as set forth in the operating agreement of the Surviving Entity, each until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

Section 2.08 Intended Tax Treatment. (a) For U.S. federal income tax purposes (and for purposes of any applicable state or local Tax that follows the U.S. federal income tax treatment), the parties hereto intend that (i) the First Merger and the Second Merger, taken together, will constitute an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement will constitute a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) (clauses (i) and (ii) collectively, the “Intended Tax Treatment”).

(b) So long as the conditions set forth on Exhibit D are satisfied, then (i) each party hereto will agree to prepare and file all Tax Returns consistent with the position that the Mergers qualify for the Intended Tax Treatment, and (ii) no party shall take any position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes that is inconsistent with the Intended Tax Treatment, except, in each case, as otherwise required by a final determination by a taxing authority or a change in applicable Law after the date of this Agreement.

(c) The parties shall cooperate with each other and their respective counsel and use their reasonable best efforts to cause the conditions set forth on Exhibit D to be satisfied. Neither the Company nor Parent shall, or shall cause or permit any of their respective Subsidiaries to, take or omit to take any reasonable action not required or contemplated by this Agreement, as a result of which the Mergers would reasonably be expected to fail to qualify for the Intended Tax Treatment.

(d) Parent shall reasonably promptly notify the Company, and the Company shall reasonably promptly notify the Parent, in each case if such party becomes aware of any non-public fact or circumstance that would reasonably be likely to prevent or impede the Mergers from qualifying for the Intended Tax Treatment.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

Section 3.01 Election Procedures. (a) Not less than 30 days prior to the anticipated Effective Time (the “Mailing Date”), Parent will cause to be mailed to each record holder of shares of Company Stock (other than shares of Company Stock cancelled pursuant to Section 2.04(c)) as of five Business Days prior to the Mailing Date: (x) an election form in such form consistent with the terms of this Agreement as Parent shall specify (which such form shall be reasonably acceptable to the Company) (the “Election Form”) and (y) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Stock shall be deemed to pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof together with the required indemnity) or transfer of the Book-Entry Shares to the Exchange Agent, and shall be in a customary form and have such other provisions as are reasonably acceptable to the Company and Parent, including instructions for use in effecting the surrender or transfer (the “Letter of Transmittal”). The Election Form shall state the procedures for electing the Merger Consideration and shall specify the number of shares of Parent Common Stock and/or amount of cash that comprise the Alternative Consideration as determined by Parent.

(b) Each Election Form will permit each holder of shares of Company Stock to specify (i) the number of shares of Company Stock with respect to which such holder elects to receive the CVR Consideration, (ii) the number of shares of Company Stock with respect to which such holder elects to receive the Cash & Stock Consideration or (iii) that such holder makes no election with respect to such holder’s shares of Company Stock. Any shares of Company Stock with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., Eastern time, on the date which Parent and the Company shall agree is as near as practicable to three Business Days preceding the Closing Date, or such other date as Parent and the Company will, prior to the Closing, mutually agree (the “Election Deadline”), will be deemed to be No Election Shares. Parent and the Company shall publicly announce the date of the Election Deadline at least three Business Days prior to the Election Deadline. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Parent and the Company shall promptly announce any such delay and, when determined, the rescheduled Election Deadline.

(c) Parent shall direct the Exchange Agent to make Election Forms available as may be reasonably requested from time to time by all Persons who become holders of record of Company Stock between the date that is five Business Days prior to the Mailing Date and the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for the Exchange Agent to perform as specified in this Agreement and as specified in any agreement between Parent and/or the Company and the Exchange Agent.

(d) Any election made pursuant to this Section 3.01 will have been properly made only if the Exchange Agent will have actually received a properly completed Election Form during the Election Period. Any Election Form may be revoked or changed by the Person submitting it, by written notice received by the Exchange Agent during the Election Period. In the event an Election Form is revoked during the Election Period, the shares of Company Stock represented by such Election Form will be deemed to be No Election Shares, except to the extent a subsequent election is properly made during the Election Period. Any termination of this Agreement in accordance with Article IX shall result in the revocation of all Election Forms delivered to the Exchange Agent on or prior to the date of such termination. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent will have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters will be binding and conclusive. None of Parent, First Merger Sub, Second Merger Sub, the Company or the Exchange Agent will be under any obligation to notify any Person of any defect in an Election Form.

Section 3.02 Exchange of Certificates. (a) Exchange Agent. Prior to the Mailing Date, Parent shall designate a commercial bank or trust company reasonably acceptable to the Company to act as agent (the “Exchange Agent”) for the exchange of shares of Company Stock in accordance with this Article III. Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of shares of Company Stock (other than shares of Company Stock cancelled pursuant to Section 2.04(c), Company Restricted Stock Awards and Appraisal Shares), for exchange in accordance with this Article III at or prior to the Effective Time, (i) book-entry shares representing the aggregate Stock Consideration and any shares of Parent Common Stock included in the aggregate Alternative Consideration (excluding any portion of the aggregate Stock Consideration or Alternative Consideration deliverable in respect of shares of Company Stock owned directly or indirectly by Parent, First Merger Sub or Second Merger Sub and any part of the aggregate Stock Consideration in respect of which cash is to be paid in lieu of fractional shares pursuant to Section 3.02(e)), and (ii) cash in an amount sufficient to pay the aggregate Cash Consideration and the cash portion, if any, of the Alternative Consideration (excluding any Cash Consideration and the cash portion, if any, of the Alternative Consideration payable in respect of shares of Company Stock owned directly or indirectly by Parent, First Merger Sub or Second Merger Sub), plus any cash to be paid in lieu of any fractional shares pursuant to Section 3.02(e), and (iii) CVR Certificates representing the aggregate number of CVRs issuable pursuant to the CVR Agreement, in the case of each of clauses (i), (ii) and (iii), payable or deliverable pursuant to Section 2.04(a). In addition, Parent shall deposit, or cause to be deposited, with the Exchange Agent, as necessary from time to time at or after the Closing any dividends or distributions payable pursuant to Section 3.02(c). All shares of Parent Common Stock, cash (including any cash to be paid in lieu of any fractional shares pursuant to Section 3.02(e)) and CVR Certificates, together with any dividends or distributions with respect thereto pursuant to Section 3.02(c), deposited with or provided to the Exchange Agent by or on behalf of Parent, shall be referred to in this Agreement as the “Exchange Fund”. For avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Trustee unless and until such deposit is required pursuant to the terms of the CVR Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided that the Exchange Fund shall only be invested into Designated Investments. Any interest or other income from such investments shall be paid to and become income of Parent. Except as contemplated by Section 3.02(g), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.02(a).

(b) Exchange Procedures. (i) As promptly as practicable after the Effective Time, the parties shall cause the Exchange Agent to mail to each holder of record of shares of Company Stock as of the Effective Time who is entitled to receive the Merger Consideration pursuant to Section 2.04(a), as set forth on the Closing Capitalization Schedule if such holder of shares of Company Stock has not already returned a valid, duly completed Letter of Transmittal: (A) a Letter of Transmittal and (B) instructions for use in effecting the surrender of the Certificates or transfer of the Book-Entry Shares pursuant to such letter of transmittal.

(ii) Promptly following the later of (x) the Effective Time and (y) (A) delivery to the Exchange Agent of a letter of transmittal properly completed and validly executed in accordance with the instructions thereto and (B) with respect to holders of Certificates, surrender to the Exchange Agent of a Certificate for cancellation, in each case, together with such other documents as may be reasonably requested, the holder of such shares of Company Stock shall be entitled to receive in exchange therefor (I) cash in the amount equal to the Cash Consideration and, if applicable, the cash portion, if any, of the Alternative Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III (in each case, rounded to the nearest cent); (II) book-entry shares representing the Stock Consideration and, if applicable, any shares of Parent Common Stock included in the Alternative Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III; (III) if applicable, CVRs in the amount that such holder has the right to receive pursuant to Section 2.04(a) and this Article III (subject to and in accordance with the CVR Agreement); (IV) cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.02(e) (rounded to the nearest cent) and (V) any dividends or other distributions such holder is entitled to receive pursuant to Section 3.02(c); and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Stock which is not registered in the transfer records of the Company, (I) cash in the amount equal to the Cash Consideration and, if applicable, the cash portion, if any, of the Alternative Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III (in each case, rounded to the nearest cent); (II) book-entry shares representing the Stock Consideration and, if applicable, any shares of Parent Common Stock included in the Alternative Consideration that such holder has the right to receive pursuant to Section 2.04(a) and this Article III; (III), if applicable, CVRs in the amount that such holder has the right to receive pursuant to Section 2.04(a) and this Article III (subject to and in accordance with the CVR Agreement); (IV) cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.02(e) (rounded to the nearest cent) and (V) any dividends or other distributions such holder is entitled to receive pursuant to Section 3.02(c) may be issued to a transferee if the Certificate or Book-Entry Shares representing such shares of Company Stock are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 2.04(a) and this Section 3.02, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, in each case, without interest, the Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock the holder of such Certificate or Book-Entry Share is entitled to receive pursuant to Section 3.02(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.02(c).

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. No dividends or other distributions declared or paid with a record date after the Effective Time with respect to the Parent Common Stock (and no cash payment in lieu of fractional shares of Parent Common Stock pursuant to Section 3.02(e)) shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with Section 3.02(b). Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share in accordance with Section 3.02(b), there shall be paid to the record holder of shares of Parent Common Stock issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly), the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such shares of Parent Common Stock and the amount of any cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 3.02(e).

(d) No Further Rights in Company Stock. All Merger Consideration issued or paid upon surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.02(c) or Section 3.02(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificates or Book-Entry Shares.

(e) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued as Stock Consideration or Alternative Consideration, but in lieu thereof each holder of Company Stock otherwise entitled to a fractional share of Parent Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.02(e), a cash payment in lieu of such fractional share of Parent Common Stock in an amount equal to the amount of such fractional share (expressed as a decimal) multiplied by the Average Parent Stock Price. The parties hereto acknowledge that payment of such cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that would otherwise be caused by the issuance of fractional shares of Parent Common Stock. Such amounts payable to holders of shares of Company Stock shall be without interest, rounded down to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 3.02(i).

(f) Adjustments to Stock Consideration. The calculation of the Aggregate Stock Consideration and aggregate shares of Parent Common Stock, if any, payable as Alternative Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of Parent or the Company or of securities convertible into Parent Common Stock or Company Stock), recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Stock with a record date occurring on or after the date hereof and prior to the Effective Time; provided that nothing in this Section 3.02(f) shall be construed to permit the Company or Parent to take any of the foregoing actions with respect to Company Stock or Parent Common Stock, as applicable, to the extent otherwise prohibited by the terms of this Agreement, including Section 6.01 and Section 6.02.

(g) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of shares of Company Stock on the date that is 12 months after the Effective Time shall be delivered to Parent, upon demand, and any holders of shares of Company Stock who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.02(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.02(c).

(h) No Liability. None of the Exchange Agent, Parent, the Surviving Corporation or the Surviving Entity shall be liable to any holder of shares of Company Stock for any Merger Consideration from the Exchange Fund (or dividends or other distributions with respect to Parent Common Stock) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) Withholding Rights. Each of the Surviving Corporation, the Surviving Entity, the Exchange Agent, Parent, First Merger Sub and Second Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement or the CVR Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for purposes of this Agreement and the CVR Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, providing an indemnity agreement in customary form reasonably acceptable to Parent against any claim that may be made against Parent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Stock formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 3.02(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 3.02(c).

Section 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the shares of Company Stock formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 2.04(a), any cash in lieu of fractional shares of Parent Common Stock to which the holders of such Certificates or Book-Entry Shares are entitled pursuant to Section 3.02(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.02(c).

Section 3.04 Company Equity Awards. (a) Immediately prior to, and contingent on, the Effective Time, a number of options, shares of Company Stock or restricted stock units, as applicable, subject to each Service-Vesting Award that is unvested as of immediately prior to the Effective Time equal to the number of options, shares or units, as applicable, that would have vested on or prior to the third anniversary of the Effective Time if the applicable holder of such Service-Vesting Award satisfied all applicable service-based vesting criteria through such third anniversary shall vest, with such vesting applied to the options, shares or units, as applicable, that have the longest remaining vesting periods (i.e., in reverse chronological order, as illustrated in the examples set forth on Section 3.04(a) of the Company Disclosure Letter). Any Service-Vesting Award (or portion thereof) that remains unvested following the application of the accelerated vesting provided for in this Section 3.04(a), shall be referred to as a “Rollover Service-Based Award”.

(b) Immediately prior to, and contingent on, the Effective Time, a number of options, shares of Company Stock or restricted stock units, as applicable, subject to each Performance-Vesting Award that is unvested as of immediately prior to the Effective Time equal to the number of options, shares or units, as applicable, (rounded up to the nearest whole option, share or unit, as applicable) that would have vested based on achievement of the performance-based vesting criteria applicable to such Performance-Vesting Award shall vest as set forth on Section 3.04(b)(i) of the Company Disclosure Letter. Any Performance-Vesting Award (or portion thereof) that remains unvested following the application of the vesting described in this Section 3.04(b), shall be referred to as a “Rollover Performance-Based Award” and, together with the Rollover Service-Based Awards, the “Rollover Awards”. For purposes of this Agreement, the term “Cash-Out Award” shall mean any Company Equity Award (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time (including, for the avoidance of doubt, any such Company Equity Award (or portion thereof) that (x) vests as a result of the application of Sections 3.04(a) or (b), or (y) vested in the ordinary course prior to the application of Sections 3.04(a) and (b) or on an accelerated basis in connection with (and on or prior to) the Effective Time (a “Single-Trigger Award”)). Section 3.04(b)(ii) of the Company Disclosure Letter sets forth, to the Company’s knowledge, all Single-Trigger Awards.

(c) On the Mailing Date, Parent will cause to be provided to each holder of Company Equity Awards an election form in such form consistent with the terms of this Agreement as Parent shall specify (which such form shall be reasonably acceptable to the Company) (the “Equity Election Form”). The Equity Election Form shall state the procedures for electing among the options for the treatment of Rollover Awards and Cash-Out Awards described herein and shall specify the number of shares of Parent Common Stock and/or amount of cash that comprise the Alternative Consideration as determined by Parent. Each Equity Election Form will permit each holder of Company Equity Awards to specify: (i) which Cash-Out Awards such holder elects to treat as “CVR Cash-Out Awards”; (ii) which Cash-Out Awards such holder elects to treat as “Alternative Cash-Out Awards”; (iii) which Rollover Awards such holder elects to treat as “CVR Rollover Awards”; (iv) which Rollover Awards such holder elects to treat as “Alternative Rollover Awards”; and/or (v) that such holder makes no election with respect to some or all of such holder’s Company Equity Awards (any Company Equity Awards described in this clause (v) and any other Company Equity Awards for which Parent does not receive a properly completed Equity Election Form during the Election Period, the “No Election Awards”). The treatment of each of the CVR Cash-Out Awards, Alternative Cash-Out Awards, CVR Rollover Awards and Alternative Rollover Awards is described below. Any No Election Award shall be treated for all purposes, except as set forth below, as a CVR Cash-Out Award or a CVR Rollover Award, as applicable. Notwithstanding anything else in this Agreement or any Election Form to the contrary, any Company Stock Option that is a Rollover Award and that has an exercise price that is greater than or equal to the sum of (x) the Cash Consideration and (y) an amount equal to the product of (I) the Stock Consideration and (II) the Average Parent Stock Price shall be treated as an Alternative Rollover Award. Section 3.01(d) shall apply to the Equity Election Forms mutatis mutandis.

(d) Immediately prior to, and contingent on, the Effective Time, each Company Stock Option (or portion thereof) that is a Rollover Award shall be canceled in exchange for the right to receive (i) in the case of a CVR Rollover Award only, a number of fully vested CVRs equal to the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation and (ii) an option to acquire a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation, and (B) the applicable Equity Award Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Class A Common Stock of such Rollover Award immediately prior to such cancelation by (y) the Equity Award Ratio (such options, “Parent Stock Options”); provided that the exercise price and the number of shares of Parent Common Stock purchasable pursuant to such Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and Section 422 of the Code (to the extent applicable); provided further, that the parties intend that the actions provided for in the foregoing with respect to CVR Rollover Awards shall be implemented by means of a deemed partial exercise of the Company Stock Option in exchange for Company Restricted Stock Awards covering a number of shares with an aggregate value equal to the aggregate value of the CVRs to be received in exchange for such Rollover Award, with such Company Restricted Stock Awards immediately thereafter canceled in exchange for the fully vested CVRs provided for above in accordance with the election of the holder of such CVR Rollover Awards (and, for clarity, the remainder of the Company Stock Option converted into the Parent Stock Option provided for above in a manner consistent with the requirements of Section 409A of the Code and Section 422 of the Code (to the extent applicable)).

(e) For purposes of this Agreement, the “Equity Award Ratio” shall mean:

(i) in the case of a CVR Rollover Award, a fraction (A) the numerator of which is the sum of (x) the Cash Consideration and (y) an amount equal to the product of (I) the Stock Consideration and (II) the Average Parent Stock Price and (B) the denominator of which is the Average Parent Stock Price

(ii) in the case of an Alternative Rollover Award, a fraction (A) the numerator of which is the sum of (x) the cash portion of the Cash & Stock Consideration (which includes the cash portion of the Alternative Consideration (if any)) and (y) an amount equal to the product of (I) the stock portion of the Cash & Stock Consideration (which includes the stock portion of the Alternative Consideration (if any)) and (II) the Average Parent Stock Price and (B) the denominator of which is the Average Parent Stock Price.

(f) Immediately prior to, and contingent upon, the Effective Time, each Company Restricted Stock Award (or portion thereof) that is a Rollover Award shall be canceled in exchange for the right to receive (i) in the case of a CVR Rollover Award only, a number of fully vested CVRs equal to the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation and (ii) a number of restricted shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation and (B) the applicable Equity Award Ratio (such restricted shares, “Parent Restricted Stock”).

(g) Immediately prior to, and contingent upon, the Effective Time, each Company RSU Award (or portion thereof) that is a Rollover Award shall be canceled in exchange for the right to receive (i) in the case of a CVR Rollover Award only, a number of fully vested CVRs equal to the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation and (ii) a restricted stock unit with respect to a number of shares of Parent Common Stock equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Company Class A Common Stock subject to such Rollover Award immediately prior to such cancelation, and (B) the applicable Equity Award Ratio (such restricted stock units, collectively with the Parent Stock Options and Parent Restricted Stock, the “Parent Awards”).

(h) Except as specifically provided in this Section 3.04, following the Effective Time, each Parent Award shall continue to be governed by the terms and conditions that applied to the applicable Rollover Award immediately prior to the applicable cancelation, including, for the avoidance of doubt, any service-based and performance-based vesting criteria that are not satisfied or deemed satisfied prior to the Effective Time (including pursuant to

Sections 3.04(a) and (b)). Notwithstanding the foregoing, solely to the extent set forth on Section 3.04(b) of the Company Disclosure Letter, Parent Awards in respect of Rollover Awards that are Performance-Vesting Awards shall no longer be subject to any performance-vesting criteria following the Effective Time.

(i) Immediately prior to, and contingent on, the Effective Time, each Cash-Out Award shall be canceled and converted into the right to receive for each share of Company Stock subject to such Cash-Out Award as of immediately prior to such cancelation, in full satisfaction of the rights of the applicable holder with respect thereto, (i) in the case of a CVR Cash-Out Award, the CVR Consideration or (ii) in the case of an Alternative Cash-Out Award, the Cash & Stock Consideration, in each case, less (A) in the case of any Cash-Out Award that is a Company Stock Option, the applicable exercise price for such share and (B) in the case of all Company Equity Awards, any required withholding Taxes ((A) and (B) together, the “Cash-Out Deductions”, and the net consideration payable hereunder in respect of a Cash-Out Award, the “Cash-Out Award Consideration”). Any Cash-Out Deductions shall be satisfied by reducing the cash portion of the applicable consideration by the amount of such Cash-Out Deductions, but not below zero. In the event such cash portion has a value that is less than such Cash-Out Deductions, such cash portion shall be reduced to zero and in addition Parent shall retain a portion of the stock portion of the applicable consideration that has a value equal to the amount by which the Cash-Out Deductions exceed such cash portion. The Cash-Out Award Consideration shall be paid as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days thereafter) through Parent’s, the Surviving Entity’s or the applicable Subsidiary of the Surviving Entity’s payroll. Notwithstanding the foregoing, to the extent that any Cash-Out Award Consideration relates to a Company RSU Award that is nonqualified deferred compensation subject to Section 409A of the Code, Parent, the Surviving Entity or the applicable Subsidiary shall pay such amounts at the earliest time, as applicable, that will not trigger a Tax or penalty under Section 409A of the Code, but no later than five (5) Business Days after such time.

(j) Notwithstanding the foregoing, in the event any Cash-Out Award Consideration would result in the payment of a fractional share of Parent Common Stock, all such fractional shares a holder of Company Equity Awards in respect of Company Equity Awards would be entitled to shall be aggregated and paid in (i) a number of shares of Parent Common Stock equal to such aggregated number rounded down to the nearest whole share and (ii) an amount in cash equal to the product of (A) such aggregated number minus the number of whole shares determined in clause (i) and (B) the Average Parent Stock Price.

(k) No later than the Effective Time, Parent shall, if registration of the shares of Parent Common Stock issuable under the Company Stock Plan or other Plan is required under the Securities Act and such registration is not covered by any Form S-4 filed in connection with the Transactions, file with the SEC a registration statement on Form S-8, as the case may be (or any successor form), or another appropriate form with respect to such Parent Common Stock and shall use commercially reasonable efforts to have such registration statement declared effective no later than the Effective Time.

(l) At or prior to the Effective Time, the Company, the Company Board or a committee of the Company Board, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.04.

(m) Notwithstanding anything in this Agreement to the contrary, any Taxes required to be withheld in connection with CVRs issued in respect of any Company Equity Award pursuant to this Section 3.04 (other than in respect of any Cash-Out Awards, which are covered solely by Section 3.04(i)) shall be satisfied by reducing the cash portion of the applicable consideration that would otherwise be received by the holder of the applicable Company Equity Award by the amount of such required Tax withholding, but not below zero and, in the event such cash portion has a value that is less than such required Tax withholding, such cash portion shall be reduced to zero and in addition Parent shall retain a portion of the stock portion of the applicable consideration that would otherwise be received by the holder of the applicable Company Equity Award that has a value equal to the amount by which the required Tax withholding exceeds such cash portion. In the event the cash and stock portion has a value that is less than such required Tax withholding, the Company shall determine an alternative means of satisfying such Tax withholding that is reasonably acceptable to Parent.

Section 3.05 Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and that are held by any holder who has not voted in favor of the Mergers or consented thereto in writing, has not waived appraisal rights in connection with the Mergers, and properly demands appraisal of such shares pursuant to, and in accordance with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.04(a), but instead shall be entitled to only those rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine such holder is not entitled to the relief provided by Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall thereupon be treated as if they were No Election Shares and shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the CVR Consideration as provided in Section 2.04(a) upon the surrender of such shares in the manner provided in Section 3.02.

(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Stock, any attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to be paid the “fair value” of the Appraisal Shares, as provided in Section 262 of the DGCL, and Parent shall have the right to participate in and direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 3.06 Closing Capitalization Schedule. (a) No less than five Business Days prior to the Closing, the Company shall deliver to Parent and the Exchange Agent a schedule (the “Closing Capitalization Schedule”), setting forth, as of the Effective Time:

(i) a list, substantially in the form of Section 3.06 of the Company Disclosure Letter, of all holders of Company Stock and Company Equity Awards and each such holder’s address and:

(A) the number of shares of each class or series of Company Stock held by such holder immediately prior to the Closing Date, indicating whether any such shares are Company Restricted Stock Awards (and if so, whether or not such Company Restricted Stock Awards are subject to any performance-based vesting conditions and, if so, the target number of shares of Company Stock that may be issued under such award) and with respect to any shares of Company Class B Common Stock or Company Preferred Stock of any series, (I) the conversion rate to Company Class A Common Stock applicable thereto, (II) the liquidation preference applicable thereto and (III) the amount of any accrued but unpaid dividends applicable thereto;

(B) the number of Company RSU Awards held by such holder immediately prior to the Closing Date, indicating whether or not such Company RSU Awards are subject to any performance-based vesting conditions and, if so, the target number of shares of Company Stock that may be issued under such award; and

(C) the number of all Company Stock Options held by such holder immediately prior to the Closing Date, indicating (I) whether such Company Stock Options are vested or unvested, (II) the number of shares of Company Stock issuable upon exercise of such Company Stock Options, as applicable, (III) the exercise price with respect to each Company Stock Option and (iV) whether or not such Company Stock Options are subject to any performance-based vesting conditions and, if so, the target number of shares of Company Stock that may be issued under such award; and

(ii) (A) the calculation of the Company Fully Diluted Share Count and Cash Consideration and Stock Consideration payable in respect of a share of each class or series of Company Stock, (B) the aggregate Merger Consideration to be paid to Company stockholders pursuant to Section 2.04(a) and (C) the aggregate consideration to be paid in respect of Company Equity Awards pursuant to Section 3.04, in each case calculated in accordance with this Agreement, the Company’s certificate of incorporation, and any applicable Plan (including the Company Stock Plan and any other Plans governing the terms of any Company Stock Options, Company Restricted Stock Awards or Company RSU Awards) and accompanied with detailed calculations to arrive at the amounts set forth in the Closing Capitalization Schedule.

(b) The Company shall (i) take all necessary actions to freeze all exercises of Company Stock Options as of immediately prior to delivery of the Closing Capitalization Schedule, and (ii) promptly, but in no event later than the Closing Date, provide Parent and the Exchange Agent an updated Closing Capitalization Schedule reflecting any forfeiture, vesting or settlement (as applicable) of Company Restricted Stock Awards, Company RSU Awards and Company Stock Options that occur between the delivery of the Closing Capitalization Schedule and the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent, First Merger Sub and Second Merger Sub to enter into this Agreement, except (i) as disclosed in the Company Registration Statement (including exhibits) filed by the Company and publicly available prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, in each case other than statements of historical fact) or (ii) as set forth in the Company Disclosure Letter (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), the Company hereby represents and warrants to Parent, First Merger Sub and Second Merger Sub that:

Section 4.01 Organization and Qualification; Subsidiaries. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and carry on its business as it is now being conducted. The Company has made available to Parent, prior to the execution of this Agreement, a true and complete copy of the Company’s certificate of incorporation and bylaws, as amended to the date of this Agreement, which are in full force and effect.

(b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(c) Section 4.01(b) of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of each Subsidiary of the Company, the jurisdiction of incorporation or formation of each such Subsidiary and the ownership interest of the Company and any third parties in each such Subsidiary.

(d) The Company has made available to Parent, prior to the execution of this Agreement, a true and complete copy of the organizational documents of each of its Subsidiaries, in each case, as amended to the date of this Agreement. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company’s Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.02 Capitalization. (a) The authorized capital stock of the Company consists of (i) 898,203,200 shares of Company Common Stock and (ii) 534,145,027 shares of Company Preferred Stock. As of the date hereof, (i) 120,746,694 shares of Company Class A Common Stock were issued and outstanding, including 592,442 shares subject to Company Restricted Stock Awards (with zero (0) additional shares of Company Class A Common Stock issued and held in the treasury of the Company and 6,804,539 shares of Company Class A Common Stock reserved for future issuance pursuant to the Company Stock Plan); (ii) 24,989,397 shares of Company Class B Common Stock, which are convertible into 26,179,367 shares of Company Class A Common Stock, were issued and outstanding, none of which are subject to Company Restricted Stock Awards (with an additional zero (0) shares of Company Class B Common Stock issued and held in the treasury of the Company and zero (0) shares of Company Class B Common Stock reserved for future issuance pursuant to the Company Stock Plan); (iii) 85,000,000 shares of Company Series A Preferred Stock, which are convertible into 85,000,000 shares of Company Class A Common Stock, were issued and outstanding; (iv) 309,256,591 shares of Company Series B Preferred Stock, which are convertible into 309,256,591 shares of Company Class A Common Stock, were issued and outstanding; (v) 63,144,600 shares of Company Series C Preferred Stock, which are convertible into 63,144,600 shares of Company Class A Common Stock, were issued and outstanding; and (vi) 76,743,836 shares of Company Series D Preferred Stock, which are convertible into 76,743,836 shares of Company Class A Common Stock, were issued and outstanding, in each case duly authorized and validly issued, fully paid and non-assessable. As of the date hereof, 96,320,592 shares of Company Class A Common Stock are subject to outstanding Company Stock Options, and 30,343,670 shares of Company Class A Common Stock are subject to outstanding Company RSU Awards. With respect to Company Equity Awards, the foregoing assumes 100% achievement of all applicable performance criteria. Except as set forth in this Section 4.02 or as set forth in Section 4.02(a) of the Company Disclosure Letter, there are no authorized, issued, reserved for issuance or outstanding (i) shares of capital stock, voting securities or other equity interests of the Company; (ii) options, calls, warrants, convertible debt, other convertible or exchangeable instruments or rights, agreements, arrangements or commitments of any character made or issued by the Company or any of its Subsidiaries obligating the Company or any of its Subsidiaries to issue, deliver or sell any shares of capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries; or

(iii) “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or any other similar interests issued by the Company or any of its Subsidiaries, or rights to acquire such interests from the Company or any Subsidiary. All shares of Company Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, and each outstanding share of Company Stock has been and is, (i) duly authorized, validly issued, fully paid and non-assessable; and (ii) not subject to or issued in violation of any preemptive rights purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right created by applicable Law, the organizational documents of the Company or any agreement to which the Company is a party or otherwise bound.

(b) There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of the Company or any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person. All Company Stock Options, Company Restricted Stock Awards and Company RSU Awards are evidenced by award agreements, in each case, in substantially the forms made available to Parent by the Company, and no award agreement contains terms that are materially inconsistent with the applicable forms. There are no declared or accrued unpaid dividends with respect to any Company Stock.

(c) Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is duly authorized, validly issued, fully paid and non-assessable; each such share or interest is owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests (in each case, other than any Encumbrance or restriction arising under applicable securities Laws); and each such share or interest was not issued in violation, in any material respect, of any preemptive rights, purchase option, call option, right of first refusal, anti-dilutive right, subscription right or any similar right under applicable Law, the organizational documents of any applicable Subsidiary or any agreement to which the Company or any Subsidiary is a party or otherwise bound. Except for the capital stock of, or other equity interest in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or similar interest in, any corporation, partnership, joint venture, association or other entity.

(d) As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

(e) Except as provided in the Investor Agreements, the Selling Investor Support Agreement and the Support Agreements, none of the Company or any of its Subsidiaries is party to any stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings with respect to the voting or transfer, or requiring registration, of the Company Common Stock or the Company Preferred Stock or other voting or equity interests in the Company or any of its Subsidiaries. The Company has made available to Parent a true and complete copy of the Investor Agreements (including any amendments thereto).

(f) Section 4.02(f) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of each registered holder of Company Stock, showing the number of shares of each class or series of such capital stock held by each such holder.

(g) The Closing Capitalization Schedule will, as of the Closing Date, be true and complete in all respects and the amounts set forth therein will be calculated pursuant to and in accordance with this Agreement, the Company’s certificate of incorporation and any applicable Plan (including the Company Stock Plan and any other Plans governing the terms of any Company Equity Awards). As of the Closing, (i) the number of shares of Company Stock set forth in the Closing Capitalization Schedule as being owned by a Person, or subject to Company Equity Awards owned by such Person, will constitute the entire interest of such Person in the issued and outstanding capital stock of, or any other equity or ownership interests in, the Company, and record ownership of such shares of Company Stock set forth in the Closing Capitalization Schedule is held by such Person and (ii) no Person not disclosed in the Closing Capitalization Schedule will be the record owner of, or have a right to acquire from the Company any shares of capital stock of, or any other equity or ownership interests in, the Company or options in respect of the foregoing.

Section 4.03 Authority Relative to This Agreement; Vote Required. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to, with respect to the Mergers, obtaining the Company Stockholder Approvals and filing the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the DLLCA, as applicable, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Mergers, obtaining the Company Stockholder Approvals and filing the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the DLLCA, as applicable). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, First Merger Sub and Second Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) The Company Board, by resolutions duly adopted by the Company Board (by the unanimous vote of all directors, including both Preferred Directors (as defined in the Company’s certificate of incorporation), present) at a meeting duly called and held on the date hereof and not subsequently rescinded, modified or withdrawn in any way prior to the date of this Agreement, has (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) adopted the Drag-Along Resolutions; (iv) resolved to recommend that the stockholders of the Company adopt this Agreement and (v) directed that this Agreement be submitted to the stockholders of the Company for adoption, which resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

(c) The only votes of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve the Transactions are the Company Stockholder Approvals. The Selling Investors collectively hold a sufficient number of shares of Company Common Stock and Company Preferred Stock to deliver the Company Stockholder Approvals without further stockholder support.

(d) The Voting Agreement is in full force and effect and has not been amended in any manner. To the knowledge of the Company, there is no contract or other agreement in effect that would prevent or disable the effectiveness of the Drag-Along or restrict the exercise or effectiveness of the Drag-Along, in each case, with respect to the Transactions.

(e) (i) The distribution of Merger Consideration to the stockholders of the Company pursuant to Article II and Article III will satisfy the requirements of Section 2.1 and Section 2.2 of Part B Article Fourth and Section 7 of Part A Article Fourth of the Company’s certificate of incorporation and (ii) the Mergers will constitute a Deemed Liquidation Event (as defined in the Company’s certificate of incorporation).

Section 4.04 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Transactions, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of (A) the Company or (B) any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.04(b) have been obtained or taken and all filings and obligations described in Section 4.04(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any contract, Company Permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective assets or properties is bound, except, with respect to clauses (i)(B), (ii) and (iii) of this Section 4.04(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) applicable requirements of the Securities Act (including in connection with the Registration Statement) or any Blue Sky Laws, (ii) the pre-merger notification requirements of the HSR Act, the requirements of any other Antitrust Laws and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL or the DLLCA, as applicable, or (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.05 Permits; Compliance. (a) Since January 1, 2018, the Company and its Subsidiaries have operated and conducted their businesses in compliance with all Laws of any Governmental Authority applicable to their respective businesses or operations, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since January 1, 2018, neither the Company nor any of the Subsidiaries has received any written notice alleging, or been charged by a Governmental Authority with, any violation of any Laws, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and each of its Subsidiaries has obtained and holds all Company Permits and all such Company Permits are valid and in full force and effect, except where the failure to hold the same or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. In addition, (i) the Company and each of its Subsidiaries have not been in default under, or violation of, any such Company Permit, (ii) no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, and (iii) the Company has taken all measures reasonably necessary (including by making all applications or filings required by applicable Law or the applicable Governmental Authority) to extend any Company Permit to prevent the expiration thereof, except, with respect to clauses (i), (ii) and (iii) of this Section 4.05(b), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Company Registration Statement; Financial Statements; Undisclosed Material Liabilities. (a) The Company has made available to Parent true and complete copies of all written correspondence with the SEC related to the Company Registration Statement. The Company Registration Statement, at the time it was filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act and the rules and regulations promulgated thereunder, and did not, at the time it was filed and, if amended, as of the date of such amendment, contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company Registration Statement (collectively, the “Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c) The Company and its Subsidiaries maintain a system of internal controls over financial reporting that are effective to ensure (i) the reliability of financial reporting, including policies and procedures that mandate the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (iii) that transactions are executed only in accordance with the authorization of management and (iv) the prevention or timely detection of the unauthorized acquisition, use or disposition of assets.

(d) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2019, included in the Financial Statements, (ii) incurred after December 31, 2019 in the ordinary course of business, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach by the Company of this Agreement shall not be deemed a liability “incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement”) or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) Since January 1, 2018, none of the Company, the Company’s independent accountants, the Company Board or its audit committee has received any written, or to the knowledge of the Company, oral notification of any (i) “significant deficiency” in the internal controls over financial reporting of the Company; (ii) “material weakness” in the internal controls over financial reporting of the Company; or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal controls over financial reporting of the Company. Since January 1, 2018, there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or the Company Board or any committee thereof. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the Statement of Auditing Standard FAS 115 - Communicating Internal Control Related Matters Identified in an Audit, as in effect on the date hereof.

(f) Since January 1, 2018, (i) neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, or unlawful accounting or auditing matters with respect to the Company or any of its Subsidiaries, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to the General Counsel or Chief Executive Officer of the Company, except as, in each of (i) and (ii), has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07 Absence of Certain Changes or Events. Since December 31, 2019, there has not been any Company Material Adverse Effect. From June 30, 2020 to the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and (b) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b) (with the exception of those set forth in clauses (i), (ii), (iv), (viii), (xii), (xiv), (xv), (xix), (xx) and (xxii) (to the extent related to the foregoing)), except where such action has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Absence of Litigation. Except as set forth on Section 4.08 of the Company Disclosure Letter, there is no Action pending or, to the knowledge of the Company, threatened (i) against or involving the Company, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with the Company) that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect, or (ii) that seeks to restrain or enjoin the consummation of the Transactions. There is not any Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of the Company, investigation by any Governmental Authority involving, the Company, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect the Company or any of its Subsidiaries) that, individually or in the aggregate, has or would reasonably be expected to have a Company Material Adverse Effect. There is no material Action pending by the Company or any of its Subsidiaries, or which the Company or any of its Subsidiaries intends to initiate, against any other Person.

Section 4.09 Employee Benefit Plans. (a) Section 4.09(a) of the Company Disclosure Letter lists each material Plan as of the date hereof. To the extent applicable, with respect to each material Plan, true and correct copies of the following have been delivered or made available to Parent by the Company: (i) all Plan documents (including all amendments and attachments thereto), or written summaries of any such Plan not in writing; (ii) all related trust documents, insurance contracts or other funding arrangements and the most recent actuarial report; (iii) the most recent annual report (Form 5500) filed with the IRS or comparable report filed with any other applicable Governmental Authority; (iv) the most recent determination, opinion or advisory letter from the IRS or other applicable Governmental Authority; and (v) the most recent summary plan description and any summary of material modification thereto.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the terms of each Plan comply with applicable Law and each Plan has been operated and funded in accordance with its terms and applicable Law and (ii) the Company and its Subsidiaries are in compliance with all Laws relating to the Plans. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course), and, to the knowledge of the Company, there are not any facts that would be reasonably expected to give rise to any such Action.

(c) Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status and, to the knowledge of the Company, there are no facts or circumstances that could reasonably be expected to adversely affect such qualification.

(d) Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur any liability (actual or contingent) under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

(e) Except as provided in this Agreement or as set forth on Section 4.09(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the Transactions will (either alone or in connection with any other event, including a termination of employment or service of any current or former Service Provider in connection with the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any of its Subsidiaries; and (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable pursuant to, any of the Plans to any current or former Service Provider. No payment or benefit that will or may be made by the Company or its Subsidiaries to any of their respective current or former Service Providers is reasonably expected to, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(f) Neither the Company nor any of its Subsidiaries has any obligation to provide health or other welfare benefits to any current or former Service Provider following any termination of employment under any Plan (other than continuation coverage required under Section 4980(B)(f) of the Code or other applicable Law or for which the Service Provider bears the full cost).

(g) No current or former Service Provider is entitled to any gross-up, make-whole or reimbursement payment from the Company or any of its Subsidiaries in respect of any Tax imposed on such Service Provider.

(h) Neither the Company nor any of its Subsidiaries has (i) applied for or received any loan under the Paycheck Protection Program under the CARES Act or (ii) deferred any Taxes under Section 2302 of the CARES Act or claimed any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the FFCRA or I.R.S. Notice 2020-65.

(i) With respect to each Non-U.S. Benefit Plan, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i) all contributions to each Non-U.S. Benefit Plan required to be made by the Company or its Subsidiaries by Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any mandatory provident fund schemes have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction applied to such matter;

(ii) each Non-U.S. Benefit Plan required to be registered has been so registered and has been maintained in good standing with applicable Governmental Authorities; and

(iii) each Non-U.S. Benefit Plan is in compliance with any funding requirements mandated by applicable Law.

Section 4.10 Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar contract applicable to any current or former Service Provider. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) from January 1, 2018 through the date of this Agreement, there have not been any strikes or other labor disputes or work stoppages or organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any current or former Service Provider, (ii) there are no strikes or other labor disputes or work stoppages or campaigns, petitions or other activities ongoing or, to the knowledge of the Company, threatened, and (iii) neither the Company nor any of its Subsidiaries is the subject of any proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any applicable Law.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries are currently in compliance with all applicable Laws related to the engagement of service providers, employment practices and labor relations, including those related to wages, hours, classification, immigration, health, safety and collective bargaining. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no current or former individual independent contractor that provides personal services to the Company or its Subsidiaries (other than any current or former director) is entitled to any fringe or other benefits (other than cash consulting fees or other consulting payments) pursuant to any Plan.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Action by or before any Governmental Authority with respect to the Company or any of its Subsidiaries in relation to the employment or alleged employment of any individual is ongoing or, to the knowledge of the Company, pending or threatened.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 4.10(d) of the Company Disclosure Letter, since January 1, 2018, the Company and its Subsidiaries have not been subject to any Actions alleging sexual harassment, sexual misconduct, bullying or unlawful discrimination committed by any director, officer or other managerial employee of the Company or any of its Subsidiaries related to his or her directorship or employment with the Company or any of its Subsidiaries.

Section 4.11 Real Property; Title to Assets. (a) Neither the Company nor any of its Subsidiaries owns any real property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, each other party thereto and is full force and effect, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as tenants thereunder are current and all obligations required to be performed or complied with by the Company or any of its Subsidiaries thereunder have been performed, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or, if applicable, its Subsidiaries or, to the knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, (iv) the Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Encumbrances, except Permitted Encumbrances, (v) neither the Company nor any of its Subsidiaries has received any written notice from any landlord under any Real Property Lease that such landlord intends to terminate such Real Property Lease and (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending and, to the knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases. The Company and its Subsidiaries have not subleased or licensed any portion of any real property that is leased pursuant to any Real Property Lease to any Person.

(c) The Company or one of its Subsidiaries, as the case may be, has valid title to, or valid leasehold or comparable contractual rights in or relating to, all material personal property owned or leased by it, free and clear of all Encumbrances, except Permitted Encumbrances.

Section 4.12 Intellectual Property. (a) Section 4.12(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all (i) Registered Company IP, indicating for each such item, as applicable, the owner, the application, publication or registration number, and date and jurisdiction of filing or issuance; and (ii) material Software included in the Company Owned IP.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Registered Company IP is subsisting and, to the knowledge of the Company, valid and enforceable. The Company and its Subsidiaries possess all rights, title and interests in and to the Company Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, the Registered Company IP owned by the Company is currently in compliance with any and all formal legal requirements necessary to record, perfect and maintain the Company or any of its Subsidiaries’ interest therein and the chain of title thereof, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and to the knowledge of the Company, since January 1, 2018, the operation of the Company’s business has not infringed, misappropriated or otherwise violated (including with respect to the development, clinical testing, manufacture, distribution, marketing, use or sale by the Company or any of its Subsidiaries of their respective products or of their respective Intellectual Property) the Intellectual Property of any third party (other than such rights determined and documented in writing by Company counsel and/or outside counsel to be invalid, not infringed or unenforceable) and to the knowledge of the Company, no other Person has infringed, diluted, misappropriated or otherwise violated, or is infringing, diluting, misappropriating or otherwise violating the Company IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 4.12(c) of the Company Disclosure Letter, there are currently no pending Actions or Actions threatened in writing regarding: (i) the licensing or use by the Company or any of its Subsidiaries of any other Person’s Intellectual Property; (ii) any actual or potential infringement, dilution, misappropriation, or other violation by any other Person of the Company IP; (iii) any actual or potential infringement, dilution, misappropriation, or other violation of any other Person’s Intellectual Property by the Company or any of its Subsidiaries; or (iv) the ownership, validity, registrability, enforceability or use of any Company IP, and to the knowledge of the Company (and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect), no valid basis exists for any Action in connection with any of the foregoing items (i) through (iv) of this Section 4.12(c).

(d) The Company Owned IP constitutes all of the material Intellectual Property owned by the Company and its Subsidiaries that is used, held for use or planned for use in the operation or conduct of the Company’s business as currently conducted; and the Company IP constitutes all of the Intellectual Property that is used, held for use or planned for use in the conduct of the Company’s business in the manner in which it is currently being conducted, except where failure to own or otherwise possess rights to any such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, except as set forth in Section 4.12(d) of the Company Disclosure Letter, the consummation of this Agreement and compliance by the Company and its Subsidiaries with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) in or upon, any Company IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, after the Effective Time, Parent will own all right, title and interest in and to or otherwise have valid rights and licenses to use all Company IP.

(e) To the knowledge of the Company, each of the Company and its Subsidiaries have used commercially reasonable efforts to maintain, preserve and protect the secrecy and confidentiality of their Trade Secrets and other confidential information and prevent the misuse or misappropriation of the Trade Secrets and other confidential information included in the Company IP, including through the development of policies for the protection of Intellectual Property, except any failure to maintain, preserve or protect that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, each current and former employee, consultant or independent contractor of the Company who has had access to Trade Secrets or confidential information included in the Company IP has entered into a written agreement with the Company that requires such employee, consultant or contractor to protect the secrecy and confidentiality of such Trade Secrets and information, except any failure to enter into such agreements would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure or use of any of the Company’s Trade Secrets or other confidential information, except any misappropriation or unauthorized disclosure would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no current or former director, officer, employee, contractor or consultant of the Company or its Subsidiaries owns any rights in or to any Company Owned IP. To the knowledge of the Company, all current and former directors, officers, employees, contractors and consultants of the Company and its Subsidiaries who contributed to the business or to the discovery, creation or development of any Company Owned IP did so (i) within the scope of his or her employment such that it constituted a work made for hire and all Company Owned IP arising therefrom became the exclusive property of the Company or any of its Subsidiaries or (ii) pursuant to an executed, enforceable, valid written agreement, assigned all of his or her rights in Company Owned IP to the Company or any of its Subsidiaries, except any failure to assign would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No current or former directors, officers, employees, contractors or consultants of the Company or any of its Subsidiaries has made a written claim, or threatened in writing to make any claim, of ownership or right, in whole or in part, to any Company Owned IP or asserted in an Action against the Company or any of its Subsidiaries such claim of ownership or right.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the IT Assets operate and perform as required to permit the operation of the Company’s business as currently conducted. To the knowledge of the Company, since January 1, 2018, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) there has been no actual or threatened security breach or unauthorized access to or use of any of the IT Assets and (ii) the IT Assets do not contain any material viruses, worms, trojan horses, bugs, or faults, and have not experienced breakdowns, errors, contaminants, or continued substandard performance that has caused or reasonably could be expected to cause any material disruption or interruption in or to the use of any such IT Assets or to the business of the Company. The Company and its Subsidiaries have implemented reasonable backup, security and disaster recovery technology reasonably consistent with industry practices and are in compliance in all material respects with applicable Privacy and Data Security Requirements for the IT Assets used in the business.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Public Software included in the Company IP that is subject to any open source, public source, freeware or other third party license agreement that: (i) requires the Company or its Subsidiaries to license, disclose or distribute any proprietary source code, IT Asset or Company IP to licensees or any other Person, (ii) prohibits or limits the receipt of consideration in connection with licensing, sublicensing or distributing any Software included in the Company Owned IP, (iii) except as specifically permitted by Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Software included in the Company Owned IP, (iv) requires the licensing of any Software included in the Company Owned IP to any other Person for the purpose of making derivative works or (v) otherwise materially limits the Company’s or its Subsidiaries’ right to require royalty payments for the use or restrict further distribution of such Software. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all of the terms and conditions of any licenses applicable to any Public Software used by the Company and its Subsidiaries in the operation of the business as currently conducted.

(i) All Company proprietary Software has been created, and the associated source code written, only by individuals, who, at the time they created and developed such Software, were Company employees, contractors or consultants of the Company or any of its Subsidiaries. To the knowledge of the Company, the Company and its Subsidiaries have not disclosed, delivered or licensed to any Person, or obligated themselves to disclose, deliver or license to any Person, any Software source code included in Company Owned IP other than to a current or former employee, contractor or consultant who has executed, enforceable, valid written confidentiality obligations to the Company or any of its Subsidiaries restricting the use and disclosure of such source code. To the knowledge of the Company, there has been no unauthorized use, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code owned by the Company and its Subsidiaries.

(j) Schedule 4.12(j) of the Company Disclosure Letter lists, as of the date hereof, all agreements pursuant to which a university, or other educational institution, research institution or agency, Governmental Authority, or other organization (each, an “R&D Sponsor”) has sponsored research or development conducted in connection with the businesses of the Company and its Subsidiaries. Except as set forth in Schedule 4.12(j) of the Company Disclosure Letter, no R&D Sponsor has any claim of right or license to, ownership of, or other Encumbrance (other than a Permitted Encumbrance) on, any Company IP.

(k) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since January 1, 2018, the Processing of any Personal Data by the Company and its Subsidiaries has not violated, and does not violate, any applicable Privacy and Data Security Requirements. Without limiting the foregoing the Company and its Subsidiaries have ensured that all appropriate consents required by applicable Privacy and Data Security Requirements have been obtained from data subjects or other Persons whose Personal Data is Processed thereby, except where such failure to obtain a consent would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have further obtained all rights and licenses necessary to Process Personal Data in the manner it is now Processed thereby or by any Person on its behalf. There is no Action pending, asserted in writing or threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Privacy and Data Security Requirement or any Person’s right of privacy or publicity, and, to the knowledge of the Company, no valid basis exists for any such Action. Neither the Company nor its Subsidiaries has (i) received any written communications from or (ii) to the knowledge of the Company, been the subject of any investigation by a data protection authority or any other Governmental Authority, in each of (i) and (ii), regarding the Processing of Personal Data. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the execution and performance of this Agreement will not breach or otherwise cause any violation on the part of the Company or any of its Subsidiaries of any applicable Privacy and Data Security Requirements.

(l) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to all Personal Data Processed by the Company and its Subsidiaries, the Company and its Subsidiaries have taken commercially reasonable measures designed to protect such information against loss and unauthorized access, use, disclosure or other misuse.

(m) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the extent required by applicable Privacy and Data Security Requirements, each of the Company and its Subsidiaries has contractually obligated all data processors to contractual terms relating to the protection and use of IT Assets, or Personal Data or confidential information thereon, no less protective than those implemented and maintained by the Company. The Company is not aware of any material violations of such contractual obligations.

(n) To the knowledge of the Company, no Person has gained unauthorized access to, engaged in unauthorized Processing, disclosure, use, or access to, or accidentally or unlawfully destroyed, lost or altered (i) any Personal Data related to the business of the Company and its Subsidiaries; or (ii) any IT Assets that Process Personal Data related to the business of and owned or maintained by the Company and its Subsidiaries, its respective personal data processors, customers, subcontractors or vendors, or any other Persons on its behalf. Neither the Company nor its Subsidiaries has notified or, as of the date hereof, plans to notify, either voluntarily or as required by any Privacy and Data Security Requirements, any affected individual, any third party, any Governmental Authority, or the media of any breach or non-permitted use or disclosure of Personal Data of the Company and its Subsidiaries. Neither the Company nor its Subsidiaries does, or permits any third party to, sell, rent, or otherwise make available to any Person any Personal Data, except in compliance with the applicable Privacy and Data Security Requirements. To the knowledge of the Company, the Personal Data Processed by the Company and its Subsidiaries can be used after the Closing in a manner substantially the same as currently used by the Company and its Subsidiaries.

Section 4.13 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, complete and accurate.

(b) All Taxes due and payable by the Company and its Subsidiaries have been timely paid, whether or not required to be shown on a Tax Return, or, in the case of Taxes not yet due or that are being contested in good faith, have been accrued or reserved, in accordance with GAAP, on the Financial Statements. There are no Tax Encumbrances on the assets of the Company or any of its Subsidiaries other than Permitted Encumbrances.

(c) Each of the Company and its Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority to the extent required by applicable Law).

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations for the assessment or collection of any Tax and there is no pending request by a Governmental Authority in writing to execute such a waiver or extension. No material audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress. No deficiency for any material amount of Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of its Subsidiaries that has not been settled, paid or withdrawn.

(e) Within the two (2)-year period ending on the date hereof, neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 or 361 of the Code applies.

(f) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation § 1.6011-4, or any similar provision of state, local or foreign Law.

(g) Neither the Company nor any of its Subsidiaries (i) is a party to or is bound by any Tax Sharing Agreement, (ii) has liability for payment of any amount as a result of being party to any Tax Sharing Agreement, (iii) has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than an affiliated group the common parent of which was the Company) or (iv) has liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, or by contract or otherwise.

(h) Section 4.13(h) of the Company Disclosure Letter contains a list, as of the date of this Agreement, of all jurisdictions in which the Company or any of its Subsidiaries files any income Tax Returns.

(i) To the knowledge of the Company, no claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(j) Neither the Company nor any of its Subsidiaries has an outstanding request for a ruling or similar determination from a Governmental Authority with respect to Taxes.

(k) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any: (i) adjustment pursuant to Section 481 of the Code (or similar provision under any federal, state, local or foreign Law) associated with a change of accounting method that was made on or before the date of this Agreement; (ii) closing agreement or other agreement with any Governmental Authority executed on or before the date of this Agreement; (iii) transaction entered into on or before the date of this Agreement and treated under the installment method, long-term contract method, cash method or open transaction method of accounting; or (iv) inclusion, other than in the ordinary course of business, under Section 951(a) of the Code or similar provision of state, local or foreign law.

Section 4.14 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company is and, since January 1, 2018, has been in compliance with all Environmental Laws and possesses and is and, since January 1, 2018, has been in compliance with all Environmental Permits, (b) there is no Action, Order or notice of violation or liability, in each case pursuant to Environmental Law pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries; (c) there has been no release, spill, discharge or disposal of or exposure to any Hazardous Material, nor are there any other facts or conditions, in each case that would reasonably be expected to form the basis of any Action or Order pursuant to

Environmental Law involving the Company or its Subsidiaries; (d) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or by operation of Law, any liabilities or obligations that would reasonably be expected to form the basis of any Action or Order pursuant to Environmental Law involving the Company or its Subsidiaries; and (e) there are no underground or aboveground storage tanks containing Hazardous Materials or any known or suspected asbestos-containing materials on, at or under any real property leased pursuant to any of the Real Property Leases.

Section 4.15 Material Contracts. (a) Other than any contracts described in, or included as exhibits to, the Company Registration Statement, Section 4.15(a) of the Company Disclosure Letter contains a true and complete list of the following types of contracts to which the Company or any of its Subsidiaries is a party and that are in effect, or pursuant to which the Company or any Subsidiary has material ongoing obligations, in each case as of the date of this Agreement (such contracts, including those described in, or included as exhibits to, the Company Registration Statement, whether or not set forth on Section 4.15(a) of the Company Disclosure Letter and including any contract entered into after the date hereof in accordance with the terms of this Agreement that would have been required to be set forth on Section 4.15(a) of the Company Disclosure Letter if it had been entered into as of the date of this Agreement, the “Material Contracts”):

(i) all contracts that would, if the Company were an issuer of securities registered pursuant to Section 12 of the Exchange Act, be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii) (A) all joint venture contracts or partnership arrangements or (B) similar agreements involving a sharing with any third party of profits, losses, costs or liabilities by the Company or any of its Subsidiaries, pursuant to which, in the case of this clause (B), the Company would reasonably expect its share of such profits, losses, costs or liabilities in any fiscal year to exceed $2,000,000 (or its equivalent in another currency);

(iii) all contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries and requiring payments by the Company in any fiscal year in excess of $500,000 (or its equivalent in another currency);

(iv) all contracts (A) relating to the acquisition or disposition of any assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration in excess of $2,000,000 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $2,000,000 after the date hereof (in each case, excluding, for the avoidance of doubt, acquisitions or dispositions of supplies, products or other assets in the ordinary course of business or of supplies, products or other assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries);

(v) all contracts relating to Indebtedness for borrowed money (including commitments to provide such Indebtedness) of the Company or any of its Subsidiaries;

(vi) all contracts that limit, or purport to limit, in any material respect, the ability of the Company or any of its Affiliates to compete in any line of business or with any Person or entity or in any geographic area or during any period of time or in any customer segment;

(vii) all material Company IP Agreements, except for shrink-wrap or click-wrap licenses for off the shelf computer software, pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $500,000 during any fiscal year;

(viii) all contracts with respect to any Intellectual Property that contain a covenant not to sue;

(ix) each contract between or among (A) the Company or any of its Subsidiaries, on the one hand, and (B) any Affiliate, stockholder, employee, officer or director of the Company or of any Subsidiary, or, to the knowledge of the Company, any of their respective Affiliates or family members, on the other hand, but excluding, for the avoidance of doubt, (I) any contracts or arrangements between the Company and any of its Subsidiaries or between any Subsidiary of the Company and another Subsidiary of the Company, (II) any Plan, (III) any contract providing for indemnification or reimbursement of expenses for officers or directors of the Company or any of its Subsidiaries (in such individual capacity as such), and (IV) any contract entered into in the ordinary course of business and on arms’ length terms;

(x) all contracts (other than purchase orders under a master agreement) for the purchase of materials, supplies, goods, services, equipment or other assets pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make payments of more than $1,000,000 during any fiscal year;

(xi) all contracts relating to research services or clinical trials or pilot or other testing programs in respect of products (including products under development) of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $500,000 during any fiscal year or which are otherwise material;

(xii) all contracts that relate to collaboration or joint development or other similar agreement or arrangement with respect to any products (including products under development) or services of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $2,000,000 during any fiscal year or which are otherwise material;

(xiii) all contracts that limit in any material respect the research, development, manufacture, distribution, sale, supply, license, marketing or manufacturing of products (including products under development) or services of the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $2,000,000 during any fiscal year or which are otherwise material;

(xiv) all contracts granting any put, call, right of first refusal, right of first negotiation, right of first offer, redemption or similar right in favor of any Person other than the Company or its Subsidiaries, in each case, with respect to any asset that is material to the Company; and

(xv) all contracts that provide for “exclusivity” or any similar requirement or “most favored nation” or similar rights, in each case in favor of any Person other than the Company or any of its Subsidiaries, and, in the case of contracts with suppliers or vendors, (A) the current term of which is longer than two years (not including any renewal terms) and (B) pursuant to which the Company or any of its Subsidiaries would reasonably be expected to make or receive payments of more than $1,000,000 during any fiscal year, which are otherwise material, other than, in each case, any such contract that is terminable without penalty by the Company or its Subsidiaries on no more than 6 months’ notice.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Material Contract is in full force and effect, and is legal, valid, binding and enforceable in accordance with its terms against the Company and its Subsidiaries (as applicable) and, to the knowledge of the Company, the other parties thereto. True and complete copies of each Material Contract (and a written summary of the terms of any oral Material Contracts) have been made available to Parent. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or other assets is bound, nor have any of them given or received any notice alleging any of the same, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.16 Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all insurance policies and all self-insurance programs and arrangements relating to the business, assets and operations of the Company and its Subsidiaries are in full force and effect, and all premiums thereon have been timely paid or, if not yet due, accrued. As of the date of this Agreement, there is no claim pending under the Company’s or any of its Subsidiaries’ insurance policies or fidelity bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of such policies and bonds and the Company has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies or bonds, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.17 Brokers. No broker, finder, financial advisor or investment banker (other than Morgan Stanley & Co. LLC, the fee payable to whom will not exceed the amount set forth in the engagement letter dated September 13, 2020, as made available to Parent prior to the date hereof) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 4.18 Regulatory Compliance. (a) Since January 1, 2018, except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and its Subsidiaries) have (i) made an untrue statement of a material fact or fraudulent statement to the U.S. Food and Drug Administration (the “FDA”) or any other Health Authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority, or (iii) committed any other act, made any statement or failed to make any statement, that (in the case of any of (i), (ii) or (iii)) establishes a reasonable basis for the FDA to invoke the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) (the “FDA Fraud Policy”) or for any other Health Authority to invoke a similar policy that may be applicable to the Company or any of its Subsidiaries in another jurisdiction. None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees or Collaboration Partners (solely with respect to such Collaboration Partners’ activities with the Company and its Subsidiaries) are the subject of any pending or, to the Company’s knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority.

(b) The Company has made available to Parent true and complete copies of all correspondence, pre-submissions, submissions and other communications with the FDA since January 1, 2018, other than immaterial correspondence of an administrative nature.

(c) Except as would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, since January 1, 2018, (i) the Company and each of its Subsidiaries and, to the knowledge of the Company, each Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and its Subsidiaries), has been in compliance with all Health Laws, including those relating to laboratory developed tests, and without limiting the generality of the foregoing, (ii) all products under development by or on behalf of the Company or any of its Subsidiaries have been researched, developed, tested, manufactured, handled, labeled, packaged, stored, supplied, distributed, imported, and exported, as applicable, in compliance with applicable Health Laws as presently enforced with respect to laboratory developed tests and (iii) all clinical trials conducted by or on behalf of the Company or any of its Subsidiaries have been conducted in compliance in all material respects with applicable protocols, procedures and applicable Health Laws. Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any Collaboration Partner (solely with respect to such Collaboration Partner’s activities with the Company and its Subsidiaries) (A) has received any written notice or other written communication from any Health Authority (including a warning, untitled or notice of violation letter or Form FDA-483) alleging any violation of any Health Law, including any failure to maintain systems and programs adequate to ensure compliance with any such Health Laws or any violation of or failure to comply with any such Health Laws with respect to clinical trials, or contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any product subject to any Health Law, or (B) is subject to any enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened.

(d) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, Company and its Subsidiaries have, since January 1, 2018, (i) filed with the applicable Health Authority all required filings, including adverse event reports, and (ii) all such filings were in material compliance with applicable Law when filed, and no deficiencies have been asserted in writing by any applicable Health Authority with respect to any such filings.

(e) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by Section 306 of the Federal Food, Drug, and Cosmetic Act (including the rules and regulations promulgated thereunder, the “FDCA”), (21 U.S.C. § 335a(a)) or any other Health Law or authorized by Section 306 of the FDCA (21 U.S.C. § 335a(b)) or any other Health Law.

(f) Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935 (the “Social Security Act”), or any similar Law in any foreign jurisdiction.

(g) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, to the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Action against or affecting the Company or any of its Subsidiaries, in each case relating to or arising under (i) the FDCA or any other Health Law or (ii) the Social Security Act or any similar Law in any foreign jurisdiction.

Section 4.19 Prohibited Payments. (a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, any of their respective officers or employees, and, to the knowledge of the Company, any supplier, distributor, licensee or agent or any other Person acting on behalf of the Company or any of its Subsidiaries, directly or indirectly, has (i) made or offered to make or received any direct or indirect payments in violation of the United States Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable anti-corruption or anti-bribery Law (collectively, “Anti-Corruption Laws”), including any contribution, payment, commission, rebate, promotional allowance or gift of funds or property or any other economic benefit or thing of value to or from any employee, official or agent of any Governmental Authority where either the contribution, payment, commission, rebate, promotional allowance, gift or other economic benefit or thing of value, or the purpose thereof, was illegal under any Law (including the Anti-Corruption Laws), or (ii) provided or received any product or services in violation of any Law (including the Anti-Corruption Laws). Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, other communication from any Governmental Authority regarding any material violation of, or failure to comply with, any Anti-Corruption Laws or to the knowledge of the Company, is the subject of any internal complaint, audit or review process regarding a material violation of, or failure to comply with, any Anti-Corruption Laws. Since January 1, 2018, neither the Company nor any of its Subsidiaries has made any disclosure (voluntary or otherwise) to any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other potential violation or liability arising under or relating to any Anti-Corruption Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all respects with applicable financial recordkeeping, reporting and internal control requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and of the United States Foreign Corrupt Practices Act, except, in each case, where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws pending or threatened, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) None of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of their respective Representatives or Affiliates (nor, to the knowledge of the Company, any Person or entity acting on behalf of any of the foregoing) is currently a Person that is, or is owned or controlled by a Person that is (“Sanctioned Person”), (i) the subject or the target of any sanctions administered or enforced by the U.S. Government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State), the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”), or (ii) located, organized, or resident in a country or territory subject to comprehensive Sanctions. The Company is not knowingly engaged in any dealings or transactions with any Sanctioned Person. No action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any Sanctions is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to any Sanctions pending or threatened, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries have conducted their transactions in compliance with all applicable export and re-export control Laws, including the International Traffic in Arms Regulations and the Export Administration Regulations (collectively, “Export Control Laws”), except, in each case, where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. No action, claim, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Export Control Laws is pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is any investigation by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Export Control Laws pending or threatened, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(e) The Company has and has implemented policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws, Money Laundering Laws, Sanctions and Export Control Laws except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.20 Rights Agreement; State Takeover Statutes. (a) The Company is not party to any rights agreement, “poison pill” or similar agreement or plan.

(b) The Company Board, including both Preferred Directors (as defined in the Company’s certificate of incorporation) has approved unanimously by all directors present at a meeting of the Company Board held on the date hereof the terms of this Agreement, the consummation of the Transactions, including the Mergers, the terms of the Support Agreements and the terms of the Selling Investor Support Agreement and such approval is sufficient to render inapplicable to this Agreement, the Transactions, including the Mergers, the Support Agreements and the Selling Investor Support Agreement the restrictions on “business combinations” set forth in Section 203 of the DGCL, to the extent such restrictions would otherwise be applicable to this Agreement, the Transactions, including the Mergers, the Support Agreements and the Selling Investor Support Agreement. Assuming the accuracy of the representations and warranties of Parent, First Merger Sub and Second Merger Sub set forth in Section 5.14, no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws apply to this Agreement, the CVR Agreement or the Transactions, including the Mergers. To the knowledge of the Company, the Company and its Subsidiaries are not subject to Section 2115(b) of the California Corporations Code.

Section 4.21 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. LLC, dated the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the Company’s stockholders, a signed copy of which opinion has been, or will promptly be, delivered to Parent.

Section 4.22 Information Supplied. The information supplied by the Company for inclusion or incorporation by reference in the Registration Statement and the Consent Solicitation Statement will not when supplied contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.23 No Other Representations and Warranties. Notwithstanding anything herein to the contrary, the representations and warranties of the Company expressly set forth in this Article IV and in the certificate delivered by the Company pursuant to Section 8.02(c) are and shall constitute the sole and exclusive representations and warranties made with respect to the Company and its Subsidiaries in connection with this Agreement or the Transactions. Except for the representations and warranties referred to in previous sentence, none of the Company, its Subsidiaries or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company and its Subsidiaries. Except for the representations and warranties expressly set forth in Article IV and in the certificate delivered pursuant to Section 8.02(c), all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of the Company and its Subsidiaries, are hereby expressly disclaimed. The Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article V and in the certificate delivered by Parent, First Merger Sub or Second Merger Sub pursuant to Section 8.03(c), (a) none of Parent or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of Parent or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or other obligation of any kind or nature to the Company or any of its

Affiliates, stockholders or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to the Company or any of its Affiliates, stockholders or Representatives, or any other Person, or the use by the Company or any of its Affiliates, stockholders or Representatives, or any other Person, of any such information provided or made available to any of them by Parent or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Company or any of its Affiliates, stockholders, or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Mergers or any other Transaction, and (subject to the express representations and warranties of Parent, First Merger Sub and Second Merger Sub set forth in Article V and the certificate delivered by Parent, First Merger Sub or Second Merger Sub pursuant to Section 8.03(c)) none of the Company or any of its Affiliates, stockholders or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT, FIRST MERGER SUB AND SECOND MERGER SUB

As an inducement to the Company to enter into this Agreement, except as disclosed in the Parent SEC Reports (including exhibits and other information incorporated by reference therein) filed by Parent and publicly available prior to the date of this Agreement (“Filed Parent SEC Reports”) (but excluding any forward-looking disclosures set forth in any “risk factors” section, any disclosures in any “forward-looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature, in each case other than statements of historical fact), Parent, First Merger Sub and Second Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01 Organization. Each of Parent, First Merger Sub and Second Merger Sub is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or limited liability company power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to possess such governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, First Merger Sub and Second Merger Sub is duly qualified or licensed as a foreign corporation or limited liability company to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing would not, individually or in the aggregate, be reasonably expected to have a Parent Material Adverse Effect.

Section 5.02 Certificate of Incorporation and Bylaws. Parent has made available to the Company, prior to the execution of this Agreement, a true and complete copy of the certificate of incorporation and bylaws of Parent and of First Merger Sub and a true and complete copy of the certificate of formation and operating agreement of Second Merger Sub, each as amended to the date of this Agreement. Such certificates of incorporation and bylaws and such certificate of formation and operating agreement are in full force and effect. None of Parent, First Merger Sub nor Second Merger Sub is in violation of any of the provisions of its certificate of incorporation, certificate of formation, bylaws, operating agreement or equivalent organizational documents.

Section 5.03 Capitalization. (a) The authorized capital stock of Parent consists of (i) 320,000,000 shares of Parent Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.01 per share. As of September 11, 2020, (A) 146,360,372 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (B) 47,967,116 shares of Parent Common Stock are held in the treasury of Parent, (C) 1,817,350 shares of Parent Common Stock are subject to outstanding equity-based awards granted pursuant to Parent’s stock incentive plans and (D) there are no outstanding shares of preferred stock. Except as set forth in this Section 5.03 and except for stock options granted pursuant to the stock option plans of Parent, there are no options, calls, warrants, convertible debt or other convertible or exchangeable instruments or other rights, agreements, arrangements or commitments of any character made or issued by Parent, First Merger Sub or Second Merger Sub relating to the issued or unissued capital stock of Parent, First Merger Sub or Second Merger Sub or obligating Parent, First Merger Sub or Second Merger Sub to issue, deliver or sell any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable or exercisable for capital stock, voting securities or other equity interests of Parent, First Merger Sub or Second Merger Sub. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) The authorized capital stock of First Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by Parent. Each outstanding share of capital stock of First Merger Sub is owned by Parent free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

(c) All outstanding limited liability company interests of Second Merger Sub have been duly authorized, validly issued and are free of any preemptive rights in respect thereof and all of which are owned by Parent. All limited liability company interests of Second Merger Sub are owned by Parent free and clear of all Encumbrances, except where failure to own such limited liability company interests free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

Section 5.04 Authority Relative to This Agreement; Vote Required. (a) Each of Parent, First Merger Sub and Second Merger Sub has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and the CVR Agreement (as applicable) and, subject to adoption of this Agreement by Parent, as sole stockholder of First Merger Sub (which such adoption will occur on the date hereof), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery of this Agreement and the CVR Agreement (as applicable) by Parent, First Merger Sub and Second Merger Sub and the consummation by Parent, First Merger Sub and Second Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate or limited liability company action, and no other corporate or limited liability company proceedings on the part of Parent, First Merger Sub or Second Merger Sub are necessary to authorize this Agreement or the CVR Agreement or to consummate the Transactions (other than, with respect to the Mergers, the adoption of this Agreement by Parent, as sole stockholder of First Merger Sub (which such adoption will occur on the date hereof), and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL, and the DLLCA, as applicable). This Agreement has been duly and validly executed and delivered by Parent, First Merger Sub and Second Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent, First Merger Sub and Second Merger Sub, enforceable against each of Parent, First Merger Sub and Second Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(b) No vote of the stockholders of Parent is required by Law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The adoption of this Agreement by Parent, as sole stockholder of First Merger Sub, is the only vote of stockholders required in order for First Merger Sub to consummate the Transactions to perform its obligations hereunder.

Section 5.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement and the CVR Agreement (as applicable) by each of Parent, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement and the CVR Agreement (as applicable) by each of Parent, First Merger Sub and Second Merger Sub, and the consummation of the Transactions, will not, (i) conflict with or violate the certificate of incorporation, certificate of formation, bylaws, operating agreement or other equivalent organizational documents of either Parent, First Merger Sub or Second Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent, First Merger Sub or Second Merger Sub or by which any property or asset of either of them is bound, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any property or asset of Parent, First Merger Sub or Second Merger Sub pursuant to, any loan or credit agreement, note, bond, debenture, mortgage, indenture, deed of trust, contract, agreement, lease, Parent Permit or other instrument or obligation to which Parent, First Merger Sub or Second Merger Sub is a party or by which Parent, First Merger Sub or Second Merger Sub or any of their respective assets or properties is bound, except, with respect to clauses (ii) and (iii) of this Section 5.05(a), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement and the CVR Agreement (as applicable) by each of Parent, First Merger Sub and Second Merger Sub do not, and the performance of this Agreement by each of Parent, First Merger Sub and Second Merger Sub, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act (including in connection with the Registration Statement), the Exchange Act, the Trust Indenture Act, Blue Sky Laws and state takeover Laws, any filings required to be made with the NASDAQ, the HSR Act, the requirements of any other applicable Antitrust Laws and the filing of the Certificates of Merger with the Secretary of State of the State of Delaware as required by the DGCL and the DLLCA, as applicable, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions.

Section 5.06 Compliance. Since January 1, 2018, Parent and its Subsidiaries have operated and conducted their businesses in compliance with all Laws of any Governmental Authority applicable to their respective businesses or operations, except where such non-compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2018, neither Parent nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging, or been charged by a Governmental Authority with, any violation of any Laws, except where such violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.07 Intellectual Property. (a) The Registered Parent IP owned by Parent is subsisting and, to the knowledge of Parent, valid and enforceable, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Parent and its Subsidiaries possess all rights, title and interests in and to the Parent Owned IP, free and clear of any Encumbrances other than Permitted Encumbrances, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, the Registered Parent IP owned by Parent is currently in compliance with any and all formal legal requirements necessary to record, perfect and maintain Parent or any of its Subsidiaries’ interest therein and the chain of title thereof, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The Parent Owned IP constitutes all of the material Intellectual Property owned by Parent and its Subsidiaries that is used, held for use or planned for use in the operation or conduct of Parent’s business as currently conducted; and the Parent IP constitutes all of the Intellectual Property that is used, held for use or planned for use in the conduct of Parent’s business in the manner in which it is currently being conducted, except where failure to own or otherwise possess rights to any such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the knowledge of Parent, the consummation of this Agreement and compliance by Parent and its Subsidiaries with the provisions of this Agreement will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) in or upon, any Parent IP.

Section 5.08 Financing. Parent has delivered to the Company complete and correct copies of executed commitment letters from Goldman Sachs Bank USA, together with related fee letters (with respect to such fee letters, complete copies with only the fee amounts, interest rates, original issue discount, and economic and other “market flex” terms redacted, none of which redacted provisions would adversely affect the amount or availability of the Financing on the Closing Date) of which have been provided to the Company (collectively, the “Financing Commitments”), pursuant to which the Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the Transactions and related Expenses (together with any Alternative Financing and any capital markets debt or equity financing in replacement thereof or supplemental thereto, the “Financing”). Subject to Parent’s rights with respect to Alternative Financing pursuant to and subject to the terms and conditions of Section 7.18, as of the date hereof, (i) none of the Financing Commitments has been amended or modified as of the date hereof in any material respect and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any material respect (it being understood that the exercise of “market flex” provisions under any fee letter shall not be deemed an amendment, modification, withdrawal or rescission). Except for engagement letters with respect to the Financing, there are no side letters or contracts, agreements or understandings to which Parent, First Merger Sub or Second Merger Sub is a party related to the funding or investing, as applicable, of the Financing other than as expressly set forth in the Financing Commitments. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date of this Agreement. As of the date hereof, the Financing Commitments are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, First Merger Sub and Second Merger Sub, as the case may be, and, to the knowledge of Parent, First Merger Sub and Second Merger Sub, each of the other parties thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing Commitments, other than as expressly set forth in the Financing Commitments. Assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, compliance by the Company with the covenants set forth in this Agreement and the satisfaction of the conditions set forth in Article VIII, no event has occurred as of the date hereof which, with or without notice, lapse of time or both, would constitute, or would reasonably be expected to constitute, a default or breach of the Financing

Commitments on the part of Parent, First Merger Sub or Second Merger Sub or, to the knowledge of Parent, First Merger Sub and Second Merger Sub, any other party thereto. Subject to the accuracy of the representations and warranties of the Company set forth in this Agreement and compliance by the Company with the covenants set forth in this Agreement, as of the date hereof, Parent has no reason to believe that any of the conditions to the Financing contemplated by the Financing Commitments will not be satisfied. Assuming the Financing is funded in accordance with the Financing Commitments (and assuming the accuracy of the representations and warranties of the Company set forth in this Agreement, compliance by the Company with the covenants set forth in this Agreement and the satisfaction of the conditions set forth in Article VIII), Parent, First Merger Sub and Second Merger Sub will have on the Closing Date sufficient funds to (i) pay the Merger Consideration; (ii) pay any and all Expenses required to be paid by Parent, First Merger Sub, Second Merger Sub, the Surviving Corporation and the Surviving Entity in connection with the Mergers and the Financing; and (iii) satisfy all of the other payment obligations of Parent, First Merger Sub, Second Merger Sub, the Surviving Corporation and the Surviving Entity contemplated hereunder.

Section 5.09 SEC Filings; Financial Statements; Absence of Changes. (a) Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it, including all contracts required to be filed by Parent as a “material contract” pursuant to Item 601(b) (10) of Regulation S-K under the Securities Act, with the SEC since January 1, 2018 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act, the Exchange Act or SOX, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial condition, results of operations, changes in stockholders’ equity and cash flows of Parent and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal year-end adjustments).

(c) Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act and such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent’s SEC filings and other public disclosure documents.

(d) Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities (i) reflected or reserved against in the consolidated balance sheet (or the notes thereto) of Parent as of December 31, 2019, included in the Filed Parent SEC Reports, (ii) incurred after December 31, 2019 in the ordinary course of business, (iii) incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement or the other Transaction Documents (for clarity, any liability caused by or resulting from a breach by the Parent of this Agreement shall not be deemed a liability “incurred in connection with the negotiation, execution, delivery or performance of, or pursuant to the terms of, this Agreement) or (iv) that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(e) Since December 31, 2019, (i) there has not been any Parent Material Adverse Effect and (ii) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02.

Section 5.10 Information Supplied. The information supplied by Parent for inclusion or incorporation by reference in the Registration Statement and the Consent Solicitation Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.11 Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened (i) against or involving Parent, First Merger Sub or Second Merger Sub, any of their respective Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of officers, directors or key employees, arising out of such officer’s, director’s or key employee’s relationship with Parent, First Merger Sub or Second Merger Sub, as applicable) that, individually or in the aggregate, had or would reasonably be expected to have a Parent Material Adverse Effect, or (ii) that seeks to restrain or enjoin the consummation of the Transactions or that would reasonably be expected to affect the ability of Parent, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Transactions. There is no Order of any Governmental Authority or arbitrator outstanding against, or, to the knowledge of Parent, investigation by any Governmental Authority involving, Parent, any of its Subsidiaries or any of their respective assets, officers, directors or key employees (in the case of such officers, directors or key employees, such as would affect Parent or any of its Subsidiaries) that would reasonably be expected to affect the ability of Parent, First Merger Sub or Second Merger Sub to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Transactions. There is no material Action pending by Parent, First Merger Sub or Second Merger Sub or any of their respective Subsidiaries, or which Parent, First Merger Sub or Second Merger Sub or any of their respective Subsidiaries intends to initiate, against any other Person, except where the failure of which would not have, or would not reasonably be expected to have, a Parent Material Adverse Effect.

Section 5.12 Operations of First Merger Sub and Second Merger Sub. Each of First Merger Sub and Second Merger Sub is a direct, wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 5.13 Brokers. No broker, finder, financial advisor or investment banker (other than Goldman Sachs & Co. LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, First Merger Sub or Second Merger Sub.

Section 5.14 No Other Representations and Warranties. Notwithstanding anything herein to the contrary, the representations and warranties of Parent, First Merger Sub and Second Merger Sub expressly set forth in this Article V and in the certificate delivered by Parent, First Merger Sub or Second Merger Sub pursuant to Section 8.03(c) are and shall constitute the sole and exclusive representations and warranties made with respect to Parent and its Subsidiaries in connection with this Agreement or the Transactions. Except for the representations and warranties referred to in previous sentence, none of Parent, its Subsidiaries or any other Person has made or is making any express or implied representations or warranty, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of Parent and its Subsidiaries. Except for the representations and warranties expressly set forth in this Article V and in the certificate delivered by Parent, First Merger Sub or Second Merger Sub pursuant to Section 8.03(c), all other warranties, express or implied, statutory or otherwise, of any nature, including with respect to any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose of the business or the assets of Parent and its Subsidiaries, are hereby expressly disclaimed. Parent, First Merger Sub and Second Merger Sub hereby acknowledge and agree that, except for the representations and warranties set forth in Article IV, in the certificate delivered by the Company pursuant to Section 8.02(c) (in each case as qualified and limited by the Company Disclosure Letter), (a) none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders, members or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by law, none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, will have or be subject to any liability or other obligation of any kind or nature to Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders, members or Representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders or Representatives, or any other Person, or the use by Parent, First Merger Sub,

Second Merger Sub or any of their respective Affiliates, stockholders, members or Representatives, or any other Person, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, stockholders or Representatives, or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders, members or Representatives, or any other Person, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Mergers or any other Transaction, and (subject to the express representations and warranties of the Company set forth in Article IV and the certificate delivered by the Company pursuant to Section 8.02(c) (in each case as qualified and limited by the Company Disclosure Letter)) none of Parent, First Merger Sub, Second Merger Sub or any of their respective Affiliates, stockholders, members or Representatives, or any other Person, has relied on any such information (including the accuracy or completeness thereof).

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGERS

Section 6.01 Conduct of Business by the Company Pending the Mergers. (a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms, except (i) as set forth in Section 6.01 of the Company Disclosure Letter, (ii) as expressly contemplated by this Agreement or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course. Without limiting the generality of the foregoing, the Company shall, and shall cause its Subsidiaries to, use its reasonable best efforts to preserve intact its present business organization and maintain the goodwill and existing relationships with its suppliers, licensors, licensees and others having significant business relationships with them. In addition, notwithstanding anything to the contrary contained in herein (including the foregoing sentences of this Section 6.01(a)), the Company and its Subsidiaries shall be permitted, without the prior consent of Parent, to take or refrain from taking all actions, whether or not in the ordinary course of business, that the Company or its Subsidiaries reasonably believe necessary or appropriate in response to the COVID-19 pandemic, including complying with orders, directives or recommendations of any Governmental Authority; provided that the Company shall, to the extent reasonably practicable in the circumstances, reasonably consult with Parent prior to taking or refraining from taking any such action to the extent it would otherwise constitute a breach of this Section 6.01(a).

(b) By way of amplification and not limitation, except (v) as set forth in Section 6.01 of the Company Disclosure Letter, (w) as expressly contemplated by this Agreement (including pursuant to Section 9.04) or the other Transaction Documents, (x) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (y) as required by Law, or (z) as the Company reasonably believes necessary or appropriate in response to the COVID-19 pandemic, including complying with orders, directives or recommendations of any Governmental Authority (provided that the Company shall, to the extent reasonably practicable in the circumstances, reasonably consult with Parent prior to taking or refraining from taking any action in reliance on this clause (z) to the extent it would otherwise constitute a breach of this Section 6.01(b)), neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, do any of the following:

(i) amend or otherwise change its certificate of incorporation or bylaws, or equivalent organizational documents, or the equivalent organizational documents of any of its Subsidiaries or create any new Subsidiaries other than direct or indirect wholly owned Subsidiaries;

(ii) amend or otherwise change the Investor Agreements in a manner adverse to Parent or that would materially to prevent or materially delay the consummation of the Transactions;

(iii) merge or consolidate the Company with any other Person or restructure, reorganize or completely or partially liquidate;

(iv) issue, deliver, sell, grant, pledge, dispose of or grant an Encumbrance (other than any Encumbrance arising under applicable securities Laws) on any shares of any class of capital stock of the Company or any of its Subsidiaries, any other voting securities or other ownership interests, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, voting securities or equity interests, or any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based units or other similar interests of the Company or any of its Subsidiaries (except (i) for the issuance of shares of Company Stock issuable pursuant to the exercise of Company Stock Options or the settlement of Company RSU Awards, in each case, outstanding on the date hereof in accordance with their terms on the date hereof and (ii) as set forth in Section 6.01(b) of the Company Disclosure Letter);

(v) other than in the ordinary course of business, (A) sell, lease, license, pledge or dispose of or (B) grant an Encumbrance on any properties or assets or any interests therein of the Company or any of its Subsidiaries, other than Permitted Encumbrances;

(vi) sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any Company IP (except for non-exclusive licenses or exclusive licenses for therapeutics granted in fields other than the Field (as defined in the CVR Agreement), in each case, granted in the ordinary course of business, consistent with past practice) or transfer, cancel, abandon, or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any Company IP (except for patent and trademark portfolio management in the ordinary course of business, consistent with past practices, but excluding abandonment of patent applications);

(vii) declare, set aside, make or pay any dividend, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of the Company’s direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries;

(viii) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, voting securities or other ownership interests or any securities convertible into or exchangeable or exercisable for capital stock, voting securities or other ownership interests;

(ix) acquire any assets outside the ordinary course of business from any other Person for consideration in excess of $5,000,000 in any individual transaction or series of related transactions or $25,000,000 in the aggregate;

(x) make any loans, advances, guarantees or capital contributions to or investments in any Person, other than (A) advances to employees of the Company or any of its Subsidiaries in respect of travel or other related business expenses in the ordinary course of business or (B) advance payments or prepayments under any contract in the ordinary course of business;

(xi) incur any Indebtedness for borrowed money with a principal amount in excess of $10,000,000 or guarantee such Indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company;

(xii) make or authorize any capital expenditure in excess of $25,000,000 in the aggregate during any 12-month period beginning on or after the date hereof (excluding any capital expenditures referenced on Section 6.01(b) of the Company Disclosure Letter);

(xiii) modify in any material respect any accounting policies, other than as required by GAAP or Law;

(xiv) except as required by applicable Law, (A) make any material change (or file any such change) in any method of Tax accounting, (B) make, change or rescind any material Tax election; (C) settle or compromise any material Tax liability for an amount materially in excess of the amount accrued or reserved therefor in the Financial Statements or enter into any closing agreement relating to a material amount of Taxes; or (D) other than in the ordinary course of business, waive or extend the statute of limitations in respect of any material Tax claim or assessment, unless requested by the appropriate Governmental Authority;

(xv) except as required by applicable Law or the terms of any Plan in effect on the date hereof or adopted or entered into after the date hereof in accordance with, or as set forth on, Section 6.01(b) of the Company Disclosure Letter, (A) adopt, enter into, terminate, materially modify or materially amend any collective bargaining agreement or similar contract or any Plan; (B) other than annual base cash compensation raises (x) that are merit-based and do not exceed 4% per annum in the aggregate or (y) in connection with promotions for employees below the level of Vice President, in each case, in the ordinary course of business and in a manner consistent with past practice, increase the compensation or benefits of any current or former Service Provider; (C) grant or pay any change-in-control, retention, severance or termination pay to, or increase in any manner the change-in-control, retention, severance or termination pay of any current or former Service Provider; (D) accelerate the vesting or payment of any compensation or benefit to any Service Provider under any Plan; or (E) terminate or hire any Service Provider, other than terminations in the ordinary course of business consistent with past practice (which, for the avoidance of doubt, shall include terminations for “cause”, as reasonably determined by the Company);

(xvi) apply for any loan under the Paycheck Protection Program under the CARES Act or make any election pursuant to Sections 2301-2308 of the CARES Act, Sections 7001-7005 of the FFCRA, IRS Notice 2020-65 or any other similar Law;

(xvii) except as required by Law or any judgment by a court of competent jurisdiction, (A) settle or compromise any Action which involves payment to or by the Company or any of its Subsidiaries (exclusive of attorney’s fees) in excess of $10,000,000 in any single instance or involves any non-de minimis injunctive or equitable relief or the imposition of any non-de minimis restrictions on the business activities of the Company and its Subsidiaries; (B) cancel or compromise any Indebtedness in excess of $2,000,000 in the aggregate; or (C) waive or assign any claims or rights in excess of $250,000 individually or $2,000,000 in the aggregate;

(xviii) (A) (1) enter into new clinical trial contracts or (2) terminate, cancel, fail to renew, or modify or amend, or waive, release or assign any material rights or claims under any existing clinical trial contract, other than in the ordinary course of business, or (B) enter into, terminate, cancel, fail to renew, or modify or amend, or waive, release or assign any material rights or claims under, (x) any Material Contract described in clause (iii) of the definition thereof, or any contract that, if existing on the date hereof, would have been such a Material Contract; or (y) any Material Contract (other than of the type described in clause (A) or clause (B)(x)) or Real Property Lease, or any contract or lease that, if existing on the date hereof, would have been a Material Contract or Real Property Lease, other than in the ordinary course of business;

(xix) other than in the ordinary course of business, amend any material Company Permit in any material respect, or allow any material Company Permit to lapse, expire or terminate, other than (A) amendments, renewals or extensions of material Company Permits or (B) non-renewal or non-extension of material Company Permits that are not necessary to conduct the Company’s business as then conducted;

(xx) authorize, apply for, or cause to be approved, the listing of shares of Company Common Stock or Company Preferred Stock on any stock exchange;

(xxi) file any amendment to the Company Registration Statement, or cause, request or seek to have the Company Registration Statement declared effective under the Securities Act other than any such actions taken in connection with the withdrawal of the Company Registration Statement; or

(xxii) authorize, commit or agree to do any of the foregoing.

(c) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time in violation of applicable Law.

Section 6.02 Conduct of Business by Parent Pending the Mergers. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (a) as expressly contemplated by this Agreement or the other Transaction Documents or (b) with the prior consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), Parent shall not, and shall cause its Subsidiaries not to, do any of the following:

(i) amend or otherwise change, including by merger, consolidation or otherwise, Parent’s certificate of incorporation or bylaws, except for any amendments or changes that would not (x) materially delay, materially impede or prevent the consummation of the Transactions or (y) adversely affect the stockholders of the Company in any material respect differently than the stockholders of Parent;

(ii) declare, set aside, make or pay any dividend, payable in cash, stock, property or otherwise, with respect to any of Parent’s capital stock;

(iii) liquidate, dissolve, reorganize or otherwise wind up the business and operations of Parent, First Merger Sub or Second Merger Sub; or

(iv) authorize, commit or agree to do any of, the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Registration Statement; Consent Solicitation Statement. (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall cooperate in preparing and shall prepare (i) a consent solicitation statement (such consent solicitation statement, as amended or supplemented from time to time, the “Consent Solicitation Statement”) to be sent to the stockholders of the Company relating to the solicitation of consents from the Company’s stockholders in connection with obtaining the Company Stockholder Approvals and (ii) a registration statement on Form S-4 to register the shares of Parent Common Stock and CVRs to be issued in connection with the Mergers (together with all amendments thereto, the “S-4 Registration Statement”), and Parent shall file with the SEC the S-4 Registration Statement, in which the Consent Solicitation Statement shall be included as part of the prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Mergers and CVRs to be issued in connection with the Mergers. Parent shall use its reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the Transactions, and, if required by Law, each of Parent and the Company shall use its reasonable best efforts to have the CVR Agreement become qualified under the Trust Indenture Act as promptly as practicable. Each of Parent and the Company shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Registration Statement and the Consent Solicitation Statement. The Registration Statement and the Consent Solicitation Statement shall include all information reasonably requested by such other party to be included therein.

(b) Company shall use its reasonable best efforts to cause the Consent Solicitation Statement to be mailed to the stockholders of the Company and shall use commercially reasonable efforts to solicit and obtain the Company Stockholder Approvals via written consent, in each case as promptly as practicable after the S-4 Registration Statement is declared effective under the Securities Act (the “S-4 Effectiveness Time”); provided that, notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining the Company Stockholder Approvals following such solicitation. The Company shall include the Company Recommendation in the Consent Solicitation Statement (unless there has been a Change in the Company Recommendation in accordance with Section 7.02(d) prior to the date of distribution of the Consent Solicitation Statement in accordance with this Section 7.01(b)). Notwithstanding anything to the contrary in this Agreement, the Company’s obligations pursuant to the first sentence of this Section 7.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Competing Proposal or any Change in the Company Recommendation.

(c) No amendment or supplement to the Consent Solicitation Statement or the S-4 Registration Statement will be made by Parent or the Company without providing the other party a reasonable opportunity to review and comment thereon. Each party will advise the other promptly after receiving oral or written notice of any oral or written request by the SEC for amendment of the S-4 Registration Statement or Consent Solicitation Statement or SEC comments thereon or requests by the SEC for additional information. Parent will advise the Company promptly after receiving oral or written notice of the issuance of any stop order or the suspension of the qualification for offering or sale in any jurisdiction of the Parent Common Stock issuable in connection with the Mergers. Each party shall promptly provide the other with copies of any written communication from the SEC and shall cooperate on the preparation of appropriate responses thereto (and will provide the other with copies of any such responses given to the SEC) and modifications to the S-4 Registration Statement or Consent Solicitation Statement as shall be reasonably appropriate.

(d) If, at any time prior to the Effective Time, any information relating to (i) the Company or any of its Subsidiaries, or their respective Affiliates or Representatives, or (ii) Parent, First Merger Sub or Second Merger Sub, or their respective Affiliates or Representatives, shall be discovered by the Company or Parent which should be set forth in an amendment or a supplement to the S-4 Registration Statement or the Consent Solicitation Statement so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly inform the other party and the parties will cooperate to prepare an appropriate amendment or supplement describing such information which shall promptly be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(e) The Company will not call or convene any meeting of its stockholders in connection with the Company Stockholder Approvals. The only corporate actions to be set forth in the Consent Solicitation Statement are (i) the adoption of this Agreement and approval of the Transactions, including the Mergers, by the holders of Company Common Stock and Company Preferred Stock and (ii) any other matters contemplated by this Agreement that may be required to be approved by the holders of Company Common Stock and/or the holders of Company Preferred Stock under applicable Law.

(f) Following receipt of the Company Stockholder Approvals via written consent, the Company shall promptly provide any notices required by Section 228 of the DGCL in accordance therewith.

(g) The Company shall, as promptly as practicable and (i) no later than 45 days after the end of any fiscal quarter (other than any fourth fiscal quarter) ending after the date hereof, prepare and furnish to Parent copies of the unaudited consolidated financial statements of the Company and its Subsidiaries as of the end of and for such fiscal quarter, together with the comparable period of the prior fiscal year, reviewed by the Company’s independent accountants as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722 and (ii) no later than 90 days after the end of any fiscal year ended after the date hereof, prepare and furnish to Parent copies of the annual consolidated financial statements of the Company and its Subsidiaries as of the end of and for such fiscal year, accompanied by an audit report, on such annual financial statements from the Company’s independent accountants, in the case of each of clauses (i) and (ii) together with the notes thereto, and prepared from the books and records of the Company and its Subsidiaries and in accordance with GAAP applied on a consistent basis through the periods involved (except as may be otherwise required under GAAP) and the rules and regulations of the SEC, including the requirements of Regulation S-X. When delivered pursuant to this Section 7.01(g), such financial statements shall present fairly in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates and for the periods shown therein.

Section 7.02 No Solicitation of Transactions. (a) The Company agrees that it will not, and that it will cause each of its Subsidiaries not to and will direct each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, seek or take any other action to facilitate or knowingly encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to any Competing Proposal, (ii) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Proposal, (iii) agree to, approve, endorse, recommend or consummate any Competing Proposal, (iv) enter into, or propose to enter into, any Competing Transaction Agreement, or (v) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. The Company shall, and shall cause its Subsidiaries to and will direct its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or its or any of their respective Representatives with respect to any Competing Proposal, request the prompt return or destruction of all confidential information previously furnished and terminate access to any physical or electronic data rooms related to a potential Competing Proposal previously granted to such Person.

(b) The Company shall promptly, and in any event within 24 hours of the Company obtaining knowledge of the receipt thereof, advise Parent in writing of any Competing Proposal, the financial and other material terms and conditions of any such Competing Proposal (including any changes thereto) and the identity of the Person making any such Competing Proposal. The Company shall (i) keep Parent reasonably informed of the status and material details (including any change to the terms thereof) of any such Competing Proposal and (ii) provide to Parent, as soon as practicable after receipt or delivery thereof (and in any event, within 24 hours of such receipt or delivery), copies of all correspondence (other than non-substantive written correspondence) and other written material (including all draft and final versions (and any amendments thereto) of agreements (including schedules and exhibits thereto) and any comments thereon) relating to any such Competing Proposal exchanged between the Company or any of its Subsidiaries (or their Representatives), on the one hand, and the Person making such Competing Proposal (or its Representatives), on the other hand.

(c) Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Company Stockholder Approvals, the Company may, subject to compliance with Section 7.02(b), furnish information to, and enter into discussions with, a Person who has made, after the date hereof, an unsolicited, written, bona fide Competing Proposal so long as such Competing Proposal did not result from a breach of this Section 7.02 and, prior to furnishing such information and entering into such discussions, the Company Board has (i) reasonably determined, in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that (A) such Competing Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal and (B) the failure to furnish such information to, or enter into such discussions with, the Person who made such Competing Proposal would be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Law, (ii) previously provided all such information to Parent (or provides such information to Parent substantially concurrent with the time it is provided to such Person), and (iii) obtained from such Person an Acceptable Confidentiality Agreement.

(d) Except as set forth in this Section 7.02(d), neither the Company Board nor any committee thereof shall (i) (A) fail to make, withdraw, qualify, modify or amend, or propose publicly to fail to make, withdraw, qualify, modify or amend, the Company Recommendation or fail to include the Company Recommendation in the Consent Solicitation Statement, (B) adopt or recommend, or propose publicly to adopt or recommend, any Competing Proposal, or (C) enter into any agreement relating to a Competing Proposal (other than an Acceptable Confidentiality Agreement), or (ii) make any public statement inconsistent with the Company Recommendation (any of the actions described in the foregoing clauses (i) and (ii), a “Change in the Company Recommendation”). Notwithstanding the foregoing, if at any time prior to the receipt of the Company Stockholder Approvals and subject to compliance with Section 7.02(b) the Company Board determines in its good faith judgment (after having received the advice of a financial advisor of nationally recognized reputation and outside legal counsel) that the failure of the Company Board to make a Change in the Company Recommendation would be inconsistent with the fiduciary duties of the Company Board to the Company and its stockholders under applicable Law, then the Company Board may make a Change in the Company Recommendation; provided, however, that no Change in the Company Recommendation may be made that relates to a Competing Proposal unless such Competing Proposal constitutes a Superior Proposal; provided, further, that the Company shall not be entitled to exercise its right to make a Change in the Company Recommendation until after the fourth Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to make a Change in the Company Recommendation (a “Notice of Adverse Recommendation”) and specifying the reasons therefor, including the terms and conditions of any Superior Proposal and including an unredacted copy of any proposed agreement (including schedules and exhibits thereto) relating to such Superior Proposal (it being understood and agreed that any subsequent amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Adverse Recommendation and a three Business Day notice period). The Company agrees that, during the applicable four or three Business Day notice period prior to the Company Board making a Change in the Company Recommendation, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent. In determining whether to make a Change in the Company Recommendation, the Company Board shall take into account any changes to the financial or other terms of this Agreement proposed by Parent in response to a Notice of Adverse Recommendation or otherwise. At the end of the four Business Day notice period (or three Business Day notice period with respect to any amendment to the financial terms or any other material term of such Superior Proposal) the Company Board may effect a Change in the Company Recommendation if the Company Board shall again make a determination in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed by Parent), that the Competing Proposal continues to be a Superior Proposal and that the Change in the Company Recommendation is required to comply with the fiduciary duties of the Company Board to the Company and its stockholders under applicable Law.

(e) Notwithstanding anything in this Agreement to the contrary, (i) neither the Company Board nor any committee thereof shall withdraw, revoke, rescind, modify or amend in any manner the Drag-Along Resolution and (ii) in no event shall any Change in the Company Recommendation (A) affect the validity and enforceability of this Agreement or the other Transaction Documents, including the obligations of the Company and the Company’s stockholders that are party to the Transaction Documents to consummate the Mergers or the other Transactions and to deliver (or cause to be delivered) the written consent contemplated by Section 3(b) of the Selling Investor Support Agreement, or (B) cause any state corporate takeover statute or other similar statute to be applicable to the Mergers or the other Transactions.

Section 7.03 Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, provide to Parent and Parent’s Representatives reasonable access during normal business hours upon reasonable prior notice to the officers, employees and other personnel, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof (including for purposes of conducting regulatory compliance reviews and audits to allow Parent to be in compliance with its policies and procedures and any applicable Law at the Effective Time); provided, however, that (x) the Company shall not be required to provide access to or disclose any such information to the extent such access or disclosure would result in the loss of attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company and its Subsidiaries shall use their reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege) and (y) the Company may limit physical access to the properties, offices and other facilities of the Company and its Subsidiaries to the extent the Company reasonably determines, in light of COVID-19, that such access would jeopardize the health and safety of any employee of the Company or its Subsidiaries or to the extent necessary to comply with applicable Laws.

(b) Without limiting the generality of the foregoing, the Company covenants and agrees that, between the date of this Agreement and the Effective Time, the Company shall keep Parent reasonably informed as to the Company’s FDA regulatory strategy with respect to non-immaterial communications with FDA, pre-submissions to FDA, submissions to FDA, and any other regulatory issues under consideration for presentation to FDA, including IDEs, clinical trials (whether new or on-going), and medical technology, including by providing copies of material information to Parent; provided, that the Company shall not be required to provide such information to the extent providing such information would result in the loss of attorney-client privilege of the Company or any of its Subsidiaries (provided that the Company and its Subsidiaries shall use their reasonable best efforts to provide such information in a manner that does not result in a loss of attorney-client privilege). In order to keep Parent reasonably informed regarding the Company’s regulatory relationship with FDA, the Company also agrees to in a reasonably timely manner provide Parent with any and all material communications with FDA with respect to its pre-submissions, submissions, and other non-immaterial regulatory issues such as IDEs, clinical trials (whether new or on-going), medical technology and any other subject which would likely have a material impact on the Company’s current or future business. Nothing contained in this Section 7.03(b) is intended to give Parent, directly or indirectly, the right to control or direct the FDA regulatory strategy of the Company or its Subsidiaries prior to the Effective Time.

(c) Except as otherwise prohibited by applicable Law, from the date of this Agreement until the Effective Time, Parent shall, and shall cause its Subsidiaries to, provide to the Company and the Company’s Representatives reasonable access during normal business hours upon reasonable prior notice to Parent’s personnel and records on a basis consistent with the Company’s access to such personnel and records prior to the date hereof in connection with the Company’s due diligence review of Parent and its Subsidiaries in connection with the Transactions.

(d) All information obtained by the parties hereto pursuant to this Section 7.03 shall be kept confidential in accordance with the Confidentiality Agreement.

(e) No investigation pursuant to this Section 7.03 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 7.04 Employee Benefits Matters. (a) From and after the Effective Time, Parent shall (or shall cause its Affiliates, including the Surviving Entity and its Subsidiaries to), honor in accordance with their terms, all Plans and all other contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries, in each case, as in effect immediately prior to the Effective Time that are applicable to current or former Service Providers. For the period beginning on the Closing Date and continuing through the first anniversary of the Closing Date (or, if shorter, during the period of employment), Parent shall, or shall cause the Surviving Entity and its Subsidiaries to, provide each employee of the Company or its Subsidiaries who continues to be employed by the Company or the Surviving Entity or their respective Affiliates after the Closing Date (collectively, the “Continuing Employees”) with (i) an annual base salary or hourly wage rate, as applicable, and annual cash target bonus or other recurring cash incentive opportunity that is no less favorable, in the aggregate, than the annual base salary or hourly wage rate, as applicable, and annual target cash bonus or other recurring cash incentive opportunity provided to such Continuing Employee immediately prior to the Effective Time, in the aggregate, and (ii) health, welfare and retirement benefits that are substantially comparable, in the aggregate, to either, in Parent’s sole discretion, (A) the health, welfare and retirement benefits provided to such Continuing Employee immediately prior to the Effective Time or (B) the health, welfare and retirement benefits provided to similarly situated employees of Parent and its Affiliates, in each case and for the avoidance of doubt, excluding defined benefit pension benefits. Without limiting the foregoing, the Chief Executive Officers of each of Parent and the Company, or each of their respective designees, shall cooperate to design and implement an annual bonus program, including performance goals, for the benefit of the Continuing Employees for the first full calendar year commencing after the Closing Date (the “Post-Closing Bonus Plan”), with the bonus payouts to be based on the attainment of performance goals applicable to the business of the Company and its Subsidiaries for such year (and not, for the avoidance of doubt, performance goals applicable to the business of Parent or any of its Subsidiaries other than the Company and its Subsidiaries). Each Continuing Employee shall be entitled to participate in the Post-Closing Bonus Plan with an annual bonus target equal to the greater of (x) such Continuing Employee’s annual bonus target under the Closing Year VCP (as defined below) and (y) the annual bonus target of a similarly-situated employees of Parent (as reasonably determined by Parent where such targets constitute a range).

(b) For all purposes under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employee after the Effective Time (including the Plans), but excluding any retiree health or welfare plans or programs and (solely for purposes of vesting) any equity compensation arrangements (the “New Plans”), Parent shall credit each Continuing Employee with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Continuing Employee was entitled, immediately prior to the Effective Time, to credit for such service under any similar Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause its Subsidiaries, including the Surviving Entity and its Subsidiaries, to) cause (i) each Continuing Employee to become immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing coverage under a Plan in which such Continuing Employee participated immediately prior to the Effective Time, and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions or limitations, evidence of insurability requirements, required physical examinations and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Plans in which such Continuing Employee participated immediately prior to the Effective Time. Parent shall (or shall cause its Subsidiaries, including the Surviving Entity and its Subsidiaries, to) cause any eligible expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the Plan year ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all applicable deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) To the extent any payments to “disqualified individuals” of the Company or its Subsidiaries (within the meaning of Section 280G of the Code) could be characterized as “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code in connection with the Transactions, the Company shall (i) no later than the Closing (and in any event prior to obtaining the consent of any recipient of such payment in accordance with (ii) below), disclose its calculations with respect to the potential excess parachute payments to Parent, and provide any other information reasonably requested by Parent that is necessary in order for Parent to review and understand such calculations (it being understood that the Company shall not be required to provide documents and information not in the Company’s possession or to prepare or draft any calculations or documents (other than the waivers, disclosure and solicitation documents and calculations of excess parachute payments otherwise referenced in this Section 7.04(c))), (ii) use commercially reasonable efforts to obtain from any disqualified individual a waiver of his or her rights to any such potential excess parachute payment absent approval by the Company’s shareholders in accordance with this Section 7.04(c), and (iii) prior to the Closing, submit such payments for approval or disapproval by a vote of the stockholders of the Company entitled to vote on such matters in a manner intended to meet the requirements of Section 280G of the Code and the applicable treasury regulations thereunder. Parent shall have the right to review and comment on any waiver required by clause (ii) and any disclosure and solicitation documents required by clause (iii) before such waiver or consent is sought or document is distributed, as applicable, and the Company shall consider any such comments in good faith. Parent shall, no later than ten (10) Business Days prior to the Closing, provide to the Company any Parent plans or arrangements that could result in the payment of any excess parachute payment that would be subject to the foregoing; provided that, in any event, the Company’s failure to include such Parent plans or arrangement in the stockholders voting materials described herein due to Parent’s failure to provide such plans and arrangements as contemplated hereby will not result in a breach of the covenants set forth in this Section 7.04(c).

(d) Parent shall maintain (or cause its Subsidiaries, including, following the Closing, the Surviving Entity and its Subsidiaries, to maintain) the Company’s annual Variable Compensation Plan for the year in which the Closing Date occurs (the “Closing Year VCP”) until at least December 31st of the year in which the Closing Date occurs, and shall pay (or cause its Subsidiaries, including, following the Closing, the Surviving Entity or its Subsidiaries, to pay) to each Continuing Employee who was a participant in the Closing Year VCP immediately prior to the Closing an award thereunder for the calendar year in which the Closing occurs based on the greater of (x) actual performance under the Closing Year VCP (which, for the avoidance of doubt, may be up to 150%) and (y) target performance (each, a “VCP Bonus”), subject to each such Continuing Employee’s continued employment with the Surviving Entity or its Subsidiaries through the applicable payment date and otherwise in accordance with the terms of the Closing Year VCP. If any such Continuing Employee’s employment is involuntarily terminated prior to the payment of his or her VCP Bonus, he or she will remain eligible to receive his or her VCP Bonus following the end of the applicable calendar year (but in no event later than March 15th of the year following the year in which the Closing Date occurs).

(e) Following the Closing, Parent shall provide each Continuing Employee with equity-based compensation (“Parent Equity Awards”) in accordance and consistent with Parent’s standard incentive equity grant practices, which shall include (without limitation), grants of Parent Equity Awards no less frequently than, in amounts and values that are no less than, and with terms and conditions (including vesting conditions) that are no less favorable than, Parent Equity Awards granted to similarly-situated Parent employees from time to time.

(f) Without limiting the generality of Section 11.05, the provisions of this Section 7.04 are for the sole benefit of the parties to this Agreement and nothing herein, express or implied, is intended or shall be construed as to confer upon or give any Person (including for the avoidance of doubt, any Continuing Employee or other current or former Service Provider), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 7.04) under or by reason of any provision of this Agreement. Nothing contained in this Agreement, express or implied, shall (i) be treated as an amendment to any Plan, New Plan or other compensation or benefit plan, program, policy, agreement, arrangement or understanding for any purpose, (ii) obligate Parent or the Surviving Entity or any of their Subsidiaries to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee or (iii) prevent Parent or the Surviving Entity or any of their Subsidiaries from amending or terminating any benefit plan or arrangement, in each case, subject to compliance with the other provisions of this Section 7.04.

Section 7.05 Directors’ and Officers’ Indemnification and Insurance. (a) Parent shall cause the Surviving Entity to assume, and shall cause the Surviving Entity to comply with (including by providing the Company with sufficient funds to comply with), the obligations with respect to all rights to indemnification, advancement of expenses, and exculpation from liabilities, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the certificate of incorporation and bylaws of the Company or any indemnification contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time, and such obligations shall survive the Mergers and shall continue in full force and effect in accordance with their terms. For the avoidance of doubt, the applicable rights of indemnification, advancement of expenses, and exculpation contemplated by this Section 7.05 and pursuant to the terms of the certificate of incorporation or bylaws of the Company as in effect at or prior to the Effective Time shall not be impaired by any modification of such terms in any amendment or restatement of such certificate of incorporation or bylaws following the Effective Time.

(b) Parent shall obtain, at the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of acts or omissions occurring at or prior to the Effective Time for six years from the Effective Time, covering each Person currently covered by the Company’s directors’ and officers’ liability insurance policies (a true and complete copy of which has been heretofore made available to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that in no event shall the Surviving Entity be required to expend pursuant to this Section 7.05(b) an aggregate amount in excess of 300% of the last annual premium paid by the Company for such insurance; provided, further, that, if the aggregate amount necessary to procure such insurance coverage exceeds such maximum amount, Parent shall only be obligated to provide as much coverage as may be obtained for such maximum amount.

(c) In the event the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving limited liability company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Entity, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.05.

Section 7.06 Notification of Certain Matters. (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any change, event, fact or development which would reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate such that the conditions set forth in

Section 8.02(a) or Section 8.03(a) would not be satisfied and (ii) any failure of the Company, Parent, First Merger Sub or Second Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in Section 8.02(b) or Section 8.03(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions.

Section 7.07 Reasonable Best Efforts; Further Action. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective the Transactions, including using its reasonable best efforts to accomplish the following: (i) the satisfaction of the conditions precedent set forth in Article VIII, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, including pursuant to the contracts set forth on Section 4.04 of the Company Disclosure Letter; provided that, notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with obtaining the consents, approvals or waivers referred to in this clause (ii), (iii) the obtaining of all necessary actions or nonactions and consents from, and the giving of any necessary notices to, Governmental Authorities and third parties and the making of all necessary registrations, declarations and filings under the HSR Act, which shall be made as soon as reasonably practicable following the date hereof and in any event no later than fifteen (15) Business Days following the date hereof, or are required or advisable under other applicable antitrust, competition or pre-merger notification Laws of any jurisdiction (collectively, “Antitrust Laws”), if any, (iv) the taking of all reasonable steps to provide any supplemental information requested by any Governmental Authority, including participating in meetings with officials of such entity in the course of its review of this Agreement or the Transactions, including the Merger, (v) the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority or third party that would otherwise have the effect of materially delaying or preventing the consummation of the Merger and (vi) the defending or contesting of any Actions challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed. In connection with and without limiting the generality of the foregoing, reasonable best efforts shall include (and with respect to remedies, shall be limited to) Parent and its Subsidiaries offering and agreeing to undertake Permitted Restrictions as reasonably necessary to obtain pre-merger clearance in as timely a manner as reasonably possible from Governmental Authorities under Antitrust Laws in the United States and, if applicable, the UK and Germany (specifically, for (1) any waiting period applicable to the Mergers under the HSR Act to have been terminated or expired and the avoidance of an Action in the US seeking to prohibit consummation of the Merger, and (2) any antitrust clearance required to be obtained in the UK and Germany (if applicable)). Notwithstanding the foregoing or any other provision of this

Agreement to the contrary, in no event shall Parent or its Subsidiaries (including First Merger Sub and Second Merger Sub and, after the Effective Time, the Surviving Corporation and its Subsidiaries and, after the Second Effective Time, the Surviving Entity and its Subsidiaries) be required to agree to or accept (A) any commitment, undertaking or Order to divest, hold separate or otherwise dispose of any portion of its or their respective businesses or assets, including after giving effect to the Transactions, or (B) any limitation on the ability of Parent or its Subsidiaries to acquire or hold or exercise full rights of ownership of any capital stock of the Company or its Subsidiaries, including after giving effect to the Transactions; provided, however, it being understood that Permitted Restrictions affecting the operations of Parent or its Subsidiaries (including, for this purpose, the Company and its Subsidiaries) shall be deemed not to be a limitation on the ability to exercise full rights of ownership. In no event shall the Company or any of its Subsidiaries be permitted to commit or agree to any remedy (including any matter described in clauses (A) and (B) and any Permitted Restriction) without Parent’s prior written consent. Nothing in this Section 7.07(a) shall require any party to take or agree to take any action with respect to its business or operations pursuant to this Section 7.07(a) unless the effectiveness of such agreement or action is conditioned upon the Closing.

For purposes of this Agreement, “Permitted Restrictions” shall mean the actions described in Section 7.07 of the Company Disclosure Letter.

(b) Each of Parent and the Company shall (i) reasonably cooperate with each other in connection with any filing or submission with any Governmental Authorities in connection with the Transactions and any consents from any Governmental Authority in connection therewith and any investigation or other inquiry related thereto and in connection with resolving any such investigation or inquiry with respect to any such filing or the Mergers, (ii) not extend any waiting or suspension period under any applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the Mergers, except with the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), (iii) respond as promptly as practicable to any applicable inquiries or requests received from any Governmental Authority for additional information or documentation, (iv) promptly make any applicable further filings or information submissions pursuant thereto that may be necessary or advisable and (v) promptly make any requisite filings or submissions required or advisable under any applicable Antitrust Laws. Each of Parent and the Company shall (A) promptly notify the other party of any written or oral communication to that party or its Subsidiaries or Representatives from any Governmental Authority regarding the parties’ collaborative efforts to obtain consents to the Mergers under Antitrust Laws, (B) subject to applicable Law and to the extent reasonably practicable, permit the other party to review and comment on any substantive written communication regarding such efforts prior to providing such communication to any Governmental Authority and (C) to the extent reasonably practicable, not agree to participate, or permit its Subsidiaries or Representatives to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning consents to the Mergers under Antitrust Laws unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority and reasonably practicable, gives the other party the opportunity to attend and participate. For the avoidance of doubt, subject to the proviso in the following sentence, Parent and the Company shall jointly control all communications with any Governmental Authority relating to Antitrust Laws, and determine and direct the strategy and process by which the parties will seek required approvals relating to Antitrust Laws. If the parties hereto initially disagree upon any such proposed communication, strategy or process, the parties agree to work together in good faith to resolve the disagreement and endeavor to implement such communication, strategy or process in a mutually acceptable manner; provided that to the extent that a disagreement is unresolved after good faith discussions between Parent and the Company, the implementation of such communication, strategy or process will be controlled by Parent after good faith consideration of the views of Company. Without limiting the foregoing, neither party shall make any filings, submissions or substantive written communications to any Governmental Authority to obtain consents to the Mergers under Antitrust Laws without first providing a written copy of such filing, submission or communication to the other party (or as appropriate to such party’s outside counsel) and allowing the other party a reasonable opportunity to provide comments on such filing, submission or communication prior to submission. Parent and the Company covenant and agree to incorporate all reasonable comments of the other party (or as appropriate such party’s outside counsel) with respect to such filings, submissions and communications prior to delivery of the same to any Governmental Authority.

Section 7.08 Obligations of First Merger Sub and Second Merger Sub. Parent shall take all action necessary to cause each of First Merger Sub and Second Merger Sub to perform its obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

Section 7.09 Consents of Accountants. Parent and the Company will each use their respective reasonable best efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with registration statements on Form S-4 under the Securities Act.

Section 7.10 Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Mergers to be approved for listing on the NASDAQ, subject to official notice of issuance, and the Company shall cooperate with Parent to the extent reasonably necessary with respect to such listing.

Section 7.11 Public Announcements. The initial press release relating to the Transactions shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of applicable stock exchanges, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing, and give each other the opportunity to review and comment upon, any press release or notice to stockholders, or otherwise making any public statements with respect to this Agreement, the Mergers or any of the other Transactions; provided, however, that each of Parent and the Company may make public statements that do not contain any information relating to the Transactions that has not been previously announced or made public in accordance with this Agreement and do not reveal material, nonpublic information regarding the other party; provided, further, that the Company may make public statements regarding a Change in the Company Recommendation pursuant to Section 7.02(d).

Section 7.12 Certain Tax Matters. (a) During the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall: (i) prepare and timely file all Tax Returns that are due on or before the Closing Date in accordance with, to the extent applicable and, except as required by Law, past practice, (ii) pay all Taxes due and payable in respect of such Tax Returns, except in the case of clauses (i) and (ii), where failure to file or pay would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (iii) accrue a reserve in the applicable books and financial statements in accordance with past practices for all Taxes payable for which no Tax Return is due prior to the Closing Date for which failure to pay would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (in each case with respect to a material amount of Taxes) that becomes pending against or with respect to the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The Company shall deliver to Parent on or prior to the Closing Date a properly executed statement signed by the Company to the effect that the shares of Company Stock are not “United States real property interests” within the meaning of Section 897 of the Code; provided, however, that notwithstanding the foregoing, the sole remedy under this Agreement in respect of any Person for the failure of the Company to deliver such certification specified in this Section 7.12(b) to Parent shall be to withhold in accordance with Section 3.02(i) any Taxes that are required to be withheld by such Person pursuant to Section 1445 of the Code by reason of such failure from any payment otherwise payable pursuant to this Agreement.

Section 7.13 Drag-Along; Stockholder Agreements and Communications. (a) Following the execution of the Drag-Along Consent by the Selling Investors, the Company shall promptly send a notice to the its stockholders (in the form attached hereto as Exhibit E) regarding the approval of this Agreement and the Transactions for purposes of the Drag-Along and the exercise of the Drag-Along and informing the Voting Agreement Parties of their obligations pursuant to Section 2 of the Voting Agreement with respect to the Drag-Along.

(b) Promptly following the S-4 Effectiveness Time and prior to the Effective Time, and in consideration of, among other things, the entry into this Agreement by the Company, Parent, First Merger Sub and Second Merger Sub and the anticipated consummation of the Transactions, the Company shall, pursuant to Section 2.2(c) of the Voting Agreement, use commercially reasonable efforts to cause each Voting Agreement Party to duly execute and deliver to the Company and Parent a support agreement in the form attached hereto as Exhibit F (with such changes and modifications as may be mutually agreed by Parent and the Company, each, a “Support Agreement”); provided that, notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be obligated to bear any expense or pay any fee (other than the payment of nominal administrative, processing or similar fees or charges) or grant any concession in connection with the foregoing.

(c) Unless otherwise required by Law or a Governmental Authority, the Company (i) shall recognize the proxy granted to Parent in respect of all shares of Company Stock held by the Voting Agreement Parties pursuant to the Drag-Along Consent and the proxy granted to Parent pursuant to the Selling Investor Support Agreement and each Support Agreement and (ii) shall not register transfers of Company Stock that do not comply with the terms of the Selling Investor Support Agreement and the Support Agreements (as applicable).

(d) Notwithstanding anything in this Agreement to the contrary, in no event shall any Change in the Company Recommendation affect the validity and enforceability of the obligations of the Company pursuant to this Section 7.13.

Section 7.14 Anti-Takeover Statutes. The Company and the Company Board shall: (a) grant such approvals and take all actions necessary so that no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover or similar Laws become applicable to this Agreement, the CVR Agreement, the Support Agreements and the Selling Investor Support Agreement or the Transactions, including the Mergers, and (b) if any such anti-takeover or similar Law becomes applicable to the Transactions, grant such approvals and take all actions necessary so that the Transactions may be consummated as promptly as practicable and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize to the greatest extent possible the effects of any such Law on the Transactions.

Section 7.15 Stockholder Litigation. From and after the date hereof, the Company shall promptly advise Parent orally and in writing of any Actions (including derivative claims) commenced or, to the knowledge of the Company, threatened against the Company and/or its directors or officers relating to this Agreement, the Mergers and/or the other Transactions contemplated hereby and shall keep Parent promptly and reasonably informed regarding any such Action. The Company shall give Parent the opportunity to participate in the defense or settlement of any such Action and shall give due consideration to Parent’s views with respect thereto. The Company shall not agree to any settlement of any such Action without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 7.16 Section 16 Matters. Prior to the Effective Time, the Parent Board (or a duly formed and duly authorized committee thereof) shall take all such actions as may be necessary or appropriate to cause any acquisitions of Parent Common Stock (including derivative securities related to Parent Common Stock) by any individual who shall become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the Transactions to be exempt under Rule 16b-3 under the Exchange Act, to the extent permitted by applicable Law.

Section 7.17 CVR Agreement. At or prior to the Effective Time, Parent will duly adopt, execute and deliver, and each of Parent and the Company shall use its commercially reasonable efforts to cause the Trustee to execute and deliver, the CVR Agreement.

Section 7.18 Financing. (a) Each of Parent, First Merger Sub and Second Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange and obtain the Financing on the terms and conditions described in or contemplated by the Financing Commitments prior to when the conditions to the Mergers set forth in Article VIII (other than those conditions that by their terms must be satisfied at the Closing) are satisfied, including using reasonable best efforts to (i)

maintain in effect the Financing Commitments; (ii) satisfy on a timely basis all conditions and covenants applicable to Parent, First Merger Sub and Second Merger Sub in the Financing Commitments and otherwise comply with its obligations in each case thereunder; (iii) enter into definitive agreements with respect to the Financing Commitments on the terms and conditions (including the “market flex” provisions) contemplated thereby; (iv) in the event that all conditions in the Financing Commitments have been satisfied, cause the Persons providing Financing under the Financing Commitments to fund the Financing and consummate the Financing contemplated by such Financing Commitments on or prior to the date the Closing is required to occur pursuant to Section 2.02; and (v) enforce its rights under the Financing Commitments, except, in the case of clauses (i) through (v) above, to the extent (and solely to the extent) Parent or one or more of its Subsidiaries has issued in one or more offerings any debt or equity securities in lieu of the Financing on or prior to the Closing Date or otherwise will have sufficient cash at the Closing, in each case in an amount such that Parent, First Merger Sub, Second Merger Sub, the Surviving Corporation and the Surviving Entity will be able to satisfy all of the payment obligations of Parent, First Merger Sub, Second Merger Sub, the Surviving Corporation and the Surviving Entity contemplated hereunder in connection with the Closing. Notwithstanding the foregoing, in no event shall Parent be required to pursue litigation against the Financing Sources in respect of this clause (a) or otherwise.

(b) None of Parent, First Merger Sub or Second Merger Sub shall agree to any amendment or modification to be made to, or any waiver of any provision or remedy under the Financing Commitments, without the prior written consent of the Company if such amendments, modifications or waivers would, or would reasonably be expected to, (i) reduce the aggregate amount of the Financing; (ii) impose new conditions (or expand any existing conditions) to the receipt of the Financing (in the case of each of (i) and (ii), only if such amendments, modifications or waivers would reasonably be expected to (x) interfere with Parent’s ability to make available to the Exchange Agent at or immediately prior to the Closing funds sufficient for the satisfaction of all of Parent’s, First Merger Sub’s and Second Merger Sub’s obligations under this Agreement, including the payment of the Merger Consideration and the payment of all associated costs and Expenses or (y) prevent, materially delay or materially impair the ability of Parent, First Merger Sub and Second Merger Sub to consummate the Mergers or its other obligations under the Agreement); (iii) prevent or materially delay the consummation of the Transactions; or (iv) adversely impact the ability of Parent, First Merger Sub or Second Merger Sub to enforce its rights against the other parties to the Financing Commitments (provided, however, that, for the avoidance of doubt, Parent, First Merger Sub and Second Merger Sub may amend or modify the Financing Commitments to add lenders, lead arrangers, underwriters, initial purchasers, bookrunners, syndication agents or similar entities, if the addition of such additional parties, individually and in the aggregate, would not prevent or materially delay the Financing or the consummation of the Transactions).

(c) Parent, First Merger Sub and Second Merger Sub shall keep the Company reasonably informed on a timely basis of the status of its efforts to arrange the Financing.

(d) Parent, First Merger Sub and Second Merger Sub shall give the Company prompt notice of Parent’s receiving any notice of any material breach or material default by any party to any Financing Commitment or definitive document related to the Financing of which Parent, First Merger Sub or Second Merger Sub become aware; provided, however, that in no event will Parent, First Merger Sub and Second Merger Sub be under any obligation to disclose any information that is subject to attorney-client or similar privilege. If any portion of the Financing becomes unavailable on the terms and conditions (including the “market flex” provisions) contemplated in the Financing Commitments and such portion is necessary to consummate the Mergers, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement upon terms and conditions not materially less favorable to Parent than those in the Financing Commitments (including, as necessary, the “market flex” provisions contained in any fee letter related to the Financing Commitments) (the “Alternative Financing”) as promptly as practicable following the occurrence of such event and prior to when the conditions to Mergers set forth in Article VIII (other than those conditions that by their terms must be satisfied at the Closing) are satisfied. Any replacement commitment letters and related fee letters (which may be redacted) in connection with an Alternative Financing shall constitute Financing Commitments under this Agreement.

Section 7.19 Financing Cooperation. (a) Prior to the Closing, the Company shall, and shall cause its Subsidiaries and each of its and their respective officers, employees, consultants and representatives to, use reasonable best efforts to cooperate with Parent, First Merger Sub and Second Merger Sub in connection with Parent’s obtaining the Financing; provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries in any material respect; provided, further, that neither the Company nor any of its Subsidiaries shall be required to commit to take any action that is not contingent upon the Closing (including the entry into any agreement) or that would be effective prior to the Effective Time other than as specifically set forth herein. Such cooperation shall include, without limitation:

(i) furnishing Parent, First Merger Sub and Second Merger Sub and their Financing Sources, promptly following Parent’s request, with such pertinent and customary (as compared to other transactions of this size and nature) information (other than financial information, which is covered by clause (ii) below), to the extent reasonably available to the Company, regarding the Company and its Subsidiaries as may be reasonably determined by Parent to be necessary in order to consummate the Financing, including all information necessary to satisfy the conditions set forth in the Financing Commitments;

(ii) furnishing Parent and its Financing Sources as promptly as practicable (but no earlier than (i) 90 days after the end of the relevant final fiscal year end in the case of paragraph (1), and (ii) 45 days after the end of the relevant fiscal quarter in the case of paragraph (2)) with: (A)(1) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company prepared in accordance with GAAP for the three most recently completed fiscal years ended at least 90 days before the Closing Date, and (2) unaudited consolidated balance sheets and related statements of income, and cash flows of the Company prepared in accordance with GAAP and reviewed by the Company’s independent accountants in accordance with the procedures set forth in AS 4105 (Reviews of Interim Financial

Information) for each subsequent fiscal quarter ended at least 45 days prior to the then expected Closing Date and (B) financial information of the type that would be required by Regulation S-X and Regulation S-K under the Securities Act for an offering of securities registered on Form S-3 under the Securities Act, including all information required to be incorporated by reference therein and audit reports of annual financial statements to the extent so required or otherwise reasonably necessary to permit Parent to prepare pro forma financial statements customary for Financings of the applicable type (all such information in clauses (A) and this clause (B), the “Required Information”); provided, however, that the Required Information shall not include, and Parent shall be solely responsible for, the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments desired to be incorporated into any pro forma financial information;

(iii) cooperating with Parent’s Financing Sources’ due diligence investigation of the Company and its Subsidiaries;

(iv) participating in and assisting with the syndication, underwriting, placement or other marketing of the Financing, including participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies, including direct contact between senior management of the Company and its Subsidiaries and representatives of the Company with prospective investors, lenders and rating agencies in connection with a Financing;

(v) assisting with the preparation of customary materials for registration statements, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and supplements related thereto and similar documents required in connection with the Financing (all such documents and materials, collectively, the “Financing Offering Documents”), providing customary authorization letters authorizing the distribution of information to prospective Financing Sources and containing customary 10b-5 representations and representations that the public side versions of such documents, if any, do not include material non-public information regarding the Company or its Subsidiaries or securities and management representation letters and delivering and consenting to the inclusion or incorporation in any SEC filing related to the Financing of the historical audited consolidated financial statements and unaudited consolidated interim financial statements of the Company;

(vi) executing and delivering any currency or interest hedging arrangements, other definitive financing documents (provided, however, that the effectiveness of such documents will be conditioned upon the occurrence of the Effective Time), and obtaining and delivering certificates or documents required to satisfy the conditions in the Financing Commitments;

(vii) obtaining from the Company’s registered public accounting firm that has audited the Company’s most recent financial statements customary comfort letters, consents, and other documentation and items required in connection with the Financing with respect to financial information provided pursuant to clause (a)(ii) of this Section 7.19 that is included or incorporated by reference in any prospectus, prospectus supplement, private placement memorandum or other offering document for which such comfort is customarily required, including customary confirmations (in customary form and scope and delivered at such customary times) of such accountants that they are prepared to issue any such comfort letter or consent subject to the completion of its customary procedures related thereto and obtaining customary legal opinions, in each case as reasonably requested by Parent (including those requested by Parent on behalf of a Financing Source);

(viii) delivering notices of prepayment within the time periods required by the relevant agreements governing indebtedness and arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and Encumbrances under indebtedness of the Company required to be repaid as of the Effective Time by the terms of any Financing;

(ix) taking all corporate and other actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to (A) permit the consummation of the Financing, (B) the distribution or payment of the proceeds of the Financing, if any, obtained by any Subsidiary of the Company to the Surviving Entity, and (C) cause the direct borrowing or incurrence of all of the proceeds of the Financing, by the Surviving Entity or any Subsidiary of the Company concurrently with or immediately following the Effective Time;

(x) furnishing Parent and its Financing Sources promptly and in any event at least 3 Business Days before the Closing Date with all documentation and other information which any Financing Source providing or arranging the Financing has reasonably requested at least 10 Business Days prior to the Closing Date that such Financing Source has determined is required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act;

(xi) procuring consents to the reasonable use of all of the Company’s logos in connection with the Financing (provided, however, that such logos are used solely in a manner that is not intended to and is not reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries); and

(xii) furnishing customary information reasonably available to the Company regarding the Company and its Subsidiaries required for Parent to obtain corporate and facilities ratings and ratings on any debt securities issued in connection with the Financing.

(b) At Parent’s reasonable request, the Company shall or shall cause its Subsidiaries to use their respective reasonable best efforts to amend or supplement any information supplied in writing by or on behalf of the Company or any of its Subsidiaries to Parent, First Merger Sub, Second Merger Sub or any Financing Source on a reasonably current basis to the extent such information (excluding any projections, forecasts, pro forma financial information and other forward-looking information), to the knowledge of the Company, taken as a whole, is not correct in all material respects, contains any untrue statement of material fact or omits to state any material fact necessary to make such information supplied in writing by or on behalf of the Company or any of its Subsidiaries not materially misleading.

(c) Nothing in this Section 7.19 shall require such cooperation to the extent it would (i) require the Company to agree to pay any fees, reimburse any expenses or give any indemnities prior to the Effective Time, (ii) require the Company to incur any other liability or obligation prior to the Effective Time (it being understood, however, that the Company shall bear all costs and expenses of its annual audit and quarterly reviews of its financial statements but not the costs of any comfort letter (which shall be borne by Parent)), or (iii) cause any condition to the Mergers set forth in Article VIII to fail to be satisfied or otherwise cause any breach of this Agreement that would give Parent the right to terminate this Agreement (unless, in each case, waived in writing by Parent). Parent shall promptly, upon request by the Company, pay all reasonable and documented out-of-pocket third party costs incurred by the Company or any of its Subsidiaries in connection with cooperation pursuant to this Section 7.19 except for the costs of the Company’s registered public accounting firm described in the prior sentence. All confidential information provided by the Company or its Subsidiaries to Parent or its Affiliates pursuant to this Section 7.19 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent shall be permitted to disclose such information to its Financing Sources and prospective Financing Sources, subject to ordinary and customary confidentiality undertakings. Notwithstanding the foregoing, Parent shall be permitted to disclose such confidential information upon prior written notice to the Company if such disclosure is required in order to comply with applicable laws (including any securities Law or the rules of a securities exchange) and with judicial process. Parent, First Merger Sub and Second Merger Sub shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing (other than arising from fraud, willful misconduct or misrepresentations, misstatements or omissions) and any information utilized in connection therewith (other than written information directly provided by the Company and its Subsidiaries).

(d) For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that its obligation to consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein are not conditioned upon the availability or consummation of the Financing or any other debt financing, the availability of any equity financing or the receipt of the proceeds therefrom.

(e) Without limiting in any respect the liabilities of the Financing Sources to Parent, First Merger Sub, Second Merger Sub or their Affiliates, or the remedies of Parent, First Merger Sub, Second Merger Sub or their Affiliates against the Financing Sources under any other agreement to which they are both parties, none of the Financing Sources shall have any liability to the parties or their Affiliates relating to or arising out of this Agreement, whether at law or equity, in contract, in tort or otherwise, and neither the parties nor any of their Affiliates will have any rights or claims against the Financing Sources in respect of the Financing under this Agreement. Notwithstanding anything herein to the contrary, in no event shall the Company or its Affiliates be entitled to seek any remedy, including specific performance of this Agreement, against any of the Financing Sources (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 7.19(e) and shall be entitled to enforce the provisions contained in this Section 7.19(e) as if they were a party to this Agreement).

(f) Notwithstanding anything to the contrary herein, it is understood and agreed that the condition precedent set forth in Section 8.02(b), as applied to the Company’s obligations under this Section 7.19, shall be deemed to be satisfied unless the financing contemplated by the Debt Commitment Letter has not been obtained as a direct result of the Company’s Intentional Breach of its obligations under this Section 7.19.

(g) The Company and Parent agree to the matters set forth on Section 7.19(g) of the Company Disclosure Letter.

Section 7.20 Resignations of Directors and Officers. At or prior to the Closing, the Company shall request that each director and officer of the Company deliver to Parent written resignation and release letters, effective as of the Closing Date, of each of the directors and officers of the Company requested by Parent in writing at least five Business Days prior to the Closing, effectuating his or her resignation from such position as a member of the Company Board or as an officer (although not as an employee, if applicable, unless otherwise so requested by Parent), in form and substance reasonably satisfactory to Parent.

ARTICLE VIII

CONDITIONS TO THE MERGERS

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent, First Merger Sub and Second Merger Sub to consummate the Mergers are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC.

(b) Stockholder Approval. The Company Stockholder Approvals shall have been obtained in accordance with the DGCL and the Company’s certificate of incorporation and bylaws.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent (collectively, a “Restraint”), which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the consummation of the Transactions.

(d) Regulatory Approvals. (i) Any waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated and (ii) any approval or waiting period with respect to those jurisdictions set forth in Section 8.01(d) of the Company Disclosure Letter shall have been obtained or terminated or shall have expired.

(e) NASDAQ Listing. The shares of Parent Common Stock to be issued in the Mergers shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 8.02 Conditions to the Obligations of Parent, First Merger Sub and Second Merger Sub. The obligations of Parent, First Merger Sub and Second Merger Sub to consummate the Mergers are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. In each case as of the date of this Agreement and as of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of the Company set forth in the first sentence of Section 4.07 (Absence of Certain Changes or Events) shall be true and correct in all respects, (ii) the representations and warranties of the Company set forth in Section 4.01(a) (Organization and Qualification; Subsidiaries) (only as it relates to the Company), Section 4.02 (Capitalization) (except with respect to Section 4.02(b) and Section 4.02(e)), Section 4.03 (Authority Relative to This Agreement) (except with respect to Section 4.03(d) and Section 4.03(e)), and Section 4.17 (Brokers) shall be true and correct in all material respects and (iii) the other representations and warranties of the Company set forth in Article IV shall be true and correct (without giving effect to any “material”, “materiality” or “Company Material Adverse Effect” qualification contained therein) except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied, in each case, in all material respects with the agreements and covenants required by this Agreement to be performed by it or complied with at or prior to the Effective Time.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a) and Section 8.02(b).

(d) Restrictions. No Restraint shall be in effect, in each case, under any Antitrust Law which imposes any remedies on Parent and its Subsidiaries (including First Merger Sub and Second Merger Sub and, after the Effective Time, the Surviving Corporation and its Subsidiaries and, after the Second Effective Time, the Surviving Entity and its Subsidiaries), (a) other than Permitted Restrictions or (b) unless such Restraint is part of an agreement between Parent and its Subsidiaries and a Governmental Authority.

(e) Stockholder Agreements. The Selling Investors shall have duly executed and delivered, or caused to be delivered, to Parent, First Merger Sub or Second Merger Sub the Selling Investor Support Agreement and the Drag-Along Consent.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Mergers are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. In each case as of the date of this Agreement and as of the Closing Date, except to the extent any such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (i) the representations and warranties of Parent, First Merger Sub and Second Merger Sub set forth in Section 5.09(e)(i) (Absence of Changes) shall be true and correct in all respects, (ii) the representations and warranties of Parent, First Merger Sub and Second Merger Sub set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization) and Section 5.04 (Authority Relative to This Agreement; No Vote Required) shall be true and correct in all material respects and (iii) the other representations and warranties of Parent, First Merger Sub and Second Merger Sub set forth in Article V shall be true and correct (without giving effect to any “material”, “materiality” or “Parent Material Adverse Effect” qualification contained therein) except where the failure of any such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent, First Merger Sub and Second Merger Sub shall have performed or complied, in each case, in all material respects with the agreements and covenants required by this Agreement to be performed by them or complied with at or prior to the Effective Time.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the Chief Executive Officer or Chief Financial Officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d) CVR Agreement. The CVR Agreement shall be in full force and effect at or prior to the Effective Time.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows:

(a) by mutual written consent of Parent and the Company, duly authorized by the Parent Board and the Company Board, respectively; or

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before 11:59 p.m., Eastern time, on the Outside Date; provided, however, that if on the Outside Date all of the conditions set forth in Section 8.01, Section 8.02 and Section 8.03 have been satisfied (or, with respect to the conditions that by their terms must be satisfied at the Closing, would have been so satisfied if the Closing would have occurred) other than the conditions set forth in Section 8.01(c) (to the extent such Restraint arises under the HSR Act or any other Antitrust Laws), Section 8.01(d) or Section 8.02(d), then either Parent or the Company may extend the Outside Date to 11:59 p.m., Eastern time, on December 20, 2021 by delivering written notice to the other party, which notice shall expressly reference extension of the Outside Date to December 20, 2021 pursuant to this Section 9.01(b)(i); provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement has been the proximate cause of, or resulted in, the failure of the Effective Time to occur on or before such time; or

(ii) any Restraint having the effect set forth in Section 8.01(c) hereof shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have complied in all material respects with its obligations under Section 7.07; provided, further, that an Initial Enforcement Order made by the Competition and Markets Authority pursuant to section 72(2) of the UK Enterprise Act 2002 is not considered a Restraint for the purposes of this clause 9.01(b)(ii); or

(c) by Parent:

(i) upon a breach by the Company of, or failure by the Company to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by the Company within thirty (30) days of receipt by the Company of written notice of such breach or failure; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 9.01(c)(i) if either of Parent, First Merger Sub or Second Merger Sub is in breach of its representations, warranties or covenants such that the conditions in Section 8.03(a) and Section 8.03(b) would not be satisfied;

(ii) If any Restraint having the effect set forth in Section 8.02(d) hereof shall have become final and nonappealable; provided, however, that Parent shall have complied in all material respects with its obligations under Section 7.07; provided, further, that an Initial Enforcement Order made by the Competition and Markets Authority pursuant to section 72(2) of the UK Enterprise Act 2002 is not considered a Restraint for the purposes of this clause 9.01(c)(ii);

(iii) if the Selling Investors fail to duly execute and deliver, or cause to be delivered, to Parent, First Merger Sub or Second Merger Sub the Selling Investor Support Agreement and the Drag-Along Consent within 24 hours following the execution and delivery of this Agreement; or

(d) by the Company upon a breach by any of Parent, First Merger Sub or Second Merger Sub of, or a failure by any of Parent, First Merger Sub or Second Merger Sub to perform, any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach or failure is incapable of being cured by the Outside Date or, if curable by the Outside Date, is not cured by Parent, First Merger Sub or Second Merger Sub, as applicable, within 30 days of receipt by Parent, First Merger Sub or Second Merger Sub, as applicable, of written notice of such breach or failure; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d) if the Company is in breach of its representations, warranties or covenants such that the conditions in Section 8.02(a) and Section 8.02(b) would not be satisfied.

Section 9.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other parties hereto, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 4.17, Section 5.13, Section 7.03(d), Section 7.19(c), Section 9.03, Section 9.04, Section 9.05, the tenth and eleventh sentences of Section 10.02 and Article XI, each of which shall survive any termination of this Agreement and remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination or for any Intentional Breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

Section 9.03 Fees and Expenses. (a) In the event that:

(i) Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(i) and, at the time of such termination, one or more of the conditions set forth in Section 8.01(c) (if the failure of such condition to be satisfied is a result of a Restraint arising under Antitrust Laws), Section 8.01(d) or Section 8.02(d) were not satisfied or waived;

(ii) Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(ii) as a result of a Restraint arising under Antitrust Laws; or

(iii) Parent terminates this Agreement pursuant to Section 9.01(c)(ii),

and, in the case of each of clauses (i), (ii) and (iii), at the time of such termination (A) all of the other conditions set forth in Article VIII have been satisfied or validly waived (except for those conditions that by their terms must be satisfied at the Closing, provided that such conditions would have been so satisfied if the Closing would have occurred) and (B) the Company and the Selling Investors are not in breach in any material respect of its obligations under this Agreement or Selling Investor Support Agreement, as applicable, in any manner that shall be the proximate cause of the failure of any of the conditions referred to in clause (i) above or the imposition of the Restraint in clause (ii) above or the imposition of any remedies (x) other than Permitted Restrictions or (y) unless such remedy is part of an agreement between Parent and its Subsidiaries and a Governmental Authority, as applicable, then Parent shall pay to the Company a fee equal to $300,000,000 (the “Regulatory Termination Fee”), by wire transfer on the second Business Day following the date of termination of this Agreement. In no event shall Parent be required to pay the Regulatory Termination Fee on more than one occasion.

(b) All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Mergers or any other Transaction is consummated, except Expenses incurred in connection with filing, printing and mailing of the Registration Statement and the Consent Solicitation Statement (including filing fees) shall be borne by Parent, whether or not the Mergers or any other Transaction is consummated.

(c) The parties hereto acknowledge and agree that the agreements contained in Section 9.03(a) are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement; accordingly, if Parent fails promptly to pay the Regulatory Termination Fee, and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Regulatory Termination Fee, Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, in each case, together with interest on the amount of the Regulatory Termination Fee, as applicable, from the date such payment was required to be made until the date of payment at the prime rate set forth in The Wall Street Journal, in effect on the date such payment was required to be made. Each party further acknowledges that the Regulatory Termination Fee is not a penalty, but rather is a reasonable amount that will compensate the receiving party in the circumstances in which such payment is payable for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions contemplated hereby, which amounts would otherwise be impossible to calculate with precision.

(d) Subject to the proviso at the end of this sentence, in the event the Regulatory Termination Fee is required to be paid and is paid to the Company pursuant to Section 9.03(a), such payment of the Regulatory Termination Fee shall constitute liquidated damages and be the sole and exclusive monetary remedy of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ respective current or future stockholders, employees, directors, officers or Affiliates (collectively, the “Company Related Parties”) against Parent, First Merger Sub and Second Merger Sub and their respective current, former or future Representatives (collectively, the “Parent Related Parties”) for all losses, damages, costs or expenses in respect of this Agreement (or the termination thereof) or the Transactions (or the failure of such transactions to occur for any reason or for no reason) or any breach of any covenant or agreement or otherwise in respect of this Agreement or any oral representation made or alleged to be made in connection herewith, and upon payment of the Regulatory Termination Fee, none of the Parent Related Parties shall have any further monetary liability or obligation relating to or arising out of this Agreement or the Transactions, and none of the Company, its Subsidiaries or any other Company Related Party shall seek to recover any other monetary damages; provided, however, that (x) Section 7.19(c) shall survive any such termination and (y) in the event of any Intentional Breach by Parent, First Merger Sub or Second Merger Sub prior to such termination, the Company shall be entitled to the payment of the Regulatory Termination Fee (to the extent owed pursuant to Section 9.03(a)) and to seek any damages (including, for the avoidance of doubt, damages of the type referred to in Section 11.05(ii)), to the extent proven, resulting from or arising out of such Intentional Breach (as reduced by any Regulatory Termination Fee paid by Parent).

Section 9.04 Continuation Payments; Additional Termination Payment; Equity Issuance Fees and Expenses. (a) In the event (i) the Effective Time has not occurred on or before 11:59 p.m., Eastern Time, on December 20, 2020, and (ii) the Company is not in breach in any material respect of its obligations under this Agreement in any manner that shall have proximately caused the failure of the Effective Time to occur prior to the date on which a Continuation Payment (as defined below) is due, Parent shall make a payment to the Company of $35 million (each, a “Continuation Payment”), by wire transfer on the next Business Day following such date and on the 20th day of each month thereafter until the earlier of (a) the Closing Date or (b) the termination of this Agreement by either Parent or the Company pursuant to Section 9.01 (such date, the “Continuation End Date”); provided, however, that Parent shall have no obligation to make any Continuation Payment which is an Excess Continuation Payment unless and until the Company Conditions have been satisfied (it being understood that any Excess Continuation Payment(s) that would have been required to be paid if the Company Conditions have been satisfied will be paid by Parent to the Company promptly following satisfaction of the Company Conditions); provided, further, that the Company may waive Parent’s obligation to make any Excess Continuation Payment. For the avoidance of doubt, no additional Continuation Payments shall be payable by Parent in relation to periods after the Continuation End Date.

(b) In the event that this Agreement is terminated in a circumstance where the Regulatory Termination Fee becomes payable by Parent in accordance with Section 9.03 and subject to the satisfaction (or waiver by Parent) of the Company Conditions (unless Parent’s material breach of this Section 9.04 is the proximate cause of the failure of such Company Conditions to be satisfied), at the Company’s election, by written notice to Parent no later than the date which is ten (10) Business Days after such termination, Parent shall pay to the Company an additional amount specified by the Company up to $300 million (the “Additional Termination Payment”) on or prior to the date which is three (3) Business Days after the later of: (i) the date of the Company’s written election referred to in this Section 9.04(b), and (ii) the satisfaction of the Company Conditions (unless Parent’s breach of this Section 9.04 is the proximate cause of the failure of such Company Conditions to be satisfied, in which case the Additional Termination Payment shall be payable upon the date specified in clause (i)).

(c) Upon the date which is the later of (i) sixty (60) days after the date of termination of this Agreement (the “Termination Date”), and (ii) three (3) Business Days after satisfaction or waiver (where permissible) of the Issuance Conditions, as consideration for any Excess Continuation Payments and the Additional Termination Payment, in each case, actually made by Parent, as applicable, the Company shall (x) issue and deliver to Parent a number of validly issued, fully paid and non-assessable shares of Series E-1 Preferred Stock equal to (I) (A) the aggregate amount of Excess Continuation Payments actually paid by Parent to the Company, plus (B) the amount of the Additional Termination Payment actually paid by Parent to the Company ((A) plus (B) being the “Investment Amount”), minus (C) an amount (if any) specified by the Company in its sole discretion (the “Reduction Amount”), divided by (II) the Issue Price (the “Equity Issuance”), and (y) pay to Parent the Reduction Amount (if any); provided that, prior to consummation of the Equity Issuance, the Company may elect (in its sole discretion) to pay to Parent an amount of cash equal to the Investment Amount, and, upon such payment being made to Parent, the Company shall have no further liability pursuant to this Section 9.04 and, for the avoidance of doubt, will not be obliged to consummate the Equity Issuance or follow the process set forth in Section 9.04(f).

(d) The Company shall use its reasonable best efforts to cause the Company Conditions to be satisfied prior to the earlier to occur of (i) in circumstances where the Regulatory Termination Fee is payable, the Termination Date, and (ii) prior to the date that the first payment by Parent to the Company of any Excess Continuation Payment is payable. Parent irrevocably agrees that it shall (and shall cause its Subsidiaries to), upon the written request of the Company, vote any shares of capital stock of the Company held by it to approve all matters and execute any written consents and/or amendments or restatements of the Investor Agreements, in each case as are reasonably necessary to satisfy the Company Conditions.

(e) As used in this Section 9.04:

(i) “Class A-1 Common Stock” shall mean a series of common stock of the Company having substantially the same terms as the Class A Common Stock, except that (1) shares of Class A-1 Common Stock shall have no voting rights and (2) upon the transfer by the holder thereof to a third party, a share of Class A-1 Common Stock shall automatically convert into a share of Class A Common Stock if such conversion satisfies the Regulatory Condition.

(ii) “Company Conditions” shall mean:

(A) The Company shall have received all necessary stockholder and other corporate approvals and adopted and filed with the Secretary of State of the State of Delaware an amendment to its certificate of incorporation, in a form consistent with this Section 9.04, creating and authorizing the issuance of the Series E-1 Preferred Stock and the Series E Preferred Stock, Class A-1 Common Stock and Class A Common Stock into which such Series E-1 Preferred Stock may be converted

(B) The Company shall have either (x) received such waivers as are reasonably required under its certificate of incorporation, bylaws and the Investor Agreements to permit the consummation of the Equity Issuance, including the waiver of any preemptive rights, rights of first offer, rights of first refusal or similar rights of any stockholder of the Company with respect to the Equity Issuance, or (y) notified the Parent that it has complied, or intends to comply, with any such preemptive rights, rights of first offer, rights of first refusal or similar rights of any stockholder of the Company with respect to the Equity Issuance (it being understood that the Company may, at its election, issue additional shares of Series E-1 Preferred Stock to such stockholders above and beyond the amount of shares to be issued to Parent in the Equity Issuance (assuming there is no Reduction Amount) or adjust the number of shares to be issued to Parent in the Equity Issuance by specifying a Reduction Amount).

(C) Amendments to each of the Investor Agreements to include the Series E-1 Preferred Stock and the Series E Preferred Stock in the definition of “Preferred Stock” and to define “Class A Common Stock” to include shares of Class A-1 Common Stock in each such Investor Agreement, in each case in a consistent with this Section 9.04, shall have been approved and adopted.

(iii) “Excess Continuation Payments” shall mean Continuation Payments actually paid to the Company in excess of $315 million.

(iv) “Issuance Conditions” shall mean the Regulatory Condition and the Company Conditions.

(v) “Issue Price” shall mean $8 billion divided by the Company Fully Diluted Share Count (with the reference to the Effective Time in the definition of “Company Fully Diluted Share Count” deemed to be a reference to the date of the Equity Issuance).

(vi) “Regulatory Condition” shall mean (A) no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise preventing the Equity Issuance, (B) no Action by a Governmental Authority seeking such Law shall be pending, and (C) any waiting period under the HSR Act, if applicable, shall have expired or been terminated.

(vii) “Series E Preferred Stock” shall mean a series of preferred stock of the Company having substantially the same terms as the Series A Preferred Stock, except that the Original Issue Price (as defined in the Restated Certificate of Incorporation) shall be equal to the Issue Price.

(viii) “Series E-1 Preferred Stock” shall mean a series of preferred stock of the Company having substantially the same terms as the Series A Preferred Stock, except that (i) the Original Issue Price (as defined in the Restated Certificate of Incorporation) of the Series E-1 Preferred Stock shall be equal to the Issue Price, (ii) shares of Series E-1 Preferred Stock shall have no voting rights (including with respect to a vote on mandatory conversion in connection with a Qualified IPO (as defined in the Restated Certificate of Incorporation)), other than the right to approve (x) the amendment, alteration or repeal of any provision of the certificate of incorporation or bylaws of the Company in a manner that alters or changes the powers, preferences or rights of the shares of Series E-1 Preferred Stock so as to adversely affect them disproportionately to any other series or class of stock (it being understood that the creation of a new series of preferred stock shall not be deemed to alter or change the powers, preferences, or rights of the Series E-1 Preferred Stock or otherwise require the affirmative vote or written consent of the holders of the Series E-1 Preferred Stock), and (y) any waiver of any adjustment to the conversion price for the Series E-1 Preferred Stock, (iii) holders of Series E-1 Preferred Stock will have no rights to designate a member of the Company Board, (iv) upon transfer by the holder thereof to a third party, a share of Series E-1 Preferred Stock shall automatically convert into a share of Series E Preferred Stock if such conversion satisfies the Regulatory Condition and (v) the Series E-1 Preferred Stock shall otherwise be convertible into shares of Class A-1 Common Stock on substantially the same terms on which the Series A Preferred Stock is convertible into Class A Common Stock.

(f) In the event that a Governmental Authority shall, pursuant to any applicable Antitrust Law, have enacted, issued, promulgated, enforced or entered any Law, which shall have become final and nonappealable, that has the effect of enjoining, restraining, prohibiting or otherwise preventing the satisfaction of the Regulatory Condition or the consummation of the Equity Issuance on or before the date which is 180 days after the Termination Date (the “Equity Issuance End Date”), then Parent shall nonetheless be obligated to make the Excess Continuation Payments and the Additional Termination Payment to the extent otherwise payable pursuant to this Section 9.04; provided that:

(i) for a period of 60 days after the Equity Issuance End Date, the parties hereto shall use reasonable best efforts to structure the Equity Issuance in a manner that is in compliance with applicable Law (including arranging for the Equity Issuance to be made in favor of a nominee of Parent or such other arrangement as is mutually agreed between the Company and Parent);

(ii) if, after such 60 day period, neither the Equity Issuance nor an alternative structure contemplated by clause (i) have been consummated, the Company shall (subject to the proviso at the end of this sentence of this clause (ii)) (x) from such date until the date which is 24 months after the Termination Date (the “Alternative Financing End Date”), use its commercially reasonable efforts to carry out one or more bona fide equity capital raises (each, an “Alternative Capital Raise”) in respect of shares of Company Capital Stock, and (y) if any Alternative Capital Raise is consummated prior to the Alternative Financing End Date, pay to Parent an amount equal to the lesser of (A)(I) the lesser of (a)(1) the number of shares of Series E-1 Preferred Stock that would have been issued pursuant to the Equity Issuance (and have not yet been covered by an Alternative Capital Raise pursuant to this Section 9.04(f)(ii)), and (2) the actual number of shares issued on the Alternative Capital Raise, multiplied by (II) the price per security obtained by the Company on the Alternative Capital Raise minus (b) the costs and expenses incurred by Company in connection with such Alternative Capital Raise, and (B) the Investment Amount;

provided that, notwithstanding the foregoing provisions of this Section 9.04(f), at any time between the Equity Issuance End Date and the Alternative Financing End Date, the Company may elect (in its sole discretion) to pay to Parent an amount of cash equal to the Investment Amount, and, upon such payment being made to Parent, the Company shall have no further obligations or liability pursuant to this Section 9.04 in respect of the Excess Continuation Payments and the Additional Termination Payment. Notwithstanding the foregoing provisions of this Section 9.04, except in the event of an Intentional Breach of this Section 9.04 by the Company, with effect from the Alternative Financing End Date, the Company shall have no obligations or liability pursuant to this Section 9.04 or in respect of the Excess Continuation Payments and the Additional Termination Payment.

(g) Until the Equity Issuance End Date, solely in connection with the Equity Issuance and/or the alternative structure contemplated by Section 9.04(f)(i), the Company will use its commercially reasonable efforts to reasonably cooperate with Parent to obtain any required approvals under Antitrust Laws in connection with the Equity Issuance and/or such alternative structure by: (i) providing Parent with such information as Parent reasonably requests in writing in connection with making any filings required under Antitrust Laws, (ii) at Parent’s reasonable request (and at Parent’s sole cost and expense) making such administrative filings with Governmental Authorities that are required by Antitrust Law to be made by the Company in connection with the Equity Issuance or such alternative structure, (iii) at Parent’s reasonable request (and at Parent’s sole cost and expense), attending and participating in meetings with any Governmental Authorities which are reasonably required in connection with obtaining clearance under Antitrust Laws, (iv) promptly notifying Parent of any written or material oral communication from any Governmental Authority relating to such approvals or clearance, (v)

subject to applicable Law and to the extent reasonably practicable, permit Parent to review and comment on any substantive written communication regarding the Equity Issuance or such alternative structure prior to providing such communication to any Governmental Authority and (vi) to extent reasonably practicable, not agree to participate, or permit its Subsidiaries or Representatives to participate, in any substantive meeting or discussion with any Governmental Authority with respect to the Equity Issuance or such alternative structure unless it consults with Parent in advance and, to the extent permitted by such Governmental Authority and reasonably practicable, gives Parent the opportunity to attend and participate. For the avoidance of doubt, and notwithstanding any provision in this Section 9.04(g), nothing in this Section 9.04(g) shall obligate the Company or any of its Subsidiaries to offer, agree to or accept any commitment, remedy, undertaking or Order of any kind.

Section 9.05 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approvals have been obtained, no amendment may be made that under applicable Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary in this Section 9.05, none of Section 5.08, Section 7.18, Section 7.19, Section 9.05, Section 11.05, Section 11.07 and Section 11.09 (or any other provision of this Agreement the amendment or waiver of which has the effect of modifying such Sections) may be amended, modified, terminated or waived in a manner that is adverse to the Financing Sources without the prior written consent of such Financing Sources (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 9.05 and shall be entitled to the protections of the provisions contained in this Section 9.05 as if they were a party to this Agreement).

Section 9.06 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) to the extent permitted by applicable Law, waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. No extension or waiver by the Company shall require the approval of the stockholders of the Company, unless required by applicable Law. Notwithstanding the foregoing, no failure or delay by the Company or Parent, First Merger Sub or Second Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

Section 9.07 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 9.01 or an amendment of this Agreement pursuant to Section 9.04 shall, in order to be effective, require, in the case of Parent or the Company, action by its board of directors or, with respect to any amendment of this Agreement pursuant to Section 9.04, the duly authorized committee of its board of directors to the extent permitted by applicable Law.

ARTICLE X

CVR HOLDER REPRESENTATIVE

Section 10.01 Designation and Replacement of CVR Holder Representative. The parties have agreed that it is desirable to designate a representative to act on behalf of those holders of Company Stock and Company Equity Awards who receive CVRs pursuant to the terms of this Agreement (each, a “Holder”) for all purposes under the CVR Agreement (the “CVR Holder Representative”). The Company (and, upon execution of a Letter of Transmittal, each Holder) will, promptly following the date hereof, subject to the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), designate an initial CVR Holder Representative, and appoint the CVR Holder Representative as agent and attorney-in-fact for and on behalf of the other Holders for all purposes under the CVR Agreement; provided that notwithstanding the foregoing, the Company may appoint Fortis Advisors LLC (or any of its Affiliates) or Shareholder Representative Services LLC (or any of its Affiliates) as the CVR Holder Representative without Parent’s consent. The CVR Holder Representative may resign at any time by five days’ prior written notice to Parent. The CVR Holder Representative may be removed pursuant to the terms of the CVR Agreement. In the event that the CVR Holder Representative has resigned or been removed, a new CVR Holder Representative, as applicable, shall concurrently be appointed pursuant to the CVR Agreement. All power, authority, rights and privileges conferred in this Agreement and the CVR Agreement to the initial CVR Holder Representative will apply to any successor CVR Holder Representative. The designation of any Person as a CVR Holder Representative is and shall be coupled with an interest, and, except as set forth in this Article X, such designation is irrevocable and shall not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the stockholders of the Company.

Section 10.02 Authority and Rights of the CVR Holder Representative; Limitations on Liability. The CVR Holder Representative shall have such powers and authority as are necessary to carry out the functions, on behalf of the Holders, assigned to it under the CVR Agreement, as applicable; provided, however, that the CVR Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, each Holder agrees that the CVR Holder Representative has full power, authority and discretion, on behalf of each Holder and his, her or its successors and assigns, to (a) interpret the terms and provisions of the CVR Agreement and the documents to be executed and delivered by the Holders in connection therewith, (b) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by the CVR Agreement, as applicable, (c) receive service of process in connection with any claims under the CVR Agreement or any document or agreement contemplated to be executed or delivered in connection with the CVR Agreement, (d) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with Orders and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgement of the CVR Holder Representative for the accomplishment of the foregoing, (e) give and receive notices and communications, and (f) take all actions necessary or appropriate in the judgment of the CVR Holder Representative in connection with the CVR Agreement. All actions taken by the CVR Holder Representative under the CVR Agreement shall be binding upon the Holders and their successors as if expressly confirmed and ratified in writing by each of them. The CVR Holder Representative shall not, in its capacity as such, have any liability to any Holder with respect to actions taken or omitted to be taken in its capacity as the CVR Holder Representative, except that the CVR Holder Representative will be liable for its willful misconduct or actual fraud, as finally determined by a court of competent jurisdiction from which no further appeal may be taken. The CVR Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders (as defined in the CVR Agreement); provided, however, that the CVR Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the CVR Holder Representative, unless the CVR Holder Representative has been provided with other funds, security or indemnities which, in the sole determination of the CVR Holder Representative are sufficient to protect the CVR Holder Representative against the costs, expenses and liabilities which may be incurred by the CVR Holder Representative in responding to such direction or taking such action. At no cost to the Parent, First Merger Sub, Second Merger Sub or the Company, the CVR Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and (in the absence of bad faith on the part of the CVR Holder Representative) shall be entitled to conclusively rely on the opinions and advice of such Persons. The CVR Holder Representative shall be entitled to reimbursement from the Holders or the holders of the CVRs, as applicable, for all reasonable expenses, disbursements and advances (including fees and disbursements of their counsel, experts and other agents and consultants) incurred by the CVR Holder Representative in such capacity, and shall be entitled to indemnification from the Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the CVR Holder Representative (except in each case for those arising out of the CVR Holder Representative’s, as applicable, gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. Parent and the Company shall be able to rely conclusively (without liability) on any instructions given and actions taken by the CVR Holder Representative as the instruction and decision of each Holder in all matters referred to therein, including instructions with respect to the payment and distribution of any amounts payable pursuant to or in relation to the CVR Agreement. No Holder shall have any cause of action against Parent or the Company for any action taken by Parent or the Company in reliance upon the written instructions or decisions of the CVR Holder Representative, or otherwise on account of payments or distributions made by or on behalf of Parent in accordance with the instructions of the CVR Holder Representative. The annual administration or retainer fees payable to the CVR Holder Representative shall be borne by Parent. Other than such annual administration or retainer fees, none of Parent, the Company or their respective Subsidiaries shall be responsible for or pay any other fees, expenses or other costs of the CVR Holder Representative. Notwithstanding anything to the contrary in this Article X, in the event of a conflict between the terms of the CVR Agreement and this Article X, the CVR Agreement shall control.

ARTICLE XI

GENERAL PROVISIONS

Section 11.01 Non-Survival of Representations, Warranties, Covenants and Agreements; Exclusive Remedy. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time, except for those covenants and agreements contained in this Agreement (including, without limitation, Article II, Article III, Section 7.04, Section 7.05, Article X and this Article XI) that by their terms are to be performed in whole or in part after the Effective Time (the “Post-Closing Covenants”). Effective as of the Effective Time, except for claims for Fraud or in respect of the Post-Closing Covenants, following the Effective Time, none of Parent, First Merger Sub, Second Merger Sub, the Company or any holder of Company Stock or Company Equity Awards (each, an “Equityholder”) shall have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the Transactions, whether at law or in equity or based on contract, tort, statute or otherwise. The provisions of and the limited remedies provided in this Section 11.01 were specifically bargained for among the parties and were taken into account by the parties in arriving at the Merger Consideration. After the Closing, no party or its Affiliates may seek the rescission of the Transactions.

Section 11.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement), (c) upon confirmation of receipt after transmittal by email (to such email address specified below or another email address or addresses as such Person may subsequently specify by proper notice under this Agreement) and (d) on the next Business Day when sent by national overnight courier (providing proof of delivery), in each case to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

if to Parent, First Merger Sub or Second Merger Sub:

Illumina, Inc.
5200 Illumina Way
San Diego, California 92122
Attention:	Charles E. Dadswell, Senior Vice President and General Counsel
Telephone:	858-202-4500
Facsimile:	858-202-4545
Email:	CDadswell@illumina.com
legalnotices@illumina.com

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, New York 10019-7475
Attention:	Faiza J. Saeed
Ting S. Chen
Telephone:	212-474-1000
Facsimile:	212-474-3700
Email:	fsaeed@cravath.com
tchen@cravath.com

if to the Company:

GRAIL, Inc.
1525 O’Brien Drive
Menlo Park, California 94025
Attention:	General Counsel
Telephone:	650-863-1024
Email:	msong@grailbio.com

with a copy to:

Latham & Watkins LLP
Attention:	W. Alex Voxman, Esq.
Andrew Clark, Esq.
Telephone:	213-485-1234
Facsimile:	213-891-8763
Email:	alex.voxman@lw.com
andrew.clark@lw.com

Section 11.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.04 Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto, including the Company Disclosure Letter), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent, First Merger Sub and Second Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations.

Section 11.05 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (i) as specifically provided in Section 7.05, Section 7.18, Section 7.19, Section 9.05, Section 11.05, Section 11.07 and Section 11.09 (which is intended to be for the benefit of the Persons expressly covered thereby and may be enforced by such Persons) and (ii) that the Company shall have the right to pursue damages on behalf of its stockholders in the event of Parent’s, First Merger Sub’s or Second Merger Sub’s Intentional Breach of this Agreement, which right is hereby acknowledged by Parent, First Merger Sub and Second Merger Sub.

Section 11.06 Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity. The parties further agree that no party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any such legal or equitable relief and each party waives any objection to the imposition of such relief or any right it might have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 11.07 Governing Law. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and, in each case, the appellate court(s) therefrom). The parties hereto hereby (i) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division)

or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware and, in each case, the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this Agreement or the Transactions brought by any party hereto, (ii) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by the above-named courts, and (iii) agree that such party will not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 11.02 shall be effective service of process for any such action.

(b) Each of the parties hereto and each Affiliate of Parent acknowledges and irrevocably agrees (i) that any Action (whether at law, in equity, in contract, in tort or otherwise) arising out of, or in any way relating to, the Financing or the performance of services thereunder or related thereto against or by any Financing Source in its capacity as such shall be subject to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan, New York, New York, and any appellate court therefrom, and each party hereto submits for itself and its property with respect to any such Action to the exclusive jurisdiction of such courts, (ii) not to bring or permit any of its Affiliates to bring or support anyone else in bringing any such Action in any other court, (iii) to waive and hereby waive, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court, (iv) that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (v) that any such Action shall be governed by, and construed in accordance with, the Laws of the State of New York (it being expressly agreed that the Financing Sources in their capacities as such shall be third party beneficiaries of this Section 11.07 and shall be entitled to enforce the provisions contained in this Section 11.07 as if they were a party to this Agreement).

Section 11.08 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or .pdf) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 11.09 WAIVER OF JURY TRIAL. EACH PARTY HERETO AND EACH AFFILIATE OF PARENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HERETO AND EACH AFFILIATE OF PARENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING THE COMMITMENT LETTER AND ANY FINANCING CONTEMPLATED BY PARENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THIS AGREEMENT). EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 11.09.

Section 11.10 Non-Assertion of Attorney-Client Privilege. Parent acknowledges that Latham & Watkins LLP and other legal counsel (“Prior Company Counsel”) have, on or prior to the Closing Date, represented one or more of the Selling Investors, Equityholders, the Company, and its Subsidiaries and other Affiliates, and their respective officers, employees and directors (each such Person, other than the Company and its Subsidiaries and their respective officers and employees, a “Designated Person”) in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (excluding, for the avoidance of doubt, the Company’s planned initial public offering) (each, an “Existing Representation”). Each of Parent and the Company (on behalf of itself and its Affiliates) waives and shall not assert, and agrees after the Closing to cause its Affiliates to waive and to not assert, any attorney-client privilege, attorney work-product protection or expectation of client confidence with respect to any communication between any Prior Company Counsel, on the one hand, and any Designated Person or the Company or any of its Subsidiaries (collectively, the “Pre-Closing Designated Persons”), or any advice given to any Pre-Closing Designated Person by any Prior Company Counsel, occurring during one or more Existing Representations in connection with any representation by one or more Prior Company Counsel of one or more Designated Persons, in each case, in connection with one or more post-Closing matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related to a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (collectively, “Pre-Closing Privileges”), it being the intention of the parties hereto that all rights to such Pre-Closing Privileges, and all rights to waiver or otherwise control such Pre-Closing Privilege, shall be retained by such Designated Persons and shall not pass to or be claimed or used by Parent or the Company, except as provided in the last sentence of this Section 11.10. Furthermore, each of Parent and the Company (on behalf of itself and its Affiliates) acknowledges and agrees that any advice given to or communication with any of the Designated Persons in connection with any Existing

Representation shall not be subject to any joint privilege (whether or not the Company or one more of its Subsidiaries also received such advice or communication) and shall be owned solely by such Designated Persons. Notwithstanding the foregoing, (i) in the event that a dispute arises between Parent or the Company or any of its Subsidiaries, on the one hand, and a third party other than a Designated Person, on the other hand, the Company may assert the Pre-Closing Privileges on behalf of the Designated Persons to prevent disclosure to such third party, provided, however, that such privilege may be waived only with the prior written consent of the Designated Persons, acting on behalf of the applicable Designated Persons (such consent not to be unreasonably withheld, conditioned or delayed) and (ii) the foregoing provisions of this Section 11.10 shall not extend to any communication or materials not involving the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any claims brought in connection with such transactions or this Agreement.

Section 11.11 Release by Equityholders. (a) Effective as of the Effective Time, upon execution of a Letter of Transmittal, each Equityholder, on behalf of himself, herself or itself and each of his, her or its past, present and future controlled Affiliates, parent(s) and subsidiary companies, representatives, and assigns (each, an “Equityholder Releasing Party” and, collectively, the “Equityholder Releasing Parties”) will absolutely, unconditionally and irrevocably release, acquit and forever discharge the Company and each of its respective past, present and future controlled Affiliates, parent(s) and subsidiary companies, joint ventures, predecessors, successors and assigns, and their respective past, present and future representatives, investors, equityholders, insurers and indemnitees, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (collectively the “Released Parties”), of and from any and all manner of action or inaction, cause or causes of action, Actions, Encumbrances, contractual obligations, promises, liabilities or damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, applicable Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected (“Claims”), which such Equityholder Releasing Parties, or any of them, ever have had or ever in the future may have against the Released Parties, or any of them, in each case, to the extent arising solely as a result of the ownership or purported ownership of any of Company Stock, Company Stock Options or other security or interest of the Company and which, in each case, are based on acts, events or omissions occurring prior to or contemporaneously with the Effective Time (the “Equityholder Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Equityholder Released Claims” shall not include, in any respect (i) an Equityholder’s right pursuant to the Transaction Documents, including the right to receive its respective portion of the Merger Consideration; (ii) any Claims for indemnification, insurance benefits, reimbursement or advancement of expenses in such Equityholder’s capacity as a director, officer or employee of the Company under the Company’s organizational documents or any indemnification agreement in effect as of the date hereof (or any fiduciary insurance policy maintained by the Company or the Surviving Entity for the benefit of the Equityholder, or any indemnification agreements with the Equityholder or its board designee) with respect to any act, omission, event or transaction occurring prior to or contemporaneously with the Effective Time; or (iii) the rights of any Equityholder Releasing Party in his or her capacity as an employee of the Company.

(b) Upon execution of a Letter of Transmittal, each Equityholder shall represent and acknowledge that he, she or it has read this release and the Merger Agreement and other Transaction Documents and understands their terms and has been given sufficient opportunity to review this release and the Transaction Documents and to ask questions of the Company’s Representatives. Each Equityholder will further represent that, in signing the Letter of Transmittal, he, she or it does not rely, and has not relied, on any representation or statement made by any Representative of the Company or any other Person with respect to the subject matter, basis or effect of this release or otherwise, except such express representations and warranties set forth in the Merger Agreement or this Agreement.

(c) Without limiting the generality of Section 11.11(a), with respect to the Equityholder Released Claims, each Equityholder, upon execution of a Letter of Transmittal, will acknowledge that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and expressly waive all rights under Section 1542 and any similar applicable Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d) Notwithstanding the provisions of Section 1542 or any similar applicable Law or common law principle in any applicable jurisdiction, upon execution of a Letter of Transmittal, each Equityholder will expressly acknowledge that the foregoing release is intended to include in its effect all claims within the scope of such release which any Equityholder does not know or suspect to exist in his, her or its favor against any of the Released Parties (including, without limitation, unknown and contingent claims), and that the foregoing release expressly contemplates the extinguishment of all such claims (except to the extent expressly set forth in this Section 11.11).

IN WITNESS WHEREOF, Parent, First Merger Sub, Second Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ILLUMINA, INC.

By:	/s/ Francis deSouza
Name: Francis deSouza
Title: President and Chief Executive Officer

SDG OPS, INC.

By:	/s/ Francis deSouza
Name: Francis deSouza
Title: President

SDG OPS, LLC

By:	/s/ Francis deSouza
Name: Francis deSouza
Title: President

GRAIL, INC.

By:	/s/ Hans Bishop
Name: Hans Bishop
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

SELLING INVESTOR SUPPORT AGREEMENT

SELLING INVESTOR SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), dated as of [●], among Illumina, Inc., a Delaware corporation (“Parent”) and each of the undersigned stockholders (the “Selling Investors”) of GRAIL, Inc., a Delaware corporation (the “Company”), set forth on Schedule 1(b) hereto.

WHEREAS, the Company, Parent, SDG Ops, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), and SDG Ops, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub”), have entered into an Agreement and Plan of Merger dated as of September 20, 2020 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of First Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger (the “Second Merger” and, together with the First Merger, the “Mergers”), and pursuant to which all shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than as provided in Section 2.04(c) of the Merger Agreement and Appraisal Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, each Selling Investor Beneficially Owns and is entitled to vote (or direct the voting of) the number of shares of Company Stock set forth opposite such Selling Investor’s name on Schedule 1(b) attached hereto; and

WHEREAS, Parent desires that the Selling Investors agree, and the Selling Investors are willing to agree, on the terms and subject to the conditions set forth herein, (i) to not Transfer (as defined below) the Covered Shares (as defined below), and (ii) to vote or consent with respect to all of the Covered Shares in a manner so as to facilitate the consummation of the Mergers and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a)    “Beneficially Own” means, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

(b)    “Covered Shares” means, with respect to any Selling Investor, (i) all shares of Company Stock set forth opposite such Selling Investor’s name on Schedule 1(b) attached hereto, and (ii) all shares of Company Stock that such Selling Investor comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of the Company, or other securities or interests exercisable for or convertible into shares of Company Stock or voting securities or instruments of the Company, that such Selling Investor comes

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to Beneficially Own during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of the Company).

(c)    “Expiration Date” means the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d)    “Transfer” means, with respect to any Selling Investor, that such Selling Investor sells, pledges, Encumbers, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of its Beneficial Ownership of Covered Shares.

2.    Agreement Not to Transfer or Encumber. Each Selling Investor hereby agrees that, from the date hereof until the Expiration Date, it shall not Transfer any Covered Shares, cause the conversion of any Covered Shares or deposit any Covered Shares into a voting trust or enter into any tender, voting or other agreement or arrangement with any Person with respect to any Covered Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement or the Drag-Along Consent) or give instructions with respect to the voting of the Covered Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Covered Shares that would in any way restrict, limit or interfere with the performance by the Selling Investors of their obligations hereunder or the transactions contemplated hereby, including the execution and delivery of the Written Consent approving the adoption of the Merger Agreement and approving the Transactions; provided, however, that the Stockholder may Transfer all or any portion of the Shares to one or more of its controlled Affiliates or a family member that, prior to such Transfer, executes and delivers to the Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of the Selling Investor’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as the Selling Investor is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as the Selling Investor shall have made hereunder. Notwithstanding the foregoing, following the receipt of the Company Stockholder Approvals, a Selling Investor may cause the conversion of any shares of Company Class B Common Stock into shares of Company Class A Common Stock in accordance with the Company’s certificate of incorporation.

3.    Agreement to Consent and Approve.

(a)    Each Selling Investor agrees to execute and deliver the Drag-Along Consent in such Selling Investor’s capacity as a holder of Company Preferred Shares, and (ii) to refrain from (x) withdrawing, revoking, rescinding, modifying or amending in any manner the Drag-Along Consent or (y) modifying or amending in any manner, or waiving compliance of, the Voting Agreement.

(b)    Each Selling Investor hereby irrevocably and unconditionally agrees, promptly after the Registration Statement (which shall include the Consent Solicitation Statement) is declared effective by the SEC (and in any event within five Business Days after notification thereof to such Selling Investor), to execute and deliver, or cause to be executed and delivered, a written consent substantially in the form attached hereto as Exhibit A (the “Written Consent”) approving the adoption of the Merger Agreement and approving the Transactions, including the Mergers, with respect to all of such Selling Investor’s Covered Shares. The Selling Investor’s execution and delivery of the Written Consent shall be carried out in accordance with the DGCL and the organizational documents of the Company, so as to ensure that it is duly counted for purposes of recording the results of such consent.

(c)    Each Selling Investor hereby irrevocably and unconditionally agrees that, from the date hereof until the Expiration Date, it shall vote or cause to be voted (including by written consent) all of

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such Selling Investor’s Covered Shares (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Transactions and (B) any amendment to the Company’s certificate of incorporation or Investor Agreements to the extent contemplated in Section 9.04 of the Merger Agreement and otherwise as is reasonably necessary to permit to, or assist the Company in, complying with its obligations under Section 9.04 of the Merger Agreement and (ii) against (A) any Competing Proposal; (B) any amendment of the organizational documents of the Company which would prevent or materially delay the consummation of the Transactions, including the Mergers; or (C) any other action, agreement or transaction involving the Company that would reasonably be expected to prevent or materially delay the consummation of the Transactions, including the Mergers.

(d)    Each Selling Investor agrees that, from the date hereof until the Expiration Date, in the event that a meeting of the stockholders of the Company is held regarding the Merger Agreement, the Transactions or any of the matters referred to in Section 3(c), it shall, or shall cause the holder of record of any of the Covered Shares of such Selling Investor on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all Covered Shares of such Selling Investor to be counted as present thereat for purposes of establishing a quorum, and shall vote all of such Selling Investor’s Covered Shares at such meeting in accordance with Section 3(c).

(e)    Except for the delivery of the Written Consent expressly contemplated by this Agreement, prior to the Expiration Date, no Selling Investor shall call, seek to call or request the call of any meeting of stockholders of the Company with respect to any matter relating to the Mergers or any other Transaction, or take any action by consent relating to the Mergers or any other Transaction, other than as expressly contemplated by Section 3(c), whether pursuant to the DGCL, the organizational documents of the Company or otherwise.

(f)    Notwithstanding anything to the contrary herein, in no event shall this Section 3 require or be construed so as to require any Selling Investor to vote or cause to be voted (including by written consent) such Selling Investor’s Covered Shares in favor of or against any stockholder vote to approve “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder) solicited in connection with the Transaction.

(g)    Notwithstanding anything to the contrary herein, in the event that a vote or consent of the stockholders of the Company is required in order to effect an amendment to the Merger Agreement that reduces the amount or changes the form of consideration payable in respect of each share of Company Capital Stock in the Mergers or otherwise amends the Merger Agreement in a manner adverse to the Selling Investor (any such amendment, an “Adverse Amendment”), the provisions of this Section 3 shall not apply with respect to the Selling Investor’s vote or consent with respect to such Adverse Amendment (and Selling Investor shall not be required to vote or consent to such Adverse Amendment); provided, however, that the term “Adverse Amendments” shall not include the amendments contemplated in Section 3(c)(i)(B).

4.    Voided Acts. Any (i) Transfer (or purported Transfer) in breach of this Agreement or (ii) attempt by any Selling Investor to vote, or express consent or dissent with respect to (or otherwise to utilizing the voting power of), its Covered Shares in contravention of this Agreement shall be null and void ab initio.

5.    Agreement Not to Solicit. Each Selling Investor agrees that it shall not, and shall cause each of such Selling Investor’s controlled Affiliates not to, and shall instruct such Selling Investor’s and such Selling Investor’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) solicit, initiate seek, or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to, any Competing Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or

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entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing Proposal, (d) enter into, or propose to enter into, any Competing Transaction Agreement, or (e) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. Each Selling Investor shall, and each Selling Investor shall cause such Selling Investor’s controlled Affiliates and use such Selling Investor’s reasonable best efforts to cause such Selling Investor’s Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Competing Proposal or proposal that would reasonably be expected to lead to a Competing Proposal.

6.    Commencement or Participation in Actions. Each Selling Investor hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of (if applicable), any Action against the Company and/or its directors and officers (for the avoidance of doubt, participating in the defense of such Action or any Action to enforce the Drag-Along is not prohibited by this Section 6) with respect to, any litigation (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or the exercise of the Drag-Along in connection with the Transactions or (b) alleging a breach of any fiduciary duty of the Company Board or its members or any stockholder of the Company in connection with the Merger Agreement, the Transactions or the transactions contemplated hereby.

7.    Appraisal Rights or Rights of Dissent. Each Selling Investor hereby waives, and agrees not to exercise or assert, any appraisal or dissenters’ rights it may have or could potentially have or acquire in connection with the Mergers under Section 262 of the DGCL and otherwise, whether or not such Selling Investor has previously made a written demand upon the Company and otherwise complied with the appraisal rights provisions of the DGCL.

8.    Confidentiality. Each Selling Investor agrees that, for a period of two years following the Expiration Date, such Selling Investor shall not, and shall cause its Affiliates, directors, officers, employees and agents not to divulge or convey to any third party, any of the Company’s confidential information, other than: (i) any of the Company’s confidential information that is or becomes generally available to the public other than as a result of an act or omission by such Selling Investor or its Affiliate, director, officer, employee or agent, (ii) any information that has been independently developed or conceived by the Selling Investor or its Affiliates, director, officer, employee or agent, (iii) is or has been made known or disclosed to the Selling Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company. Notwithstanding the foregoing, each Selling Investor shall be permitted to make any such disclosure (a) to its directors, officers, employees and agents who reasonably need to know such information and who agree to keep such information confidential and are made aware of the Selling Investor’s obligations of confidentiality under this Agreement and (b) to the extent requested by a Governmental Authority or required by Law or legal process (in which case the Selling Investor will, to the extent reasonably practicable and legally permissible, provide Parent with advance notice of such required or requested disclosure, shall use commercially reasonable efforts to resist such disclosure, and, at the request of Parent, shall cooperate with Parent to, at Parent’s sole cost and expense, limit or prevent such disclosure).

9.    Directors and Officers. Each Selling Investor is entering into this Agreement solely in its capacity as a Beneficial Owner of Covered Shares, and in this regard, such Selling Investor shall not be deemed to make any agreement or understanding in this Agreement in such Selling Investor’s capacity as a director or officer of the Company, including with respect to Section 7.02 of the Merger Agreement. The parties acknowledge and agree that nothing in this Agreement shall (i) restrict in any respect any actions taken by a Selling Investor or its designee who is a director or officer of the Company in his or her capacity as a director or officer of the Company or (ii) be construed to prohibit, limit or restrict the Selling Investor or its designee from exercising its fiduciary duties as a director or officer of the Company.

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10.    Irrevocable Proxy.

(a)    Each Selling Investor hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Selling Investor’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Selling Investor, to vote such Selling Investor’s Covered Shares, or execute a written consent or grant approval in respect of such Covered Shares, in a manner consistent with this Agreement from the date hereof until the Expiration Date, provided, however, for the avoidance of doubt, that such proxy and voting and related rights are limited to those matters set forth in clauses (b)-(d) of Section 3, and each Selling Investor shall retain at all times the right to vote such Selling Investor’s Covered Shares (or to direct how such Covered Shares shall be voted) in such Selling Investor’s sole discretion and without any other limitation on any matters not connected with the Transactions. Each Selling Investor understands and acknowledges that Parent has entered into the Merger Agreement in reliance upon such Selling Investor’s execution and delivery of this Agreement. Each Selling Investor hereby affirms that the irrevocable proxy set forth in this Section 10(a) is given to secure the performance of the duties of such Selling Investor under this Agreement. Each Selling Investor hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law and such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law and Section 2.09 of the Company’s bylaws until, and shall not be terminated by operation of Law or upon the occurrence of any other event other than, the termination of this Agreement pursuant to Section 19. Each Selling Investor shall, upon written request by Parent, as promptly as practicable, execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 10(a). Each Selling Investor agrees not to grant any proxy that conflicts with or is inconsistent with the proxy granted to Parent in this Agreement.

(b)    Each Selling Investor hereby revokes (or agrees to cause to be revoked) any proxies that conflict with or are inconsistent with the proxy granted to Parent in this Agreement that such Selling Investor has heretofore granted with respect to the Covered Shares Beneficially Owned by such Selling Investor, other than any such proxy granted to Parent pursuant to the Drag-Along Consent and Voting Agreement.

11.    [Reserved].

12.    Representations and Warranties of Parent. Parent hereby represents and warrants as follows:

(a)    Organization and Qualification. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b)    Authority; Binding Agreement. (i) Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and (ii) the execution and delivery by Parent of this Agreement and the performance of Parent’s obligations and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action, and no other actions on the part of Parent (or its board of directors or stockholders) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Selling Investors, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

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(c)    No Conflicts. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Parent’s certificate of incorporation or bylaws, (ii) any other contract to which Parent is a party or by which Parent may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Parent to perform its obligations under this Agreement, or (iii) any Law applicable to Parent.

(d)    No Litigation. There are no Actions pending or, to the knowledge of Parent, threatened against Parent, or any Order to which Parent is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to prevent or materially and adversely impair or otherwise affect the ability of Parent to fully perform its obligations under this Agreement.

13.    Representations and Warranties of the Selling Investors. Each Selling Investor (severally and not jointly) hereby represents and warrants as follows:

(a)    Organization and Qualification. If such Selling Investor is not an individual, such Selling Investor is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(b)    Authority; Binding Agreement. If such Selling Investor is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby. If such Selling Investor is not an individual, (i) such Selling Investor has all requisite power and authority to execute and deliver this Agreement, to perform such Selling Investor’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by such Selling Investor of this Agreement and the performance of such Selling Investor’s obligations and the consummation of the transactions contemplated hereby by such Selling Investor have been duly authorized by all necessary action, and no other actions on the part of such Selling Investor (or its governing body, board of directors, members, partners, stockholders or trustees, as applicable) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by such Selling Investor, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of such Selling Investor, enforceable against such Selling Investor in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c)    No Conflicts. None of the execution and delivery by such Selling Investor of this Agreement, the performance by such Selling Investor of such Selling Investor’s obligations hereunder or the consummation by such Selling Investor of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of, or in default under, (i) if such Selling Investor is not an individual, such Selling Investor’s articles or certificate of formation, incorporation or organization, operating agreement, bylaws or comparable organizational documents, as applicable, each in its currently effective form as amended from time to time, (ii) any other contract to which such Selling Investor is a party or by which such Selling Investor may be bound, including any voting agreement or voting trust, or (iii) any Law applicable to such Selling Investor, except, in each case, for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of such Selling Investor to

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perform such Selling Investor’s obligations under this Agreement on a timely basis or (y) prevent or materially delay the consummation of the Transactions. The execution, delivery and performance by such Selling Investor of this Agreement, and the consummation by such Selling Investor of the transactions contemplated hereby, require no consent or action by or in respect of, or filing with, any Governmental Authority.

(d)    Ownership of Shares. Such Selling Investor (i) is the lawful record and Beneficial Owner of the shares of Company Stock set forth opposite such Selling Investor’s name on Schedule 1(b) attached hereto and has, and at all times prior to the Expiration Date will have, the sole power to vote (or cause to be voted), Transfer, or demand or waive any appraisal rights with respect to, such shares of Company Stock, all of which are free and clear of, and not subject to, any Encumbrances (other than those (A) created by this Agreement, (B) applicable to such Selling Investor’s Covered Shares that may exist pursuant to securities Laws or (C) any proxies that are not required by Section 10(b) to be revoked and which do not relate to the Mergers, the Transactions or Competing Proposals) and (ii) as of the date hereof, does not Beneficially Own or have the right to vote (or cause the voting of) any shares of any class of Company Stock or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the shares of Company Stock set forth opposite such Selling Investor’s name on Schedule 1(b) attached hereto.

(e)    [Reserved].

(f)    No Litigation. As of the date hereof, there are no Actions pending or, to the knowledge of such Selling Investor, threatened against such Selling Investor, or any Order to which such Selling Investor is subject, except, in each case, for those that, individually or in the aggregate, would not reasonably be expected to (i) prevent or impair or materially delay the ability of such Selling Investor to fully perform such Selling Investor’s obligations under this Agreement on a timely basis or (ii) prevent or materially delay the consummation of the Transactions.

(g)    No Finder’s Fees. No broker, investment banker, financial advisor, finder, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission payable by the Company in connection with this Agreement based upon arrangements made by or on behalf of such Selling Investor in his, her or its capacity as a stockholder of the Company.

14.    Disclosure and Communications.

(a)    Each Selling Investor hereby consents to and authorizes the publication and disclosure of such Selling Investor’s identity and ownership, this Agreement and the nature of such Selling Investor’s commitments, arrangements and understandings pursuant to this Agreement and such other information pertinent to such disclosure, including the filing of this Agreement, by Parent and the Company in the Registration Statement, Consent Solicitation Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the Transactions, and agrees to reasonably cooperate with Parent in connection with such filings.

(b)    The Selling Investors shall not issue or make any press release or public announcement related to this Agreement, the Merger Agreement or the Transactions, or any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, in each case without the approval of Parent, unless required by applicable Law; provided, that, each Selling Investor may make public statements that do not contain any information relating to the Transactions that has not been previously announced or made public in accordance with this Agreement or the Merger Agreement so long as no such public statement (i) disparages the Transactions, (ii) encourages other holders of capital stock of the Company to vote against, or withhold their vote or consent on, the Transactions, including the adoption of the Merger Agreement, or (iii) encourages other holders of capital stock of the Company to exercise appraisal rights.

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15.    No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the applicable Selling Investor, and, except as otherwise provided herein, Parent shall not have any authority to direct any Selling Investor in the voting or disposition of any Covered Shares. For the avoidance of doubt, each Selling Investor shall be entitled to any dividends or other distributions declared by the Company Board with respect to such Selling Investor’s Covered Shares having a record date prior to the Effective Time.

16.    [Reserved].

17.    Stop Transfer Instructions. Each Selling Investor shall not request that the Company register the Transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of such Selling Investor’s Covered Shares, unless such Transfer is made in compliance with this Agreement. Each Selling Investor hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Covered Shares on the books of the Company in violation of this Agreement.

18.    [Reserved.]

19.    Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this Section 19 and Sections 1, 14 and 23 shall survive any termination of the Agreement and (ii) Sections 2, 3, 4, 5, 10 and 17 shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 19 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of a Selling Investor, for any intentional breach of this Agreement prior to such termination.

20.    Transaction Documents. Each Selling Investor acknowledges that the Merger Agreement and the other Transaction Documents may be amended in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents.

21.    Waiver. Each Selling Investor hereby waives any and all notice, information and consent requirements, as well as any right of first refusal, right of first offer, right of first negotiation, right restricting share transfers, redemption right, co-sale right, registration right, preemptive right and other similar rights, that may be applicable to, or triggered by, the Transactions, including the Mergers, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated thereby that are contained in the Company’s organizational documents or any contractual obligation between the Company and such Selling Investor, or under applicable Law.

22.    Release by Selling Investors.

(a)    Effective as of the Effective Time, each Selling Investor, on behalf of himself, herself or itself and each of his, her or its past, present and future controlled Affiliates, parent(s) and subsidiary companies, representatives, and assigns (each, a “Selling Investor Releasing Party” and, collectively, the “Selling Investor Releasing Parties”) hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Company and each of its respective past, present and future controlled Affiliates, parent(s) and subsidiary companies, joint ventures, predecessors, successors and

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assigns, and their respective past, present and future representatives, investors, equityholders, insurers and indemnitees, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (collectively the “Selling Investor Released Parties”), of and from any and all manner of action or inaction, cause or causes of action, Actions, Encumbrances, contractual obligations, promises, liabilities or damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, applicable Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected (“Claims”), which such Selling Investor Releasing Parties, or any of them, ever have had or ever in the future may have against the Selling Investor Released Parties, or any of them, in each case, to the extent arising solely as a result of the ownership or purported ownership of any of Company Stock, Company Stock Options or other security or interest of the Company and which, in each case, are based on acts, events or omissions occurring prior to or contemporaneously with the Effective Time (the “Selling Investor Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Selling Investor Released Claims” shall not include, in any respect (i) the Selling Investor’s right pursuant to the Transaction Documents, including the right to receive its respective portion of the Merger Consideration; (ii) any Claims for indemnification, insurance benefits, reimbursement or advancement of expenses in such Selling Investor Releasing Party’s capacity as a director, officer or employee of the Company under the Company’s organizational documents or any indemnification agreement in effect as of the date hereof (or any fiduciary insurance policy maintained by the Company or the Surviving Corporation for the benefit of the Selling Investor, or any indemnification agreements with the Selling Investor or its board designee) with respect to any act, omission, event or transaction occurring prior to or contemporaneously with the Effective Time; or (iii) the rights of any Selling Investor Releasing Party in his or her capacity as an employee of the Company.

(b)    Each Selling Investor Releasing Party represents and acknowledges that he, she or it has read this release and the Merger Agreement and other Transaction Documents and understands their terms and has been given sufficient opportunity to review this release and the Transaction Documents and to ask questions of the Company’s Representatives. Each Selling Investor Releasing Party further represents that, in signing this release, he, she or it does not rely, and has not relied, on any representation or statement made by any Representative of the Company or any other Person with respect to the subject matter, basis or effect of this release or otherwise, except such express representations and warranties set forth in the Merger Agreement or this Agreement.

(c)    Without limiting the generality of Section 22(a), with respect to the Selling Investor Released Claims, each Selling Investor Releasing Party acknowledges that he, she or it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and hereby expressly waives all rights under Section 1542 and any similar applicable Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

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(d)    Notwithstanding the provisions of Section 1542 or any similar applicable Law or common law principle in any applicable jurisdiction, each Selling Investor Releasing Party expressly acknowledges that the foregoing release is intended to include in its effect all Claims within the scope of such release which any Selling Investor Releasing Party does not know or suspect to exist in his, her or its favor against any of the Selling Investor Released Parties (including, without limitation, unknown and contingent Claims), and that the foregoing release expressly contemplates the extinguishment of all such Claims (except to the extent expressly set forth in this Section 22).

23.    Miscellaneous and General.

(a)    Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified with respect to any Selling Investor, except upon the execution and delivery of a written agreement executed by each of Parent and such Selling Investor. Any agreement on the part of any party to any waiver or any extension of time for performance shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or equity, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)    Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(c)    Governing Law; WAIVER OF JURY TRIAL.

(i)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware ((or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and, in each case, the appellate court(s) therefrom). The parties hereto hereby (A) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware ((or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and, in each case, the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, (B) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the

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Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above-named courts, and (C) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 23(d) shall be effective service of process for any such action.

(ii)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 23(C)(II).

(d)    Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent:

Illumina, Inc.
5200 Illumina Way
San Diego, California 92122
Attention:	Charles E. Dadswell, Senior Vice President and General Counsel
Telephone:	858-202-4500
Facsimile:	858-202-4545
Email:	CDadswell@illumina.com
legalnotices@illumina.com

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with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention:	Faiza J. Saeed, Esq.
Ting S. Chen, Esq.
Email:	fsaeed@cravath.com
tchen@cravath.com

if to a Selling Investor, to such Selling Investor at the address corresponding to such Selling Investor’s name on Schedule 1(b) with copies (which shall not constitute notice) to the Company (in accordance with Section 11.02 of the Merger Agreement) and to its counsel:

Latham & Watkins LLP
355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Attention:	Alex W. Voxman, Esq.
Andrew Clark, Esq.
Email:	alex.voxman@lw.com
andrew.clark@lw.com

Notice may be given to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e)    Entire Agreement. This Agreement (including any Schedules hereto) and the Merger Agreement constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

(f)    Parties in Interest; No Third Party Beneficiaries. Subject to Section 23(i), and without relieving any party of any obligation hereunder, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g)    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h)    Interpretation.

(i)    The Section headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the

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provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(ii)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i)    Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the parties. Any purported assignment in contravention of the preceding sentence shall be null and void.

(j)    Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(k)    Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 23(c), without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable Law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Parent otherwise has an adequate remedy at law.

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

ILLUMINA, INC.

By:	/S/ FRANCIS DESOUZA
Name: Francis deSouza
Title: President and Chief Executive Officer

[Parent Signature Page to Selling Investor Support Agreement]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

6 Dimensions Capital, L.P.

By:	6 Dimensions Capital GP, LLC
Its:	General Partner

By:	/s/ LEON CHEN
	Name:	Leon Chen
	Title:	Director

6 Dimensions Affiliates Fund, L.P.

By:	6 Dimensions Capital GP, LLC
Its:	General Partner

By:	/s/ LEON CHEN
	Name:	Leon Chen
	Title:	Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

15

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Absolute Partners Master Fund Limited

By:	/s/ HENRY LI
	Name:	Henry Li
	Title:	Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Arch Venture Fund IX Overage, L.P.

By:	ARCH Venture Partners IX Overage, L.P.
Its:	General Partner

By:	ARCH Venture Partners IX, LLC
Its:	General Partner

By:	/s/ MARK MCDONNELL
Name: Mark McDonnell
Title: Managing Director

Arch Venture Fund VIII, L.P.

By:	ARCH Venture Partners VIII, L.P.
Its:	General Partner

By:	ARCH Venture Partners VIII, LLC
Its:	General Partner

By:	/s/ MARK MCDONNELL
Name: Mark McDonnell
Title: Managing Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ HAL BARRON
Hal Barron

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Biomatics Capital Partners, L.P.

By:	/s/ BORIS NIKOLIC
Name: Boris Nikolic
Title: Managing Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

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IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ HANS BISHOP
Hans Bishop

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

20

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Bristol-Myers Squibb Company

By:	/s/ DAVID ELKINS
	Name:	David Elkins
	Title:	Executive Vice President & CFO

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

21

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ BROOK BYERS
Brook Byers

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

22

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Celgene Switzerland LLC

By:	/s/ DAVID ELKINS
	Name:	David Elkins
	Title:	Executive Vice President & CFO

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

23

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Creekstone Investment, LLC

By:	/s/ PAUL DAUBER
	Name:	Paul Dauber
	Title:	Manager

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

24

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Decheng Capital China Life Sciences USD Fund I, L.P.

By its General Partner, Decheng Capital China Management I (Cayman)

By:	/s/ XIANGMIN CUI
	Name:	Xiangmin Cui
	Title:	Managing Director

Decheng Capital China Life Sciences USD Fund II, L.P. (as stockholder, and as Proxyholder for Denlux Diagnostics Invest Inc. and Denlux Capital Inc.)

By its General Partner,

Decheng Capital China Management II

(Cayman)

By:	/s/ XIANGMIN CUI
	Name:	Xiangmin Cui
	Title:	Managing Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

25

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Deepbay Holdings Ltd.

By:	/s/ ALEXANDER WEST
	Name:	Alexander West
	Title:	Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

26

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Denlux Capital Inc.

By:	/s/ XIANGMIN CUI
	Name:	Xiangmin Cui
	Title:	Managing Director

Denlux Diagnostics Invest Inc.

By:	/s/ XIANGMIN CUI
	Name:	Xiangmin Cui
	Title:	Managing Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

27

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

The Duane Family Trust

By:	/s/ CATHY FRIEDMAN
	Name:	Cathy Friedman
	Title:	Trustee

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

28

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Explore Investments LLC

By:	/s/ PAUL DAUBER
	Name:	Paul Dauber
	Title:	Manager

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

29

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ KAYE FOSTER
Kaye Foster

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

30

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ CATHY FRIEDMAN
Cathy Friedman

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

31

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ MAYKIN HO
Maykin Ho

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

32

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Huber Family QTIP Trust U/A/D 09/19/2012

By:	/S/ JEFF HUBER
	Name:	Jeff Huber
	Title:	Manager

Huber Vossough 2020 GRAT U/A/D 08/18//2020

By:	/S/ JEFF HUBER
	Name:	Jeff Huber
	Title:	Manager

Maywood Trust U/A/D 09/19/2012

By:	/S/ JEFF HUBER
	Name:	Jeff Huber
	Title:	Manager

The Jeffrey T. Huber 2018 Grantor Retained Annuity Trust U/A/D 3/12/2018

By:	/S/ JEFF HUBER
	Name:	Jeff Huber
	Title:	Manager

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

33

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Illumina, Inc.

By:	/s/ FRANCIS DESOUZA
	Name:	Francis deSouza
	Title:	President & CEO

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

34

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Johnson & Johnson UK Treasury Company Limited

By:	/s/ LUC FREYNE
	Name:	Luc Freyne
	Title:	Director

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

35

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ KWAN CHEE CHAN
Kwan Chee Chan

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

36

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Madrone Opportunity Fund, L.P.

By:	Madrone Capital Partners, LLC
Its:	General Partner

By:	/s/ GREG PENNER
	Name:	Greg Penner
	Title:	Manager

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

37

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Merck Sharp & Dohme Corp.

By:	/s/ BENJAMIN THORNER
	Name:	Benjamin Thorner
	Title:	SVP & Head of BD&L, MRL

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

38

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Milky Way Investments Group Limited

By:	/s/ DESPOINA ZINONOS
	Name:	Despoina Zinonos
	Title:	President

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

39

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Rainbow Horizon Limited

By:	/s/ Jackson Law
	Name:	Jackson Law
	Title:	Managing Partner

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

40

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ WILLIAM RASTETTER
William Rastetter

The Rastetter Family Trust DTD Sept. 2, 2010, William and Marisa Rastetter, Trustees

By:	/s/ WILLIAM RASTETTER
	Name:	William Rastetter
	Title:	Trustee

By:	/s/ MARISA RASTETTER
	Name:	Marisa Rastetter
	Title:	Trsutee

The Investment 2002 Trust dated November 11, 2002

By:	/s/ WILLIAM RASTETTER
	Name:	William Rastetter
	Title:	Chairman, Neurocrine

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

41

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Sutter Hill Associates, LLC, a California limited liability company

By:	/s/ JEFF BIRD
	Name:	Jeff Bird
	Title:	Managing Director, Sutter Hill Ventures

Sutter Hill Ventures, a California Limited Partnership

By:	/s/ JEFF BIRD
	Name:	Jeff Bird
	Title:	Managing Director, Sutter Hill Ventures

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

42

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

/s/ WAI KWUN ROSSA CHIU
Wai Kwun Rossa Chiu

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

43

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

Waycross Ventures, LLC

By:	/s/ BROOK BYERS
	Name:	Brook Byers
	Title:	Managing Partner

Schedule 1(b)

[Selling Investor Signature Page to Selling Investor Support Agreement]

44

Schedule 1(b)

Selling Investor	Class A Common Stock	Class B Common Stock	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock	Series D Preferred Stock	Restricted Stock Units	Company Stock Options

Exhibit A

[Form of] Written Consent

45

EXHIBIT B

CONSENT

OF THE PREFERRED STOCKHOLDERS

AND CLASS A COMMON STOCKHOLDERS

OF GRAIL, INC.

The undersigned (the “Selling Investors”), being the holders of a majority of the shares of Class A Common Stock, par value $0.001 per share (the “Company Class A Common Stock”), of GRAIL, Inc., a Delaware corporation (the “Company”), issuable or previously issued upon conversion of the shares of the Company’s Series A Preferred Stock, par value $0.001 per share, Series B Preferred Stock, par value $0.001 per share, Series C Preferred Stock, par value $0.001 per share, and Series D Preferred Stock, par value $0.001 per share (collectively, the “Company Preferred Stock”), hereby consent to, adopt and approve the following resolutions and each and every action effected thereby:

WHEREAS, the Company, Illumina, Inc., a Delaware corporation (“Parent”), SDG Ops, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), and SDG Ops, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub”), have entered into an Agreement and Plan of Merger dated as of September 20, 2020 (as it may be amended from time to time, the “Merger Agreement”; capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement), which provides for, among other things, the merger of First Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger (the “Second Merger” and, together with the First Merger, the “Mergers”), and pursuant to which all shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than as provided in Section 2.04(c) of the Merger Agreement and Appraisal Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, each Selling Investor holds and is entitled to vote (or direct the voting of) the number of shares of Company Preferred Stock set forth opposite such Selling Investor’s name on Schedule 1 attached hereto, collectively constituting a majority of the shares of Company Class A Common Stock issuable or previously issued upon conversion of the shares of Company Preferred Stock;

WHEREAS, each Selling Investor is a party to the Amended and Restated Voting Agreement dated as of November 27, 2019 (the “Voting Agreement”), by and among the Company and the Voting Agreement Parties thereto, as amended by Amendment No. 1 to the Voting Agreement dated as of April 17, 2020, by and among the Company and the Voting Agreement Parties thereto, and Amendment No. 2 to the Voting Agreement dated as of May 11, 2020, by and among the Company and the Voting Agreement Parties thereto;

WHEREAS, Section 2.2 of the Voting Agreement provides that, in the event that each of (a) the Company Board and (b) the holders of a majority of the shares of Company Class A Common Stock then issuable or previously issued upon conversion of the shares of Company Preferred Stock approves a Sale of the Company (as defined therein) in writing, specifying that Section 2 of the Voting Agreement shall apply to such transaction, then each Voting Agreement Party shall be obligated to vote all shares of Company Stock held by such Voting Agreement Party in favor of, and adopt, such Sale of the Company and take such other actions as set forth in Section 2 of the Voting Agreement;

WHEREAS, the Company Board has approved the Transactions in writing as a Sale of the Company pursuant to Section 2.2 of the Voting Agreement and has specified that Section 2 of the Voting Agreement shall apply to the Transactions;

WHEREAS, in connection with the Transactions, each Selling Investor has entered into the Selling Investor Support Agreement, dated as of [•], by and among Parent and certain other stockholders of the Company party thereto (the “Selling Investor Support Agreement”), pursuant to which, among other things, each Selling Investor has agreed to vote or execute and deliver consents with respect to all shares of Company Stock held by such Selling Investor in accordance with the terms of the Selling Investor Support Agreement; and

WHEREAS, each Selling Investor desires, pursuant to Section 2.2 of the Voting Agreement, to approve the Transactions as a Sale of Company and to specify that the Drag-Along apply to the Transactions, including the Mergers.

NOW, THEREFORE, BE IT

RESOLVED, that the Merger Agreement and the Transactions, including the Mergers, are and each hereby is, approved, authorized and confirmed in all respects for purposes of Section 2.2(ii) of the Voting Agreement; and be it further

RESOLVED, that the Transactions constitute, and are hereby approved as, a Sale of the Company pursuant to Section 2.2 of the Voting Agreement and that Section 2 of the Voting Agreement applies to the Transactions; and be it further

RESOLVED, that the exercise of the Drag-Along pursuant to Section 2.2 of the Voting Agreement in connection with the Transactions is approved, authorized and confirmed in all respects; and be it further

RESOLVED, that each Voting Agreement Party shall be (x) notified of its obligation to (i) vote all shares of Company Stock held by such Voting Agreement Party in favor of, and adopt, the Merger Agreement and the Transactions, including the Mergers, by executing a written consent in the form attached hereto as Exhibit A and delivering such written consent to the Company after the Registration Statement is declared effective by the SEC as specified in the Consent Solicitation Statement, (ii) vote against any and all proposals that could delay or impair the ability of the Company to consummate the Transactions, including the Mergers, and (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law (including, without limitation, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware) with respect to the Transactions, including the Mergers, and (y) requested to execute and deliver the Support Agreement as promptly as practicable following the date hereof, pursuant to Section 2.2(c) of the Voting Agreement (provided, however, that the foregoing shall not require or be construed so as to require any Voting Agreement Party to vote the shares of Common Stock held by such Voting Agreement Party in favor of any stockholder vote to approve “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder) solicited in connection with the Transaction); and be it further

2

RESOLVED, that promptly after the Registration Statement (which shall include the Consent Solicitation Statement) is declared effective by the SEC, each Selling Investor will execute and deliver, or cause to be delivered, a written consent in the form attached hereto as Exhibit A pursuant to and in accordance with the Selling Investor Support Agreement; and be it further

RESOLVED, that, pursuant to Section 3.2 of the Voting Agreement, Parent be, and hereby is, appointed as the Selling Investors’ designee to hold and have the sole power to exercise the proxy and power of attorney contemplated by Section 3.2 of the Voting Agreement in connection with the Transactions, which designation shall not be revoked or rescinded prior to the earlier of the Effective Time or the termination of the Merger Agreement in accordance with its terms.

3

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

[Selling Investor]

By:
Name:
Title:

[Signature Page to Drag-Along Consent]

Schedule 1

Exhibit A

[Form of] Written Consent

1

EXHIBIT C

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT1

by and among

ILLUMINA, INC.,

[TRUSTEE]

and

[HOLDER REPRESENTATIVE]

Dated as of [•]

[1]	Subject to review by trustee and Holder Representative.

i

Note: This Table of Contents shall not, for any purpose, be deemed to be a part of this CVR Agreement.

Reconciliation and tie between Trust Indenture Act of 1939 and Contingent Value Rights Agreement, dated as of [•].

Trust Indenture Act Section	Agreement Section
Section 310(a)(1)	3.8
(a)(2)	3.8
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	3.8
(b)	3.7, 3.9
Section 311(a)	3.12
(b)	3.12
Section 312(a)	4.1, 4.2(a)
(b)	4.2(b)
(c)	4.2(c)
Section 313(a)	4.3(a)
(b)	4.3(a)
(c)	4.3(a)
(d)	4.3(b)
Section 314(a)	4.4
(b)	Not Applicable
(c)(1)	1.2(a)
(c)(2)	1.2(a)
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	1.2(b)
Section 315(a)	3.1(a), 3.1(b)
(b)	7.11
(c)	3.1(a)
(d)	3.1(c)
(d)(1)	3.1(a), 3.1(b)
(d)(2)	3.1(c)(ii)
(d)(3)	3.1(c)(iii)
(e)	7.12
Section 316(a)(last sentence)	1.1 (Definition of “Outstanding”)
(a)(1)(A)	7.9
(a)(1)(B)	7.10
(a)(2)	Not Applicable
(b)	7.7
Section 317(a)(1)	7.2
(a)(2)	7.2
(b)	6.3
Section 318(a)	1.7

Note: This reconciliation and tie shall not, for any purpose, be deemed to be a part of this CVR Agreement.

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•] (this “CVR Agreement”), by and among Illumina, Inc., a Delaware corporation (the “Parent”), [•], a national banking association, as Trustee (the “Trustee”), and [•], a [•], as Holder Representative (the “Holder Representative”), in favor of each person who from time to time holds one or more Contingent Value Rights (the “CVRs” and, each individually, a “CVR”) to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

W I T N E S S E T H:

WHEREAS, this CVR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of September 20, 2020 (as amended prior to the effective time thereof, the “Merger Agreement”), by and among Parent, SDG Ops, Inc., a Delaware corporation and direct, wholly owned Subsidiary of Parent (“First Merger Sub”), SDG Ops, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Parent (“Second Merger Sub”), and GRAIL, Inc., a Delaware corporation (the “Company”);

WHEREAS, pursuant to the Merger Agreement, Parent, First Merger Sub, Second Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (a) First Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”), and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into the Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Mergers”), with Second Merger Sub being the surviving company of the Second Merger (Second Merger Sub, in its capacity as the surviving company of the Second Merger, is sometimes referred to as the “Surviving Entity” or the Company); and

WHEREAS, the CVRs shall be issued in accordance with and pursuant to the terms and conditions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, it is covenanted and agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.1. Definitions. For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Article 1 have the meanings assigned to them in this Article 1, and include the plural as well as the singular;

(b) all accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with applicable Accounting Standards, where “Accounting Standards” means GAAP;

(c) all capitalized terms used in this CVR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement;

1

(d) all other terms used herein which are defined in the Trust Indenture Act (as defined herein), either directly or by reference therein, have the respective meanings assigned to them therein;

(e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision; and

(f) the words “include,” “includes” or “including” are deemed to be followed by the words “without limitation”.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Applicable Percentage” means, as of a specified date, (a) a percentage equal to 30% (measured by the projected Covered Revenues of Applicable Products of Parent and its Subsidiaries for the period from such specified date through the End Date) less (b) the percentage of projected Covered Revenues of Applicable Products of Parent and its Subsidiaries that have been sold, transferred, conveyed, leased, exclusively licensed (or licensed pursuant to another licensing arrangement or arrangements involving Intellectual Property that operate to transfer a substantial portion of the value of such Intellectual Property) or otherwise disposed of in connection with prior Minority Transactions (measured in accordance with immediately foregoing clause (a) as of the date of such Disposition).

“Applicable Products” means the Products referred to in clauses (a), (b) and (e) of the definition of Covered Revenues. If a Product that was a Bundled Product or Service ceases to be a Bundled Product or Service, then effective as of the date on which such Product ceases to be a Bundled Product or Service, it will not be an Applicable Product for any purpose under this CVR Agreement for so long as it is not a Bundled Product or Service and does not and would not generate Covered Revenues on a standalone basis.

“Board of Directors” means the board of directors of Parent or any other body performing similar functions, or any duly authorized committee of that board.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of Parent, to have been duly adopted by the Board of Directors or a written consent signed by the requisite directors serving on the Board of Directors and, in either case, that is in full force and effect on the date of such certification, and delivered to the Trustee.

“Bundled Product or Service” means any Product or Service of Parent and its Subsidiaries included within Covered Revenues as a result of the application of the final sentence of the definition of “Field” and does not generate Covered Revenues on a standalone basis.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Commencement Date” means the later of (a) the Closing Date and (b) (i) the date that the Company’s Galleri early detection test first becomes commercially available in the United States as a laboratory developed test, based on the date of any press release or other public announcement related to such event, or (ii) such earlier date (on or after the Closing Date) that the Holder Representative specifies in writing to Parent upon five days’ prior notice; provided that in any event the Commencement Date shall be no later than December 31, 2022.

“Confidential Information” shall have the meaning set forth in Section 6.8 of this CVR Agreement.

2

“Consideration” means (a) the total value of all cash, securities and other property paid or payable, directly or indirectly, by a purchaser to Parent or its Subsidiaries in connection with a transaction, plus, without duplication, (b) the aggregate principal amount of all indebtedness for borrowed money (including capitalized leases and preferred equity obligations) of Parent or its Subsidiaries, directly or indirectly, assumed by the transferee or acquiror in such transaction or refinanced (including any premiums paid) or extinguished by the transferee or acquiror in connection with such transaction. If any portion of Consideration is subject to increase by payments related to future events contingent or otherwise (including amounts paid into escrow), then the amount of such Consideration will be calculated based on the present value of such payments as mutually agreed upon in good faith by Parent and the Holder Representative. Non-cash consideration consisting of publicly traded securities shall be valued as set forth in the definitive agreement for the transaction or, if not so specified, at the average of their closing prices for the five trading days immediately prior to the closing of the transaction and any other non-cash consideration shall be valued at the fair market value thereof as determined in good faith by Parent and the Holder Representative.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this CVR Agreement is located at [•].

“Covered Products and Services” means the Products and Services referred to in clauses (a) and (b) of the definition of Covered Revenues, the Samples referred to in clause (d) of the definition of Covered Revenues and the Products, Services and Data referred to in the definition of “Sale of Data” referenced in clause (e) of the definition of “Covered Revenues”. If a Product or Service that was a Bundled Product or Service ceases to be a Bundled Product or Service, then effective as of the date on which such Product or Service ceases to be a Bundled Product or Service, it will not be a Covered Product and Service for any purpose under this CVR Agreement for so long as it is not a Bundled Product or Service and does not and would not generate Covered Revenues on a standalone basis.

“Covered Revenues” means, for any Covered Revenues Measuring Period or any Threshold Measuring Period (including, for the avoidance of doubt, the First Threshold Measuring Period and the Final Threshold Measuring Period), without duplication:

(a) Net Sales of any Products or Services designed and Sold for use in the Field, in each case utilizing any Methylation-based Technology, whether in whole or in part; plus

(b) Net Sales of the Minimal Residual Disease Test for Therapy Selection; plus

(c) Other Covered Revenue of Parent and its Subsidiaries on a consolidated basis; plus

(d) other revenue of Parent and its Subsidiaries on a consolidated basis in connection with the use or license of Samples, and Net Sales of Samples, in each case for any purpose so long as such Samples were generated or collected by the Company or its Subsidiaries or (following the Closing) Parent or its Subsidiaries from activities within the Field; plus

(e) Net Sales from the Sale of Data; plus

3

(f) the portion of the Consideration attributable to the Applicable Products or any other assets or rights, including Intellectual Property, Data, and Samples, in each case that generate Covered Revenues (other than in connection with a Specified Asset Sale), in each case Disposed of in a Minority Transaction; less

(g) any Permitted Deductions to the extent not already deducted in calculating any of the foregoing clauses (a) through (f);

provided that Covered Revenues shall exclude payments received in the form of grants for research from governmental entities or non-profit organizations. Notwithstanding anything to the contrary set forth herein, Covered Revenues shall exclude in all cases any revenue of Parent and its Subsidiaries to the extent generated from (A) Parent’s and its Subsidiaries’ general purpose instruments and reagents used for nucleic acid clustering and sequencing-by-synthesis or (B) Parent’s and its Subsidiaries’ general purpose analysis software for DNA base calling and sequence alignment.

For the avoidance of doubt, any dollar of revenue that is included within the calculation of Covered Revenues shall only be counted once for purposes of calculating Covered Revenues under this CVR Agreement. For example, if a Product is Sold to a non-wholly owned Subsidiary and included in the calculation of Net Sales, including subject to clauses 2 and 3 of the definition of Net Sales, a Sale of such Product by such non-wholly owned Subsidiary to a third party shall only be included in the calculation of Net Sales for the purpose of the calculation of Covered Revenues to the extent the Net Sales in such second transaction exceeds the Net Sales included in Covered Revenues in the first transaction.

Notwithstanding the foregoing, in the event that Parent or any Subsidiary of Parent directly or indirectly, by a sale or swap of assets or other rights, merger, reorganization, joint venture, lease, license or any other transaction or arrangement, sells, transfers, conveys, licenses or otherwise disposes of their respective rights in and to the business of Parent and its Subsidiaries that would generate Covered Revenues after the Closing Date and prior to the Commencement Date, the Consideration received in connection with such sale or swap of assets or other rights, merger, reorganization, joint venture, lease, license or any other transaction or arrangement attributable to the business of Parent and its Subsidiaries that would generate Covered Revenues shall be included in Covered Revenues in the First Threshold Measuring Period.

“Covered Revenues Measuring Period” means each fiscal quarter of Parent during the Covered Revenues Term; provided that (a) if the Commencement Date does not fall on the first day of Parent’s fiscal quarter, the first Covered Revenues Measuring Period shall commence on the Commencement Date and end on the last day of Parent’s fiscal quarter during which the Commencement Date falls and (b) the final Covered Revenues Measuring Period shall end on the End Date.

“Covered Revenues Payment” means, subject to any reductions pursuant to Sections 6.5(a) or 6.5(b), (I) (x) with respect to any Covered Revenues Measuring Period within a Threshold Measuring Period (other than the First Threshold Measuring Period and the Final Threshold Measuring Period), an amount equal to (i) for any Covered Revenues recognized in the applicable Threshold Measuring Period up to and including $1,000,000,000, 2.5% of such Covered Revenues for such Covered Revenues Measuring Period plus (ii) for any Covered Revenues recognized in the applicable Threshold Measuring Period in excess of $1,000,000,000, 9.0% of such Covered Revenues recognized in such Covered Revenues Measuring Period and (y) with respect to any Covered Revenues Measuring Period within the First Threshold Measuring Period or the Final Threshold Measuring Period, an amount equal to (i) for any Covered Revenues recognized in the applicable Threshold Measuring Period up to and including amount equal to $2,737,850.79 multiplied by the total number of days in such Threshold Measuring Period, 2.5% of such Covered Revenues recognized in such Covered Revenues Measuring Period plus (ii) for any Covered Revenues recognized in the applicable Threshold Measuring Period in excess of an amount equal

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to $2,737,850.79 multiplied by the number of days in such Threshold Measuring Period, 9.0% of such Covered Revenues recognized in such Covered Revenues Measuring Period, in the case of each of (x) and (y), multiplied by (II) a fraction, the numerator of which is the aggregate number of CVRs Outstanding as of the applicable Covered Revenues Payment Date, and the denominator of which is the Total Equity Count; provided that in no event will any Covered Revenues Payment become payable on account of Covered Revenues recognized in the period after the End Date; provided, further, that if Parent or any of its Subsidiaries enters into an agreement (including any license, settlement, covenant not to sue or other similar agreement and including any agreement with collaboration, licensing, asset sale, intellectual property enforcement or other similar terms) that requires payment to a third party for any significant know how, trade secrets, patents or other Intellectual Property after the Closing Date that is utilized to generate any Covered Revenue (“Specified Covered Revenue”), 9.0% of the amounts payable under such agreement shall be deducted from the Covered Revenues Payments payable in respect of Specified Covered Revenue under clauses (x)(ii) and (y)(ii) above, provided that the total amount deducted shall not exceed 1.0% of all Covered Revenues for which Covered Revenues Payments are payable under clauses (x)(ii) and (y)(ii) above (i.e., in no event will a Covered Revenues Payment with respect to a Covered Revenues Measuring Period under clauses (x)(ii) and/or (y)(ii) above be less than 8.0% of Covered Revenues recognized in the applicable Threshold Measuring Period).

“Covered Revenues Payment Date” means the 15th day after the date Parent is required to provide the Covered Revenues Statement pursuant to Section 4.4(b) for the Covered Revenues Measuring Period in respect of which a Covered Revenues Payment is due.

“Covered Revenues Statement” means, with respect to each Covered Revenues Measuring Period, the written statement of Parent, certified by the Chief Financial Officer of Parent and setting forth the calculation of the Covered Revenues Payment due, if any, and identifying any Covered Product and Service, if applicable, in respect of the applicable Covered Revenues Measuring Period in accordance with this CVR Agreement, including (a) for any Covered Products and Services for all countries in the aggregate, (x) the aggregate gross amount invoiced or otherwise charged for the sale and distribution of such Covered Products and Services by Parent and its Subsidiaries to third parties (other than Parent or its Affiliates) during the applicable period and (y) an itemized calculation of Net Sales for such Covered Products and Services showing deductions for such Covered Revenues Measuring Period provided for in accordance with the definition of Net Sales and (b) to the extent that any Covered Revenue for an applicable period is recorded in currencies other than United States dollars, the exchange rates used for conversion of such foreign currency into United States dollars.

“Covered Revenues Term” means the period beginning on the Commencement Date and ending on the End Date.

“CVR” and “CVRs” shall have the meaning set forth in the Preamble of this CVR Agreement.

“CVR Agreement” means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.

“CVR Certificate” means a certificate representing any of the CVRs.

“CVR Register” shall have the meaning set forth in Section 2.6(a) of this CVR Agreement.

“CVR Shortfall” shall have the meaning set forth in Section 6.5(e) of this CVR Agreement.

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“Data” means any data, metadata or information in any form whatsoever (including computational data, validation data, genomics data, genotype data, phenotype data, sequencing data, assay and related data, epigenomics data (including methylation data), other -omics data (including proteomics, metabolomics and transcriptomics data), data generated or derived from biological samples, in vitro and in vivo data, stability data, other study data, nonclinical and clinical data (including preclinical and clinical broad data sets, and safety databases), business and commercial data, manufacturing data, and regulatory data), whether or not raw, processed, analyzed, compiled, aggregated, organized, preliminary or final, technical, scientific, in hard copy or electronic form or in a database to the extent generated, created, aggregated or collected from or in the course of: (i) any Parent or Company research, development, clinical study, regulatory, manufacturing or commercial activities; or (ii) other activities or sources, including (a) knowledge, know-how, trade secrets, practices, procedures, methods (including any applicable reference standards), processes, expertise, techniques, methods, results, inventions (whether or not patentable), developments, specifications, formulations, formulae, materials or compositions of matter, (b) software, algorithms, blueprints, marketing reports, or engineering reports; or (c) nonclinical and clinical results (including pharmacological, biological, chemical, biochemical, toxicological, pharmaceutical, physical, analytical preclinical and clinical study and investigator reports, statistical analyses, expert opinions and reports).

“Default Interest Rate” means a rate equal to the sum of 3.0% plus the prime rate of interest quoted in the Money Rates section of The Wall Street Journal, or similar reputable data source, calculated daily on the basis of a 365-day year or, if lower, the highest rate permitted under applicable Law.

“Diligent Efforts” means, with respect to any Product or Service, efforts of a Person to perform diligently its obligations using such effort and employing such resources normally used by such Person in the exercise of its commercially reasonable business discretion relating to the research, development or commercialization of a Product or Service, that is of similar market potential at a similar stage in its development or product life, taking into account issues of market exclusivity (including patent coverage, regulatory and other exclusivity), safety and efficacy, product profile, the competitiveness of alternate Products or Services in the marketplace or under development, the launch or Sales of a similar Product or Service by such Person or third parties, the regulatory structure involved and likelihood of obtaining regulatory approval or clearance, the profitability of the applicable Product or Service (including pricing and reimbursement status achieved) and other relevant factors, including technical, commercial, legal, scientific and/or medical factors. Factors beyond the reasonable control of a Person, including regulatory delays, safety findings, unforeseen technical challenges, the failure of a Product or Service to meet necessary scientific or regulatory endpoints, and force majeure events shall be taken into account when evaluating whether a Person’s efforts hereunder constitute Diligent Efforts.

“Disposition” means any, direct or indirect, sale or swap of assets or other rights, merger, reorganization, joint venture, lease, exclusive license (or another licensing arrangement or arrangements involving Intellectual Property that operate to transfer a substantial portion of the value of such Intellectual Property) or any other transaction or arrangement or series of related transactions or arrangements entered into by Parent or any of its Subsidiaries to sell, transfer, convey, lease, exclusively license (or license pursuant to another licensing arrangement or arrangements involving Intellectual Property that operate to transfer a substantial portion of the value of such Intellectual Property) or otherwise dispose of its or their respective rights in and to applicable assets.

“End Date” means the date that is 12 years after the Commencement Date.

“Event of Default” shall have the meaning set forth in Section 7.1 of this CVR Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

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“Exchange Act Documents” shall have the meaning set forth in Section 4.4(a) of this CVR Agreement.

“Existing IP” means the Company’s know-how or other Intellectual Property as in existence as of the Closing Date, including all modifications, derivations, continuations, and improvements thereto following the Closing Date.

“Existing Products” means all Products referred to in clauses (a), (b) and (e) in the definition of Covered Revenues as in existence as of the Closing Date, to the extent regulatory approval and clearance is applicable, including Galleri multi-cancer early detection test, DAC diagnostic aid for cancer test and the Minimal Residual Disease Test.

“Field” means (i) detection, screening or diagnosis of or for cancer or nonalcoholic steatohepatitis (“NASH”) in all populations, including through use of the Company’s Galleri multi-cancer early detection test and/or DAC diagnostic aid for cancer test, and/or (ii) surveillance or monitoring of individuals with or suspected of cancer or NASH in order to determine the probability of whether an individual likely has cancer or NASH, disease prognosis, risk assessment, staging, monitoring of such disease, progression or recurrence, including through use of the Company’s Minimal Residual Disease Test. For the avoidance of doubt, the Field excludes (i) applications, Products and Services to the extent consisting solely of Therapy Selection and (ii) any Products of Parent or its Subsidiaries in existence as of the Closing Date and improvements, future versions, iterations and natural extensions thereof (including the TruSight Oncology 500 Product (“TSO500”)) used for solely Therapy Selection. If a Product or Service utilizing any Methylation-based Technology, whether in whole or in part (including any Product or Service of Parent or its Subsidiaries in existence as of the Closing Date (including TSO500)) is used for an application in the Field alone and/or also Therapy Selection, it shall be included in its entirety in the calculation of Covered Revenues. If a Product or Service utilizing any Methylation-based Technology, whether in whole or in part (including Products or Services of Parent or its Subsidiaries in existence as of the Closing Date (including TSO500)), is bundled, combined or Sold together with another Product or Service, regardless of whether such other Product or Service utilizes any Methylation-based Technology (including Products of Parent or its Subsidiaries in existence as of the Closing Date (including TSO500)) for an application in the Field alone and/or also Therapy Selection, such bundled or combined Product or Service shall be deemed included within the Field and included in its entirety in the calculation of Covered Revenues.

“Final Threshold Measuring Period” means the final Threshold Measuring Period of the Covered Revenues Term.

“First Merger” shall have the meaning set forth in the Recitals of this CVR Agreement.

“First Merger Sub” shall have the meaning set forth in the Recitals of this CVR Agreement.

“First Threshold Measuring Period” means the first Threshold Measuring Period of the Covered Revenues Term.

“GAAP” means United States generally accepted accounting principles in effect from time to time, applied consistently by the Company in the preparation of its financial statements throughout the periods involved.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

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“Holder” means a Person in whose name a CVR is registered in the CVR Register.

“Holder Representative” means the Person identified in the preamble of this CVR Agreement, who shall initially be the representative of the Holders appointed in accordance with Article X of the Merger Agreement, as such representative may be replaced from time to time by the request of the Majority Holders upon such Holders’ written notice to the then current Holder Representative, Parent and Trustee and subject to the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

“Independent Accountant” shall have the meaning set forth in Section 6.5(a) of this CVR Agreement.

“Intellectual Property” means all worldwide rights in or to (a) patents and patent applications, including, in each case, any provisionals, substitutions, divisionals, continuations, continuations-in-part, re-examinations, renewals, extensions, reissues, and equivalents thereof in any jurisdiction, (b) copyrightable works (including copyrights in Software), whether published or unpublished and copyright registrations, applications for registration, and extensions thereof and (c) trade secrets and other proprietary information, whether or not patentable, including inventions, discoveries, prototypes and Data.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, rule, code or Order.

“Majority Holders” means, at the time of determination, Holders (other than Parent and its Affiliates and their respective successors) of at least a majority of the Outstanding CVRs held by Holders (other than Parent and its Affiliates and their respective successors).

“Merger Agreement” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Mergers” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Methylation-based Technology” means detection or assessment of methylation status at one or more genomic locations derived from a Sample by methylation-aware methods, including sequencing-based methods for assessment of methylation status of nucleic acid molecules. Methylation-based Technology includes reagents, protocols and methods for extraction, chemical (including bisulfite treatment) or enzymatic conversion, DNA library preparation or reagents for use with any methylation-aware method, enrichment kits, panels and/or methods for the enrichment of nucleic acids derived from one or more differentially methylated genomic regions informative for determining presence of disease or tissue of origin, and analysis software including for example, bioinformatics, pipelines, machine learning, algorithms and classifiers, for determining methylation status at one or more genomic locations, detecting presence of a disease state, type of disease, disease burden, or disease tissue of origin based on methylation status at one or more genomic regions, and any clinical implications thereof.

“Minimal Residual Disease Test” means the Company’s or any of its Subsidiaries’ Products utilizing Methylation-based Technology, whether in whole or in part, including wet lab, software analysis and bioinformatics pipeline, classifier and machine learning and components thereof (including all improvements, future versions, iterations and natural extensions thereto and thereof) for detection of residual disease in cancer patients following initial diagnosis.

“Minority Transaction” means any bona fide Disposition of (a) the rights in and to any Applicable Products of Parent and its Subsidiaries that generated less than the Applicable Percentage as of the consummation of such transaction, or (b) any immaterial non-Product assets, in each case, to any third party. Notwithstanding the foregoing, for purposes of the immediately preceding clause (a), no Disposition

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(or series of related Dispositions) of Applicable Products of Parent or its Subsidiaries that would cause the Applicable Percentage to be less than 10%, or during any period that the Applicable Percentage is less than 10%, shall be a Minority Transaction under such clause (a) if such Disposition would cause the Applicable Percentage to decrease by 5% or more, unless the Holder Representative provides its prior written consent to treat such Disposition as a Minority Transaction. For purposes of clarification, a Minority Transaction shall not include (A) Sales of Products or Services made by Parent or its wholly owned Subsidiaries or (B) ordinary course licensing arrangements between Parent and its Subsidiaries, on the one hand, and third party licensees, on the other hand, in each case of clauses (A) and (B) in the ordinary course of business and which are taken into account in the calculation of Net Sales in accordance with the terms of this CVR Agreement. The Disposition of assets that are ancillary to and are not required for the generation of Covered Revenues (e.g., real property) shall not be a Minority Transaction; provided, however, Covered Products and Services, Data described in the definition of “Sale of Data”, Samples described in clause (d) of the definition of “Covered Revenues”, and any assets in the Field utilizing Existing IP (and, in each case, any rights therein) and/or any assets that are integral thereto shall not be deemed or considered ancillary for this purpose.

“Net Sales” means the gross amount invoiced or otherwise charged by Parent and its Subsidiaries for Sales of Covered Products and Services, less Permitted Deductions to the extent actually taken or incurred and separately accounted for in the invoice with respect to such Sale, in each case, in accordance with standard allocation procedures, allowance methodologies, and accounting methods consistently applied in accordance with GAAP at the time in question (except as otherwise expressly provided below):

For clarity, no deductions shall be made for sales commissions. For purposes of calculating Covered Revenue for a Covered Product or Service in question, a Sale will be deemed to occur upon the Company and/or Parent and/or its Subsidiaries invoicing or otherwise charging the customer for the Covered Product or Service in question.

Notwithstanding the foregoing, Net Sales shall be calculated as follows under the following circumstances:

(1) Products and Services provided to third parties without charge in connection with (x) research and development or clinical trials in the ordinary course of business provided without charge (provided that neither Parent nor any of its Subsidiaries provide such Products or Services for the purpose of receiving revenue related or unrelated to the Products or Services provided (other than Covered Revenues) and Parent and its Subsidiaries act in good faith in connection therewith) (y) compassionate use, humanitarian and charitable donations, or indigent programs or for use as samples (in accordance with applicable Law) shall be excluded from the computation of Net Sales.

(2) Parent’s or its Subsidiary’s Sale of Covered Products or Services to a wholly owned Subsidiary of Parent shall be excluded from the computation of Net Sales unless such Product or Service (i) is thereafter sold to a third party, provided, however, that in such event, Net Sales will be calculated on the gross amount invoiced or otherwise charged to such third party on an arm’s-length basis, or (ii) is used or distributed to a wholly owned Subsidiary of Parent in connection with any Plan of Parent or any of its Subsidiaries.

(3) If (i) a Covered Product or Service is Sold in a manner that is not an arm’s-length transaction, (ii) a Covered Product or Service is provided to a Subsidiary in connection with any Plan of Parent or any Subsidiary of Parent, or (iii) a Covered Product or Service is Sold in-kind or for non-cash consideration, Net Sales for such Covered Product or Service will equal the average for such Covered Product or Service in the applicable country during the preceding calendar quarter. If there is not sufficient information available to determine such average Net Sales price,

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the Holder Representative and the Parent will negotiate in good faith and mutually agree upon the Net Sales value, taking into consideration the fair market value of such Covered Product or Service and the Net Sales of similar Covered Products or Services in similar countries (provided that if Parent and the Holder Representative are unable to agree on such Net Sales value after negotiating in good faith for 30 days, the Parties shall engage a Subject Matter Expert to resolve the dispute in accordance with the procedures set forth in Section 6.5(b), mutatis mutandis).

“Officer’s Certificate” means a certificate signed by a duly authorized executive officer of Parent.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for Parent.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Other Covered Revenue” means all revenue of Parent and its Subsidiaries (including the Company) on a consolidated basis recognized in connection with any activities in or directed to the Field, or otherwise to the extent arising from or attributable to the Field, in each case that utilize Existing IP, other than revenue recognized in connection with Net Sales, which activities include licensing (or granting of similar rights, including option, distribution rights and/or enforcing intellectual property rights) under the intellectual property of Parent and its Subsidiaries (including the Company) (other than intercompany licenses), collaboration, asset sale, intellectual property enforcement or other activities (including any settlements, awards, penalties, damages or other recoveries), in each case in or directed to the Field, or otherwise to the extent arising from or attributable to the Field that utilize the Company’s Existing IP. If Parent and its Subsidiaries (including the Company) receive non-cash consideration (including shares of equity or in-kind contribution of goods or services), or consideration in a transaction that is not at arm’s length (including any transfer of technology or intellectual property rights to an Affiliate, other than a wholly owned Subsidiary), from any activities in or directed to the Field, or otherwise arising to the extent from or attributable to the Field (other than from or in connection with Net Sales) that utilize the Company’s Existing IP such consideration will be included in Other Covered Revenue based on the fair market value of such consideration, as determined in good faith by Parent. Notwithstanding the foregoing, Other Covered Revenue shall exclude any consideration received by Parent or its Subsidiaries in connection with any Minority Transaction (to the extent included in clause (f) of the definition of Covered Revenues), any transaction subject to Section 8.1 or any Specified Asset Sale.

“Outstanding” when used with respect to CVRs means, as of the date of determination, all CVRs theretofore authenticated, issued and delivered under this CVR Agreement, except (i) CVRs theretofore cancelled by the Trustee or delivered to the Trustee for cancellation and (ii) CVRs in exchange for or in lieu of which other CVRs have been authenticated and delivered pursuant to this CVR Agreement, other than any such CVRs in respect of which there shall have been presented to the Trustee proof satisfactory to it that such CVRs are held by a bona fide purchaser in whose hands the CVRs are valid obligations of Parent; provided, however, that in determining whether the Holders of the requisite Outstanding CVRs have given any request, demand, authorization, direction, consent, waiver or other action hereunder, CVRs owned by Parent or any Affiliate of Parent (or any successor thereof), whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, consent, waiver or other action, only CVRs that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded.

“Parent” means the Person (as defined herein) named as Parent in the first paragraph of this CVR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter Parent shall mean such successor Person. To the extent necessary to comply with the requirements of the provisions of Trust Indenture Act Sections 310 through 317, inclusive, to the extent that they are applicable to Parent, the term “Parent” shall include any other obligor with respect to the CVRs for the purposes of complying with such provisions.

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“Parent Request” or “Parent Order” means a written request or order signed in the name of Parent by a duly authorized officer of Parent, and delivered to the Trustee.

“Party” means the Trustee, the Holder Representative and Parent, as applicable.

“Paying Agent” means any Person authorized by Parent to pay the amounts determined pursuant to Section 2.2, if any, with respect to any CVRs on behalf of Parent.

“Payment Date” means any Covered Revenues Payment Date and any such date as shall be required for any CVR Shortfall payment pursuant to the review procedure set forth in Section 6.5.

“Permitted Deductions” means the following items, all in accordance with standard allocation procedures, allowance methodologies and accounting methods consistently applied in accordance with GAAP (except as otherwise provided below):

(a) credits or allowances for defects, returns, rejections, recalls or billing corrections;

(b) reasonable reserves made for uncollectible amounts on previously sold or distributed Products and Services and deductions for bad debts (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by Parent in a quarter, net of any recoveries of previously written off bad debts from current or prior quarters);

(c) separately itemized and invoiced freight, postage, shipping and insurance, handling, and other transportation costs, provided that such items are passed on to the purchaser (or other acquirer) at cost;

(d) sales, use, value added, and other similar Taxes (excluding income Taxes), tariffs, customs duties, surcharges, and other governmental charges levied on the production, Sale, transportation, delivery, use, or performance of any Product or Service (as applicable) that are incurred at time of the transaction, are directly related to the transaction, and are actually paid to a Governmental Authority; and

(e) any reasonable and customary quantity, cash, rebates, or charge backs; provided that the aggregate deductions under this clause (e) and clause (a) above shall not exceed, in any calendar year, 5.0% of the gross amount invoiced or otherwise received for the Sale of any Products or Services.

“Permitted Transfer” means (a) a transfer by a Holder of all, but not less than all, CVRs held by such Holder to a single transferee, (b) a transfer by a Holder of any or all of the CVRs held by such Holder to a single transferee, provided that such transfer does not result in such Holder or such transferee holding less than 0.5% of the total number of CVRs then Outstanding or (c) a transfer as provided in Section 2.11 of this CVR Agreement. Notwithstanding any other provision in this CVR Agreement to the contrary, any transfer that results in a number of Holders that would require the registration of the CVRs as a class of equity securities under the Exchange Act shall be deemed to not be a Permitted Transfer.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

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“Pro Rata Portion” means, with respect to a Holder, a fraction, the numerator of which is the sum of the aggregate number of CVRs that such Holder holds, and, the denominator of which is the total number of CVRs Outstanding, in each case, as of the applicable Payment Date.

“Product” means any tangible or intangible item, material, composition, or device, including kits, nucleotides, buffers, reagents, equipment, instruments, hardware, software, and any component of any of the foregoing.

“Redemption Eligibility Date” means the date that at least 90% of the CVRs issued pursuant to the terms of the Merger Agreement either (a) are no longer Outstanding and/or (b) have been repurchased, acquired, redeemed or retired by the Company.

“Redemption Price” means (i) the fair market value of a CVR as determined by an independent nationally recognized valuation firm mutually acceptable to Parent and the Holder Representative, the expenses of which will be borne by Parent or (ii) in the event that Holders (other than Parent and its Affiliates and their respective successors) of more than 50% of Outstanding CVRs accept a tender offer by Parent or any of its Affiliates that is undertaken by Parent or any of its Affiliates in connection with the redemption after the Redemption Eligibility Date, the price accepted in such tender offer.

“Representatives” shall have the meaning set forth in Section 6.8 of this CVR Agreement.

“Responsible Officer” when used with respect to the Trustee means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

“Review Request Period” shall have the meaning set forth in Section 6.5(a) of this CVR Agreement.

“Sale of Data” means (i) Sales of a Product or Service accessing Data or databases containing Data, generated, created, aggregated or collected by the Company or (following the Closing) Parent or any Subsidiary of Parent from activities within the Field and subjecting it to analysis, data mining or similar information technology processes for any purpose to create or improve such Product or Service for any purpose (including outside the Field) or (ii) Sales of Data or databases containing Data generated, created, aggregated or collected by the Company or (following the Closing) Parent or any Subsidiary of Parent from activities within the Field to a third party for any purpose (including outside the Field); provided that in each case of (i) and (ii), if any such Data or databases containing such Data is amalgamated with other Data of Parent wherein 50% or more of the value of such combined Data is derived from the other Data of Parent, then 50% of the Net Sales generated shall be deemed to be “Covered Revenues”.

“Sales” means any sale, distribution, lease, license, provision, performance, making available or exploitation of any Covered Products or Services (with the terms “Sell” and “Sold” having correlative meanings) (it being understood, for the avoidance of doubt, that a “Sale” shall not include any transaction subject to Section 8.1 or a Minority Transaction).

“Sample” means a non-tissue biopsy sample including a sample of blood (and any components thereof including whole blood, blood fraction, plasma, serum, blood mononuclear cells (PBMCs) and white blood cells (WBC)), urine, pleural fluid, pericardial fluid, cerebrospinal fluid, peritoneal fluid, cervical swab, fecal, saliva or any other bodily fluid.

“SEC” means the Securities and Exchange Commission.

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“Second Merger” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Second Merger Sub” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Services” means any work or service of any kind for use in the Field utilizing any Methylation-based Technology, whether in whole or in part, and all ancillary, wrap-around or support services that are reasonably related to, provided in connection with or customarily billed together to support such work or services, including services for genotyping, sequencing, screening, diagnostics and testing (including by using the Galleri multi-cancer early detection test, the DAC diagnostic aid for cancer, or the Minimal Residual Disease Test), Data interpretation, clinical trial, research, collaboration, development, and software or Data provided as a service, in each case for use in the Field utilizing any Methylation-based Technology.

“Shortfall Interest Rate” means a rate equal to the prime rate of interest quoted in The Wall Street Journal, or similar reputable data source, calculated daily on the basis of a 365-day year or, if lower, the highest rate permitted under applicable Law.

“Shortfall Report” shall have the meaning set forth in Section 6.5(b) of this CVR Agreement.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries, and, for the avoidance of doubt, after the Closing, the Company and its Subsidiaries are Subsidiaries of Parent.

“Surviving Corporation” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Surviving Entity” shall have the meaning set forth in the Recitals of this CVR Agreement.

“Taxes” means all taxes or similar duties, fees or charges or assessments thereof imposed by any Governmental Authority, in each case in the nature of a tax, including any interest, penalties and additions imposed with respect to such amount.

“Therapy Selection” means (i) determining whether, or the probability of whether an individual is likely to respond to a therapy or intervention, (ii) determining whether an individual would likely not respond to therapy or intervention, (iii) determining the manner in which a specific therapy is applied with respect to dose, frequency, means of administration, or co-administration with another therapy; (iv) determining where administration of a therapeutic treatments is contraindicated; and/or (v) identification of patients who may be eligible for adjuvant cancer therapy.

“Threshold Measuring Period” means each fiscal year of Parent during the Covered Revenues Term; provided that (i) if the Commencement Date does not fall on the first day of Parent’s fiscal year, the First Threshold Measuring Period shall commence on the Commencement Date and end on the last day of Parent’s fiscal year during which the Commencement Date falls and (ii) the Final Threshold Measuring Period shall end on the End Date.

“Total Equity Count” means, in each case as of immediately prior to the Effective Time, (a) the aggregate number of shares of Company Class A Common Stock issued and outstanding, including all Class A Restricted Stock Awards; (b) the aggregate number of shares of Company Class A Common Stock issuable upon conversion of all issued and outstanding shares of Company Class B Common Stock, including all Class B Restricted Stock Awards, and Company Preferred Stock in accordance with the Company’s certificate of incorporation; and (c) except as otherwise included in the foregoing clause (b), the aggregate number of shares of Company Class A Common Stock issuable in respect of all outstanding

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options and other direct or indirect rights to acquire shares of Company Class A Common Stock or securities ultimately convertible into or exchangeable for shares of Company Class A Common Stock, including all Company RSU Awards and Company Stock Options; provided that, for the avoidance of doubt, any equity securities which may be issuable by the Company pursuant to the terms of the contract disclosed at item 35 of Section 4.09(a) of the Company Disclosure Letter shall not be included in “Total Equity Count” unless such equity securities are issued and outstanding as of immediately prior to the Effective Time.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended from time to time.

“Trustee” means the Person named as the “Trustee” in the first paragraph of this CVR Agreement, until a successor Trustee shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter “Trustee” shall mean such successor Trustee.

Section 1.2. Compliance and Opinions.

(a) Upon any application or request by Parent to the Trustee to take any action under any provision of this CVR Agreement, if requested by the Trustee, Parent shall furnish to the Trustee (i) an Officer’s Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this CVR Agreement relating to the proposed action have been complied with and (ii) an Opinion of Counsel stating, subject to customary exceptions, that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this CVR Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

(b) Every certificate or opinion with respect to compliance with a condition or covenant provided for in this CVR Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

Section 1.3. Form of Documents Delivered to Trustee.

(a) In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

(b) Any certificate or opinion of an officer of Parent may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of Parent stating that the information with respect to such factual matters is in the possession of Parent.

(c) Any certificate, statement or opinion of an officer of Parent or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of Parent. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

(d) Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this CVR Agreement, they may, but need not, be consolidated and form one instrument.

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Section 1.4. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this CVR Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to Parent. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this CVR Agreement and (subject to Section 3.1) conclusive in favor of the Trustee and Parent, if made in the manner provided in this Section 1.4. Parent may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement. If not previously set by Parent, (i) the record date for determining the Holders entitled to vote at a meeting of the Holders shall be the date preceding the date notice of such meeting is mailed to the Holders, or if notice is not given, on the day next preceding the day such meeting is held, and (ii) the record date for determining the Holders entitled to consent to any action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to Parent. If a record date is fixed, those Persons who were Holders of CVRs at such record date (or their duly designated proxies), and only those Persons, shall be entitled to take such action by vote or consent or, except with respect to clause (d) below, to revoke any vote or consent previously given, whether or not such Persons continue to be Holders after such record date. No such vote or consent shall be valid or effective for more than 120 days after such record date.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

(c) The ownership of CVRs shall be proved by the CVR Register. Neither Parent nor the Trustee nor any agent of Parent or the Trustee shall be affected by any notice to the contrary.

(d) At any time prior to (but not after) the evidencing to the Trustee, as provided in this Section 1.4, of the taking of any action by the Holders of the CVRs specified in this CVR Agreement in connection with such action, any Holder of a CVR the serial number of which is shown by the evidence to be included among the serial numbers of the CVRs the Holders of which have consented to such action may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this Section 1.4, revoke such action so far as concerns such CVR. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any CVR shall bind every future Holder of the same CVR or the Holder of every CVR issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or Parent in reliance thereon, whether or not notation of such action is made upon such CVR.

(e) The Holders, including any permitted transferee (in each case by their acceptance of the CVRs hereby), shall be deemed to have acknowledged the rights and privileges of the Holder Representative set forth in this CVR Agreement.

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Section 1.5. Notices, etc., to Trustee and Parent. Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this CVR Agreement to be made upon, given or furnished to, or filed with:

(a) the Trustee by any Holder or by Parent shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Trustee at its Corporate Trust Office; or

(b) Parent by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to Parent addressed to it at 5200 Illumina Way, San Diego, California 92122, or at any other address previously furnished in writing to the Trustee by Parent.

Section 1.6. Notice to Holders; Waiver.

(a) Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(b) In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

Section 1.7. Conflict with Trust Indenture Act. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this CVR Agreement by any of the provisions of the Trust Indenture Act, such required provision shall control.

Section 1.8. Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

Section 1.9. Benefits of Agreement. Nothing in this CVR Agreement or in the CVRs, express or implied, shall give to any Person (other than the Parties hereto and their successors and permitted assigns and, solely in accordance with the express terms of this CVR Agreement and subject to Sections 1.4, 1.13, 2.2 and 7.6, the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained.

Section 1.10. Governing Law.2 This CVR Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. All litigation, suits, actions or proceedings (collectively, “Actions”) arising out of or relating to this CVR Agreement shall be heard and

[2]	Trustee to confirm Delaware law is acceptable.

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determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court within the State of Delaware and the appellate court(s) therefrom). Each of Parent, the Trustee, the Holder Representative and each of the Holders by their acceptance of the CVRs hereby (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court within the State of Delaware and the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this CVR Agreement brought by any party hereto, (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this CVR Agreement may not be enforced in or by the above named courts, and (c) agrees that such party will not bring any Action arising out of or relating to this CVR Agreement in any court other than the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, any state or federal court within the State of Delaware and the appellate court(s) therefrom).

Section 1.11. Legal Holidays. In the event that a Payment Date shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement or the CVRs to the contrary) payment on the CVRs need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on such Payment Date.

Section 1.12. Separability Clause. In the event any provision in this CVR Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.13. No Recourse Against Others. No current or former director, officer or employee, as such, of Parent or the Trustee or of their respective Affiliates shall have any liability for any obligations of Parent or the Trustee under the CVRs or this CVR Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a CVR, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the CVRs.

Section 1.14. Counterparts. This CVR Agreement shall be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement.

Section 1.15. Acceptance of Trust. [•], the Trustee named herein, hereby accepts the trusts in this CVR Agreement declared and provided, upon the terms and conditions set forth herein.

Section 1.16. Termination. This CVR Agreement shall automatically terminate and be of no further force or effect and shall be deemed satisfied and discharged, and the Parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to the Trustee) (i) on the expiration of the final Review Request Period following the End Date or (ii) in the event that all of the CVR Certificates not previously cancelled shall have become due and payable pursuant to the terms hereof, in each case, provided that all disputes with respect to amounts payable to the Holders brought pursuant to the terms and conditions of this CVR Agreement have been resolved, and Parent has paid or caused to be paid or deposited with the Trustee all amounts payable to the Holders under this CVR Agreement (including any amounts determined in accordance with Section 6.5). Notwithstanding the satisfaction and discharge of this CVR Agreement, the obligations of Parent under Section 3.6(c) shall survive. For the avoidance of doubt, in no event will any Covered Revenues Payment become payable on account of Covered Revenues recognized after the End Date.

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ARTICLE 2

CONTINGENT VALUE RIGHTS

Section 2.1. Forms Generally.

(a) The CVRs and the Trustee’s certificate of authentication shall be in substantially the forms set forth in Annex A, attached hereto and incorporated herein by this reference, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this CVR Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may be required by Law or any rule or regulation pursuant thereto, all as may be determined by the officers executing such CVRs, as evidenced by their execution of the CVRs. Any portion of the text of any CVR may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the CVR.

(b) The definitive CVRs shall be typewritten, printed, lithographed or engraved on steel engraved borders or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the CVRs may be listed, all as determined by the officers executing such CVRs, as evidenced by their execution of such CVRs.

Section 2.2. Title and Terms.

(a) The CVRs represent the rights of Holders to receive contingent cash payments pursuant to this CVR Agreement. The aggregate number of CVRs in respect of which CVR Certificates may be authenticated and delivered under this CVR Agreement is limited to a number equal to [•]3. The initial Holders shall be determined pursuant to the terms of the Merger Agreement and this CVR Agreement, and a list of the initial Holders shall be furnished to the Trustee by or on behalf of Parent in accordance with Section 4.1. From and after the Effective Time, no CVRs shall be issued except as provided in, and in accordance with the terms and conditions of, the Merger Agreement or as otherwise expressly permitted by this CVR Agreement.

(b) The CVRs shall be known and designated as the “Contingent Value Rights” of Parent.

(c) The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer in compliance with applicable United States federal and state securities Laws.

(d) On or prior to each Covered Revenues Payment Date, Parent shall pay to the Trustee, by wire transfer to the account designated by the Trustee, the Covered Revenues Payment due, if any, in respect of the Covered Revenues Measuring Period ended immediately preceding such Covered Revenues Payment Date, and, promptly following such payment, and in any event within five Business Days, the Trustee shall pay each Holder a Pro Rata Portion of such Covered Revenues Payment; provided that Parent may retain any Covered Revenues Payment due to Parent or any of its Affiliates with respect to any CVRs owned by Parent or such Affiliates. The final such Covered Revenues Measuring Period shall end on the End Date.

[3]	Insert number of CVRs issued at Closing pursuant to the terms of the Merger Agreement.

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(e) The Holders of the CVRs, by acceptance thereof, agree that no joint venture, partnership or other fiduciary relationship is created hereby or by the CVRs.

(f) Other than in the case of interest on amounts due and payable after the occurrence of an Event of Default or with respect to any CVR Shortfall, no interest shall accrue on any amounts payable in respect of the CVRs.

(g) The rights of the Holders of CVRs are limited to those contractual rights expressed in this CVR Agreement and the CVR Certificate. A Holder of any CVR or CVR Certificate is not, and shall not, by virtue thereof, be, entitled to any rights of a holder of any other equity security or other ownership interest of Parent or in any constituent company to the Mergers or any of their respective Affiliates, either at Law or in equity. The CVRs shall not have any voting or dividend rights.

(h) Except as provided in this CVR Agreement (including Section 6.5), none of Parent or any of its Affiliates shall have any right to set-off any amounts owed or claimed to be owed by any Holder to any of them against such Holder’s CVRs or any Covered Revenues Payment or other amount payable to such Holder in respect of such CVRs.

Section 2.3. Registrable Form. The CVRs shall be issuable only in registered form.

Section 2.4. Execution, Authentication, Delivery and Dating.

(a) The CVRs shall be executed on behalf of Parent by its chairman of the Board of Directors or its president or any vice president or its treasurer, but need not be attested. The signature of any of these officers on the CVRs may be manual or facsimile.

(b) CVRs bearing the manual or facsimile signatures of individuals who were, at the time of execution, the proper officers of Parent shall bind Parent, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such CVRs or did not hold such offices at the date of such CVRs.

(c) At any time and from time to time after the execution and delivery of this CVR Agreement, Parent may deliver CVRs executed by Parent to the Trustee for authentication, together with a Parent Order for the authentication and delivery of such CVRs; and the Trustee, in accordance with such Parent Order, shall authenticate and deliver such CVRs as provided in this CVR Agreement and not otherwise.

(d) Each CVR shall be dated the date of its authentication.

(e) No CVR shall be entitled to any benefit under this CVR Agreement or be valid or obligatory for any purpose unless there appears on such CVR a certificate of authentication substantially in the form provided for herein duly executed by the Trustee, by manual or facsimile signature of an authorized officer, and such certificate upon any CVR shall be conclusive evidence, and the only evidence, that such CVR has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this CVR Agreement.

Section 2.5. Temporary CVRs.

(a) Pending the preparation of definitive CVRs, Parent may execute, and upon Parent Order, the Trustee shall authenticate and deliver, temporary CVRs which are printed, lithographed, typewritten, mimeographed or otherwise produced, substantially of the tenor of the definitive CVRs in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such CVRs may determine with the concurrence of the Trustee. Temporary CVRs may contain such reference to any provisions of this CVR Agreement as may be appropriate. Every temporary CVR shall be executed by Parent and be authenticated by the Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive CVRs.

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(b) If temporary CVRs are issued, Parent will cause definitive CVRs to be prepared without unreasonable delay. After the preparation of definitive CVRs, the temporary CVRs shall be exchangeable for definitive CVRs upon surrender of the temporary CVRs at the office or agency of Parent designated for such purpose pursuant to Section 6.2, without charge to the Holder. Upon surrender for cancellation of any one or more temporary CVRs, Parent shall execute and the Trustee shall authenticate and deliver in exchange therefor a like amount of definitive CVRs. Until so exchanged, the temporary CVRs shall in all respects be entitled to the same benefits under this CVR Agreement as definitive CVRs.

Section 2.6. Registration, Registration of Transfer and Exchange.

(a) Parent shall cause to be kept at the office of the Trustee a register (the “CVR Register”) in which, subject to reasonable regulations as it may prescribe, Parent shall provide for the registration of the CVRs and any Permitted Transfers of CVRs. The Trustee is hereby initially appointed “CVR Registrar” for the purpose of registering the CVRs and any Permitted Transfers of CVRs as herein provided.

(b) Subject to the restrictions on transferability set forth in Section 2.2(c), every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Trustee and Parent, duly executed by the Holder thereof, setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and surrender for registration of transfer of the CVR Certificates, the Trustee shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Trustee, Parent shall determine, in good faith, whether the transfer otherwise complies with the other terms and conditions of this CVR Agreement (including the provisions of Section 2.2(c)), and if it determines that it does so comply, Parent shall instruct the Trustee in writing to, and the Trustee shall, upon surrender for registration of transfer of such CVR Certificate at the Corporate Trust Office, authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and Parent shall execute and the Trustee shall authenticate and deliver, in the name of the transferor, one CVR Certificate representing the aggregate number of CVRs represented by such CVR Certificate that are not to be transferred. If Parent determines in good faith that the proposed transfer does not comply with the other terms and conditions of this CVR Agreement (including the provisions of Section 2.2(c)), Parent shall provide the Trustee with written notice of such determination, which notice shall include, in reasonable detail, the rationale for such determination, including which provisions of this CVR Agreement the proposed transfer does not comply.

(c) At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at the Corporate Trust Office. Every CVR presented or surrendered for exchange shall (if so required by Parent or the Trustee) be duly endorsed, or be accompanied by a written instrument of exchange in form satisfactory to Parent and the Trustee. Whenever any CVR Certificates are so surrendered for exchange, Parent shall execute, and the Trustee shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.

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(d) Parent and the Trustee may require payment of a sum sufficient to cover any stamp or other Tax or governmental charge that is imposed in connection with any such registration of transfer or exchange, other than pursuant to Sections 2.7 and 5.6, not involving a transfer. The Trustee shall have no duty or obligation to take any action under any section of this CVR Agreement that requires the payment of applicable Taxes or governmental charges unless and until the Trustee is satisfied that all such Taxes or governmental charges have been paid or otherwise not due and owing.

(e) All CVRs issued upon any registration of transfer or exchange of CVRs as provided for herein shall be the valid obligations of Parent, evidencing the same rights, and entitled to the same benefits under this CVR Agreement, as the CVRs surrendered upon such registration of transfer or exchange.

(f) A Holder may make a written request to the Trustee to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Trustee is hereby authorized to record the change of address in the CVR Register.

Section 2.7. Mutilated, Destroyed, Lost and Stolen CVRs.

(a) If (i) any mutilated CVR is surrendered to the Trustee, or (ii) Parent and the Trustee receive evidence to their satisfaction of the destruction, loss or theft of any CVR, and there is delivered to Parent and the Trustee such security or indemnity as may be required by them to save each of them harmless, then, in the absence of notice to Parent or the Trustee that such CVR has been acquired by a bona fide purchaser, Parent shall execute and, upon delivery of a Parent Order, the Trustee shall authenticate and deliver, in exchange for any such mutilated CVR or in lieu of any such destroyed, lost or stolen CVR, a new CVR Certificate of like tenor and amount of CVRs, bearing a number not contemporaneously Outstanding.

(b) In case any such mutilated, destroyed, lost or stolen CVR has become or is to become finally due and payable within 15 days, Parent in its discretion may, instead of issuing a new CVR Certificate, pay to the Holder of such CVR on the applicable Payment Date, as the case may be, all amounts due and payable with respect thereto.

(c) Every new CVR issued pursuant to this Section 2.7 in lieu of any destroyed, lost or stolen CVR shall constitute an original additional contractual obligation of Parent, whether or not the destroyed, lost or stolen CVR shall be at any time enforceable by anyone, and shall be entitled to all benefits of this CVR Agreement equally and proportionately with any and all other CVRs duly issued hereunder.

(d) The provisions of this Section 2.7 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen CVRs

Section 2.8. Payments with Respect to CVRs. Payment of any amounts with respect to the CVRs shall be made in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts. Parent may, at its option, pay such amounts by wire transfer or check payable in such money.

Section 2.9. Persons Deemed Owners. Prior to the time of due presentment for registration of transfer, Parent, the Trustee and any agent of Parent or the Trustee may treat the Person in whose name any CVR is registered as the owner of such CVR for the purpose of receiving payment on such CVR and for all other purposes whatsoever, whether or not such CVR be overdue, and neither Parent, the Trustee nor any agent of Parent or the Trustee shall be affected by notice to the contrary.

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Section 2.10. Cancellation. All CVRs surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly canceled by it. Parent may at any time deliver to the Trustee for cancellation any CVRs previously authenticated and delivered hereunder which Parent may have acquired in any manner whatsoever, and all CVRs so delivered shall be promptly canceled by the Trustee. No CVRs shall be authenticated in lieu of or in exchange for any CVRs canceled as provided in this Section 2.10, except as expressly permitted by this CVR Agreement. All cancelled CVRs held by the Trustee shall be destroyed and a certificate of destruction shall be issued by the Trustee to Parent, unless otherwise directed by a Parent Order.

Section 2.11. Ability to Abandon CVR; Certain Acquisitions. A Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Parent or any of its Affiliates without consideration therefor. Nothing in this CVR Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs from the Holders, in private transactions or otherwise, in its sole discretion.

Section 2.12. CUSIP Numbers. Parent in issuing the CVRs may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in any Call Notice as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the CVRs or as contained in any Call Notice and that reliance may be placed only on the other identification numbers printed on the CVRs, and such Call Notice shall not be affected by any defect in or omission of such numbers. Parent shall promptly notify the Trustee in writing of any change in the “CUSIP” numbers.

ARTICLE 3

THE TRUSTEE

Section 3.1. Certain Duties and Responsibilities.

(a) With respect to the Holders, the Trustee, prior to the occurrence of an Event of Default with respect to the CVRs and after the curing or waiving of all Events of Default which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement and no implied covenants shall be read into this CVR Agreement against the Trustee. In the event that an Event of Default with respect to the CVRs has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this CVR Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) In the absence of bad faith or willful misconduct on its part, prior to the occurrence of an Event of Default and after the curing or waiving of all such Events of Default which may have occurred, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee which conform to the requirements of this CVR Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this CVR Agreement.

(c) No provision of this CVR Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own bad faith or willful misconduct, except that (i) this subsection (c) shall not be construed to limit the effect of subsections (a) and (b) of this Section 3.1; (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders pursuant to Section 7.9 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this CVR Agreement.

(d) Whether or not therein expressly so provided, every provision of this CVR Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 3.1.

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Section 3.2. Certain Rights of Trustee. Subject to the provisions of Section 3.1, including the duty of care that the Trustee is required to exercise upon the occurrence of an Event of Default:

(a) the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties and the Trustee need not investigate any fact or matter stated in the document;

(b) any request or direction or order of Parent mentioned herein shall be sufficiently evidenced by a Parent Request or Parent Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon;

(c) whenever in the administration of this CVR Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith or willful misconduct on its part, rely upon an Officer’s Certificate and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon;

(d) the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(e) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this CVR Agreement at the request or direction of any of the Holders pursuant to this CVR Agreement, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of Parent, personally or by agent or attorney, as reasonably necessary for such inquiry or investigation;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder; and

(h) the Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this CVR Agreement.

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Section 3.3. Notice of Default. If a default occurs hereunder with respect to the CVRs, the Trustee shall give the Holders notice of any such default actually known to it as and to the extent applicable and provided by the Trust Indenture Act; provided, however, that in the case of any default of the character specified in Section 7.1(b) with respect to the CVRs, no notice to Holders shall be given until at least 30 days after the occurrence thereof. For the purpose of this Section 3.3, the term “default” means any event that is, or after notice or lapse of time or both would become, an Event of Default with respect to the CVRs.

Section 3.4. Not Responsible for Recitals or Issuance of CVRs. The Trustee shall not be accountable for Parent’s use of the CVRs or the proceeds from the CVRs. The recitals contained herein and in the CVRs, except the Trustee’s certificates of authentication, shall be taken as the statements of Parent, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this CVR Agreement or of the CVRs.

Section 3.5. Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by Law or as otherwise agreed by the Trustee in writing with Parent. The Trustee shall be under no liability for interest on any money received by it hereunder, except as otherwise agreed by the Trustee in writing with Parent.

Section 3.6. Compensation and Reimbursement. Parent agrees:

(a) to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder in such amount as Parent and the Trustee shall agree from time to time (which compensation shall not be limited by any provision of Law in regard to the compensation of a Trustee of an express trust);

(b) except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this CVR Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to the Trustee’s negligence, bad faith or willful misconduct; and

(c) to indemnify the Trustee and each of its agents, officers, directors and employees for, and to hold it harmless against, any loss, liability or expense (including attorneys’ fees and expenses) incurred without negligence, bad faith or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. Parent’s payment obligations pursuant to this Section 3.6 shall survive the termination of this CVR Agreement. If the Trustee incurs expenses after the occurrence of an Event of Default specified in Sections 7.1(c) or 7.1(d) with respect to Parent, such expenses are intended to constitute administrative expenses under bankruptcy Laws.

Section 3.7. Disqualification; Conflicting Interests.

(a) If applicable, to the extent that the Trustee or Parent determines that the Trustee has a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall immediately notify Parent of such conflict and, within 90 days after ascertaining that it has such conflicting interest, either eliminate such conflicting interest or resign to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this CVR Agreement. Parent shall take prompt steps to have a successor appointed in the manner provided in this CVR Agreement.

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(b) In the event the Trustee shall fail to comply with the foregoing subsection 3.7(a), the Trustee shall, within 10 days of the expiration of such 90-day period, transmit a notice of such failure to the Holders in the manner and to the extent provided in the Trust Indenture Act and this CVR Agreement.

(c) In the event the Trustee shall fail to comply with the foregoing subsection 3.7(a) after written request therefore by Parent or any Holder, any Holder of any CVR who has been a bona fide Holder for at least six months may on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor Trustee.

Section 3.8. Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which satisfies the applicable requirements of Sections 310(a)(1) and (5) of the Trust Indenture Act and has a combined capital and surplus of at least $150,000,000. If such corporation publishes reports of condition at least annually, pursuant to Law or to the requirements of a supervising or examining authority, then for the purposes of this Section 3.8, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 3.8, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 3.

Section 3.9. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 3 shall become effective until the acceptance of appointment by the successor Trustee under Section 3.10.

(b) The Trustee, or any Trustee or Trustees hereafter appointed, may resign at any time by giving written notice thereof to Parent. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time by an act of the Majority Holders, delivered to the Trustee and to Parent.

(d) If at any time:

(1) the Trustee shall fail to comply with Section 3.7 after written request therefor by Parent or by any Holder who has been a bona fide Holder of a CVR for at least six months, or

(2) the Trustee shall cease to be eligible under Section 3.8 and shall fail to resign after written request therefor by Parent or by any such Holder, or

(3) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (i) Parent, by a Board Resolution, may remove the Trustee, or (ii) the Holder of any CVR who has been a bona fide Holder of a CVR for at least six months may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

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(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, Parent, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after any removal by Holders of a majority of the Outstanding CVRs, a successor Trustee shall be appointed by act of the Majority Holders, as applicable, delivered to Parent and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.10, become the successor Trustee and supersede the successor Trustee appointed by Parent. If no successor Trustee shall have been so appointed by Parent or the Holders and accepted appointment within 60 days after the retiring Trustee tenders its resignation or is removed, the retiring Trustee may, or any Holder who has been a bona fide Holder for at least six months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) Parent shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of CVRs as their names and addresses appear in the CVR Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If Parent fails to send such notice within 10 days after acceptance of appointment by a successor Trustee, it shall not be a default hereunder, but the successor Trustee shall cause the notice to be mailed at the expense of Parent.

Section 3.10. Acceptance of Appointment of Successor.

(a) Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, upon request of Parent or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, Parent shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

(b) No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article 3.

Section 3.11. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, by sale or otherwise, shall be the successor of the Trustee hereunder; provided such corporation shall be otherwise qualified and eligible under this Article 3, without the execution or filing of any paper or any further act on the part of any of the Parties hereto. In case any CVRs shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion, sale or consolidation to such authenticating Trustee may adopt such authentication and deliver the CVRs so authenticated with the same effect as if such successor Trustee had itself authenticated such CVRs; and such certificate shall have the full force which it is anywhere in the CVRs or in this CVR Agreement provided that the certificate of the Trustee shall have the same; provided, further, that the right to adopt the certificate of authentication of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

Section 3.12. Preferential Collection of Claims Against Parent. If and when the Trustee shall be or shall become a creditor, directly or indirectly, secured or unsecured, of Parent (or any other obligor upon the CVRs), excluding any creditor relationship set forth in Section 311(b) of the Trust Indenture Act, if applicable, the Trustee shall be subject to the applicable provisions of the Trust Indenture Act regarding the collection of claims against Parent (or any such other obligor).

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ARTICLE 4

HOLDERS’ LISTS AND REPORTS BY THE TRUSTEE AND PARENT

Section 4.1. Parent to Furnish Trustee with Names and Addresses of Holders. Parent will furnish or cause to be furnished to the Trustee (a) promptly after the issuance of the CVRs, and semi-annually thereafter, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a recent date, and (b) at such times as the Trustee may request in writing, within 30 days after receipt by Parent of any such request, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a date not more than 15 days prior to the time such list is furnished; provided, however, that if and so long as the Trustee shall be the CVR Registrar, no such list need be furnished.

Section 4.2. Preservation of Information; Communications to Holders.

(a) The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list furnished to the Trustee as provided in Section 4.1 and the names and addresses of Holders received by the Trustee in its capacity as CVR Registrar. The Trustee may destroy any list furnished to it as provided in Section 4.1 upon receipt of a new list so furnished.

(b) The rights of the Holders to communicate with other Holders with respect to their rights under this CVR Agreement and the corresponding rights and privileges of the Trustee shall be as provided by Section 312(b)(2) of the Trust Indenture Act, if applicable.

(c) Every Holder of CVRs, by receiving and holding the same, agrees with Parent and the Trustee that neither Parent nor the Trustee shall be deemed to be in violation of Law or held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders made pursuant to the Trust Indenture Act (if applicable) regardless of the source from which such information was derived.

Section 4.3. Reports by Trustee.

(a) Within 60 days after December 31 of each year, commencing with the December 31 following the date of this CVR Agreement, the Trustee shall transmit to all Holders such reports concerning the Trustee and its actions under this CVR Agreement as may be required pursuant to the Trust Indenture Act to the extent and in the manner provided pursuant thereto. The Trustee shall also comply with Section 313(b)(2) of the Trust Indenture Act, if applicable. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the Trust Indenture Act, if applicable.

(b) A copy of each such report shall, at the time of such transmission to the Holders, be filed by the Trustee with each stock exchange, if any, upon which the CVRs are listed, with the SEC and also with Parent. Parent will promptly notify the Trustee when the CVRs are listed on any stock exchange.

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Section 4.4. Reports by Parent.

(a) Parent shall: (i) file with the Trustee, (A) within 15 days after Parent is required to file the same with the SEC, copies of the annual reports filed on Form 10-K and quarterly reports filed on Form 10-Q and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which Parent is required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act (such annual and quarterly reports and required information, documents and other reports, together the “Exchange Act Documents”), and (B) if Parent is not required to file Exchange Act Documents under Section 13 or 15(d) of the Exchange Act, within 45 days after each calendar quarter of Parent (other than the last quarter of each calendar year), quarterly financial information and, within 90 days after each calendar year of Parent, annual financial information that would be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations (provided that Parent also delivers with, or includes within, the annual and quarterly reports referred to in (A) and (B) the amount of Covered Revenues for the annual or quarterly period to date (as applicable)); (ii) file with the Trustee such additional information, documents and reports with respect to compliance by Parent with the conditions and covenants of this CVR Agreement as may be required from time to time by the rules and regulations of the SEC; and (iii) make available to the Holders on Parent’s website as of an even date with the filing of such materials with the Trustee, the information, documents and reports required to be filed by Parent pursuant to subsections (i) and (ii) of this Section 4.4(a). If Parent has timely electronically filed with the SEC’s EDGAR system (or any successor system) the reports described above, Parent shall be deemed to have satisfied the requirements of this Section 4.4(a).

(b) Parent shall file with the Trustee, within 60 days following the end of any Covered Revenues Measuring Period, a Covered Revenues Statement with respect to such Covered Revenues Measuring Period. For the avoidance of doubt, the Covered Revenues Statements shall be treated as Confidential Information pursuant to Section 6.8, and no public filing of such Covered Revenues Statements shall be required pursuant to this Section 4.4.

ARTICLE 5

AMENDMENTS

Section 5.1. Amendments Without Consent of Holders. Without the consent of any Holders, Parent and the Trustee, at any time and from time to time, may enter into one or more amendments hereto or to the CVRs, for any of the following purposes:

(a) to convey, transfer, assign, mortgage or pledge to the Trustee, as security for the CVRs, any property or assets;

(b) to evidence the succession of another Person to Parent, and the assumption by any such successor of the covenants of Parent herein and in the CVRs;

(c) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as the Board of Directors and the Trustee shall consider to be for the protection of the Holders, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this CVR Agreement as herein set forth; provided, that in respect of any such additional covenant, restriction, condition or provision, such amendment may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Majority Holders to waive such an Event of Default;

(d) to cure any ambiguity, or to correct or supplement any provision herein or in the CVRs which may be defective or inconsistent with any other provision herein; provided that such provisions shall not materially reduce the benefits of this CVR Agreement or the CVRs to the Holders;

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(e) to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable;

(f) to make any other provisions with respect to matters or questions arising under this CVR Agreement; provided, that such provisions shall not adversely affect the interests of the Holders; or

(g) to make any change that does not adversely affect the interests of the Holders.

Promptly following any amendment of this CVR Agreement or the CVRs in accordance with this Section 5.1, the Trustee shall notify the Holders of the CVRs of such amendment; provided that any failure so to notify the Holders shall not, in itself, affect the validity of such amendment.

Section 5.2. Amendments with Consent of Holders. With the consent of the Majority Holders, by Act of said Holders delivered to Parent and the Trustee (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the CVRs), Parent (when authorized by a Board Resolution) and the Trustee may enter into one or more amendments hereto or to the CVRs for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this CVR Agreement or to the CVRs or of modifying in any manner the rights of the Holders under this CVR Agreement or to the CVRs; provided, however, that no such amendment shall, without the consent of the Holder of each Outstanding CVR affected thereby:

(a) modify in a manner adverse to the Holders any provision contained herein with respect to the termination of this CVR Agreement or the CVRs or the time for payment and amount of any Covered Revenues Payment, or otherwise extend the time for payment of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date. Notwithstanding the foregoing, each Holder of a CVR, by acceptance thereof, including any permitted transferee, consents to the optional redemption provisions set forth in Article 9 hereof;

(b) reduce the number of CVRs, the consent of whose Holders is required for any such amendment; or

(c) modify any of the provisions of this Section 5.2, except to increase any such percentage or to provide that certain other provisions of this CVR Agreement cannot be modified or waived without the prior consent of the Holder of each CVR affected thereby.

It shall not be necessary for any Act of Holders under this Section 5.2 to approve the particular form of any proposed amendment, but it shall be sufficient if such Act shall approve the substance thereof.

Section 5.3. Execution of Amendments. In executing any amendment permitted by this Article 5, the Trustee (subject to Section 3.1) shall be fully protected in relying upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this CVR Agreement. The Trustee shall execute any amendment authorized pursuant to this Article 5 if the amendment does not adversely affect the Trustee’s own rights, duties or immunities under this CVR Agreement or otherwise. Otherwise, the Trustee may, but need not, execute such amendment.

Section 5.4. Effect of Amendments; Notice to Holders.

(a) Upon the execution of any amendment under this Article 5, this CVR Agreement and the CVRs shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement and the CVRs for all purposes, and every Holder of CVRs shall be bound thereby.

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(b) Promptly after the execution by Parent and the Trustee of any amendment pursuant to the provisions of this Article 5, Parent shall mail a notice thereof by first class mail to the Holders of CVRs at their addresses as they shall appear on the CVR Register, setting forth in general terms the substance of such amendment. Any failure of Parent to mail such notice, or any defect therein, shall not, in itself, however, in any way impair or affect the validity of any such amendment.

Section 5.5. Conformity with Trust Indenture Act. Every amendment executed pursuant to this Article 5 shall conform to the applicable requirements of the Trust Indenture Act, if any.

Section 5.6. Reference in CVRs to Amendments. If an amendment changes the terms of the CVRs, the Trustee may require the Holders of the CVRs to deliver it to the Trustee. CVRs authenticated and delivered after the execution of any amendment pursuant to this Article 5 may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such amendment. If Parent shall so determine, new CVRs so modified as to conform, in the opinion of the Trustee and the Board of Directors, to any such amendment may be prepared and executed by Parent and authenticated and delivered by the Trustee in exchange for Outstanding CVRs. Failure to make the appropriate notation or to issue a new CVR shall not affect the validity of such amendment.

ARTICLE 6

COVENANTS

Section 6.1. Payment of Amounts, if any, to Holders. Parent will duly and punctually pay or cause to be paid the amounts, if any, owed with respect to the CVRs in accordance with the terms of the CVRs and this CVR Agreement. Such amounts shall be considered paid on or prior to the applicable Payment Date if on such date, the Trustee or the Paying Agent holds in accordance with this CVR Agreement money sufficient to pay all such amounts then due. Each of the Surviving Entity, Parent (or any of its Affiliates), the Trustee and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this CVR Agreement or the Merger Agreement such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for purposes of this CVR Agreement and the Merger Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The consent of the Holders shall not be required for any such withholding.

Section 6.2. Maintenance of Office or Agency.

(a) As long as any of the CVRs remain Outstanding, Parent will maintain in the Borough of Manhattan, the City of New York, an office or agency (i) where CVRs may be presented or surrendered for payment, (ii) where CVRs may be surrendered for registration of transfer or exchange and (iii) where notices and demands to or upon Parent in respect of the CVRs and this CVR Agreement may be served. Parent hereby initially designates the Corporate Trust Office as such office or agency of Parent, unless Parent shall hereafter designate and maintain some other office or agency for one or more of such purposes. Parent or any of its Subsidiaries may act as Paying Agent, registrar or transfer agent; provided that such Person shall take appropriate actions to avoid the commingling of funds. Parent will give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time Parent shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and Parent hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

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(b) Parent may from time to time designate one or more other offices or agencies (in or outside of the City of New York) where the CVRs may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation; provided, however, that no such designation or rescission shall in any manner relieve Parent of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. Parent will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.

Section 6.3. Money for Covered Revenues Payments to Be Held in Trust.

(a) If Parent shall at any time act as the Paying Agent, it will, on or before the Payment Date, as the case may be, segregate and hold in trust for the benefit of the Holders all sums held by such Paying Agent for payment on the CVRs until such sums shall be paid to the Holders as herein provided, and will promptly notify the Trustee of any failure of Parent to make payment on the CVRs.

(b) Whenever Parent shall have one or more Paying Agents for the CVRs, it will, on or before a Payment Date, deposit with a Paying Agent a sum in same day funds sufficient to pay the amount, if any, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such amount.

(c) Parent will cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 6.3, that (i) such Paying Agent will hold all sums held by it for the payment of any amount payable on CVRs in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and will notify the Trustee of the sums so held, and (ii) that it will give the Trustee notice of any failure by Parent (or by any other obligor on the CVRs) to make any payment on the CVRs when the same shall be due and payable.

(d) Any money deposited with the Trustee or any Paying Agent, or then held by Parent, in trust for the payment on any CVR and remaining unclaimed for one year after the Payment Date shall be paid to Parent on Parent Request, or (if then held by Parent) shall be discharged from such trust, and the Holder of such CVR shall thereafter, as an unsecured general creditor, look only to Parent for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease.

Section 6.4. Books and Records. Parent shall keep, and shall cause its Subsidiaries to keep, true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder.

Section 6.5. Audits.

(a) Upon the written request of the Holder Representative or the Majority Holders, as the case may be (the “Requesting Party”), provided to Parent within 120 days following the date on which Parent delivers a Covered Revenues Statement with respect to a Covered Revenues Measuring Period ending upon the last day of any Threshold Measuring Period pursuant to Section 4.4(b) (the “Review Request Period”), Parent shall permit, and shall cause its Subsidiaries to permit, an independent certified public accounting firm of nationally recognized standing selected by the Requesting Party and Parent (failing agreement on which each shall designate an independent public accounting firm of its own selection, which firms shall in turn appoint an independent public accounting firm for such purpose) (the “Independent Accountant”) to have access during normal business hours to such of the records of Parent as may be reasonably necessary to verify the accuracy of any Covered Revenues Statements delivered with respect to the Threshold Measuring Period most recently ended and the figures underlying the calculations set forth therein for any period within such Threshold Measuring Period, and subject to customary confidentiality provisions (it being understood that such review shall not include any matter addressed in Section 6.5(b) below). Parent

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shall pay, or cause to be paid, the fees charged by the Independent Accountant; provided, that, in the event that the Independent Accountant determines that the Covered Revenues included in the Covered Revenues Statements is either at least 95.5% of the Covered Revenues that should have been included in the Covered Revenues Statement or within $10,000,000 of the Covered Revenues that should have been included in the Covered Revenues Statement, the Holders shall pay, or cause to be paid, the fees charged by such Independent Accountant, which amount Parent may deduct from any future Covered Revenues Payments payable to Holders pursuant to this CVR Agreement. The Independent Accountant, acting as an expert and not as an arbitrator, shall be charged to come to a final determination as promptly as practicable (and in any event within 30 days) with respect to those specific items in the applicable Covered Revenues Statement that the Requesting Party and Parent disagree on and submit to it for resolution, and the scope of the disputes to be resolved by the Independent Accountant shall be limited to such specific items. If issues are submitted to the Independent Accountant for resolution, Parent shall, and shall cause its Subsidiaries to, furnish to the Independent Accountant such access, work papers and other documents and information related to those disputed issues as the Independent Accountant may request and as are available to Parent and subject to customary confidentiality provisions. The Independent Accountant shall disclose to the Requesting Party the amounts that the Independent Accountant believes to be due and payable by Parent and details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Requesting Party.

(b) During the Review Request Period, the Requesting Party may also provide notice in writing to Parent challenging Parent’s determination that a given activity does not generate Covered Revenue recognized in any Covered Revenues Measuring Period for which any Covered Revenues Statement has been delivered with respect to the Threshold Measuring Period most recently ended, which notice shall (i) identify in reasonable detail why the Requesting Party believes such activity generated Covered Revenue recognized in such Covered Revenues Measuring Period, including identifying the activity and the clause of “Covered Revenue” at issue (the “Specified Dispute”), including with respect to challenges regarding Intellectual Property, identifying in reasonable detail the item(s) of Intellectual Property at issue and alleged infringing items (it being understood that such Specified Dispute shall not include any matter addressed in Section 6.5(a) above), and (ii) propose a relevant subject matter expert of nationally recognized standing to be appointed to resolve the Specified Dispute pursuant to the terms of this Section 6.5(b). Within 10 Business Days of the receipt of such notice, Parent shall either accept the appointment of such expert or shall propose in writing to the Requesting Party a different independent relevant subject matter expert of nationally recognized standing. For the next 15 Business Days thereafter, Parent and the Requesting Party shall discuss the selection of such expert and failing agreement, the experts proposed by Parent and the Requesting Party shall in turn appoint an independent relevant subject matter expert to resolve such dispute pursuant to the terms of this Section 6.5 (the “Subject Matter Expert”), which expert shall be selected no later than the end of such 15-Business Day period. Within one month after the appointment of the Subject Matter Expert, each of Parent and the Requesting Party shall submit in writing to the Subject Matter Expert its arguments regarding the Specified Dispute. The Subject Matter Expert, acting as an expert and not as an arbitrator, shall be charged to come to a final determination with respect to the Specified Dispute as promptly as practicable (and in any event within one month) by adopting the position of either Parent or the Requesting Party. The Subject Matter Expert shall not be permitted to make any determination other than adopting the position of either Parent or the Requesting Party, and the scope of the disputes to be resolved by the Subject Matter Expert shall be limited to the Specified Dispute. Parent shall permit, and shall cause its Subsidiaries to permit, the Subject Matter Expert to have access during normal business hours to such of the records of Parent as may be reasonably necessary to resolve the Specified Dispute, subject to customary confidentiality provisions. Parent shall pay, or cause to be paid, the fees charged by the Subject Matter Expert; provided, that, in the event that the Subject Matter Expert determines that the Covered Revenues included in the Covered Revenues Statements is either at least 95.5% of the Covered Revenues that should have been included in the Covered Revenues Statement or within $10 million of the

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Covered Revenues that should have been included in the Covered Revenues Statement, the Holders shall pay, or cause to be paid, the fees charged by such Subject Matter Expert, which amount Parent may deduct from any future Covered Revenues Payments payable to Holders pursuant to this CVR Agreement. Parent shall, and shall cause its Subsidiaries to, furnish to the Subject Matter Expert such reasonable access, work papers and other documents and information related to disputed issues as the Subject Matter Expert may request and as are available to Parent, and subject to customary confidentiality provisions. The Subject Matter Expert shall disclose to the Requesting Party only the amounts that the Subject Matter Expert believes to be due and payable by Parent, details concerning any discrepancy from the amount paid and the amount due, and shall disclose no other information revealed in such audit. The Subject Matter Expert shall provide Parent with a copy of all disclosures made to the Requesting Party.

(c) Notwithstanding anything to the contrary, only one, and not both, of the Holder Representative or the Majority Holders may provide notice requesting an audit pursuant to Sections 6.5(a) or 6.5(b) during each Review Request Period.

(d) All other items in the Covered Revenues Statement that the Requesting Party and Parent do not submit, prior to the end of the Review Request Period, to the Independent Accountant or to the Subject Matter Expert for resolution shall be deemed to be agreed by the Requesting Party and Parent and neither the Independent Accountant nor the Subject Matter Expert shall be charged with calculating or validating those agreed upon items.

(e) If the Independent Accountant or Subject Matter Expert concludes that any Covered Revenues Payment amount should have been greater than the Covered Revenues Payment set forth in an applicable Covered Revenues Statement (the difference being the “CVR Shortfall”), Parent shall pay the CVR Shortfall within 60 days of the date the Requesting Party deliver to Parent the Independent Accountant’s or Subject Matter Expert’s written report (the “Shortfall Report”); provided that the CVR Shortfall amount shall bear interest at the Shortfall Interest Rate beginning from 30 days after the date the Requesting Party delivers to Parent the Shortfall Report until payment is made to the Trustee. The decision of such Independent Accountant and Subject Matter Expert shall be final, conclusive and binding on Parent and the Holders, shall be non-appealable and shall not be subject to further review.

(f) If, upon the expiration of the Review Request Period, neither the Holder Representative nor the Majority Holders have requested a review of the applicable Covered Revenues Statement in accordance with this Section 6.5, the calculation of the Covered Revenues Payment payable with respect to all Covered Revenues Measuring Periods within the applicable Threshold Measuring Period shall be conclusive and binding on each Holder, and Parent shall be released from any liability or accountability with respect to payments in respect of such Covered Revenues Measuring Periods in excess of such Covered Revenues Payment.

(g) Each Person seeking to receive information from Parent in connection with a review pursuant to this Section 6.5 shall enter into, and shall cause its accounting firm to enter into, a reasonable and mutually satisfactory confidentiality agreement with Parent or any Subsidiary obligating such party to retain all such financial information disclosed to such party in confidence pursuant to such confidentiality agreement and not use such information for any purpose other than the completion of such review.

(h) Parent shall use, and shall cause its Affiliates to use, its (and their) commercially reasonable efforts to include a provision in any license or distribution agreement with any third party with respect to any Covered Product or Service that would allow any Independent Accountant appointed pursuant to this Section 6.5 such access to the records of the other party to such license or distribution agreement as may be reasonably necessary to perform its duties pursuant to this Section 6.5 provided, that this provision shall not apply if the underlying license agreement with Parent or Affiliates would not customarily include audit

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rights. The parties hereto agree that, if Parent or its Affiliates have exercised audit rights under any collaboration, license, sublicense or distribution agreement, or any agreement referred to in the final proviso of the definition of “Covered Revenues Payment”, prior to the Requesting Party’s request for an audit under this Section 6.5 and under such collaboration, license, sublicense, distribution or other agreement Parent and its Affiliates cannot request another audit, the results of Parent’s prior audit of the counterparty shall be used for purposes of the audit requested by the Requesting Party under this Section 6.5 and that Parent shall not have any further obligation to provide access to the Independent Accountant or Subject Matter Expert with respect to such counterparty until such time as Parent may again exercise its rights of audit under the collaboration, license, sublicense, distribution or other agreement with such counterparty.

(i) Each of the Requesting Party and Parent shall bear its own costs and expenses in connection with the reviews and audits provided for in this Section 6.5, except that the fees and expenses of the Independent Accountant and/or the Subject Matter Expert will be borne as provided in Section 6.5(a) and Section 6.5(b), respectively.

Section 6.6. Certain Covenants and Acknowledgements.

(a) During the Covered Revenues Term, Parent shall operate its business and its Subsidiaries’ businesses in good faith and shall not take any action, and shall cause its Subsidiaries not to take any action, for the primary purpose of avoiding or reducing the amount of Covered Revenues Payments payable to the Holders.

(b) So long as any of the CVRs remain Outstanding, Parent shall not enter into any binding agreement, arrangement or understanding, which would, or would reasonably be expected to, delay or prevent Parent’s ability to timely make any Covered Revenues Payment that becomes due under this CVR Agreement.

(c) Parent shall use, and shall cause its Subsidiaries to use, Diligent Efforts to obtain regulatory approval and clearance for the Existing Products; provided, however, that such obligation to use Diligent Efforts shall terminate upon the earlier of (i) the End Date and (ii) such time as the data generated in an appropriate clinical trial does not support further development of such Product. Parent shall use, and shall cause its Subsidiaries to use, Diligent Efforts to Sell and commercialize Products of Parent and its Subsidiaries that are included in the definition of Covered Products and Services, in each case in the Field utilizing any Methylation-based Technology; provided, however, that such obligation to use Diligent Efforts shall terminate upon the End Date.

Without limiting the provisions of this Section 6.6, each of the Trustee and Holder Representative (by execution of this CVR Agreement) and the Holders (by their acceptance of the CVRs hereby) shall be deemed to have acknowledged that (i) Parent may make decisions regarding the operation of the businesses of Parent and its Subsidiaries, including the investment and allocation of resources, on the basis of the strategic objectives of Parent and its Affiliates taking into account any relevant factors (including technical, commercial, legal, scientific and/or medical factors), and that such decisions may adversely affect the amount of Covered Revenues Payments payable to the Holders, and (ii) it is Parent’s present intention to operate the Company business as a stand-alone division within Parent and Parent may in its discretion develop, package, distribute and sell products and services separately, in each case of (i) and (ii), so long as such actions taken or not taken do not conflict with or breach the provisions of this CVR Agreement, including this Section 6.6.

Section 6.7. Notice of Default. Parent shall file with the Trustee written notice of the occurrence of any Event of Default or other default under this CVR Agreement within five Business Days of its becoming aware of any such default or Event of Default.

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Section 6.8. Confidentiality. The Trustee, the Holder Representative and the Holders hereby agree that any confidential or non-public information (including Covered Revenues Statements) they receive from or on behalf of Parent or any Affiliate of Parent, which receipt arises out of the transactions contemplated by this CVR Agreement (the “Confidential Information”), shall: (a) not be used for any purpose other than for purposes permitted under this CVR Agreement; (b) not be used directly or indirectly in any way that is for competitive purposes; and (c) not be disclosed by, and be kept confidential by, the Trustee, the Holder Representative and the Holders and its directors, officers, members, managers, employees, affiliates, and agents (collectively, “Representatives”); provided, however, that any such Confidential Information may be disclosed only to their Representatives (including the Independent Accountant) who (i) need to know such Confidential Information and (ii) are bound in writing to a non-disclosure agreement no less restrictive than this Section 6.8. It is understood that such Representatives shall be informed by the Trustee, the Holder Representative or the applicable Holder of the confidential nature of such Confidential Information, and that the Trustee, the Holder Representative or such Holder, as applicable, shall be responsible for any disclosure or use made by its Representatives in breach of obligations under this CVR Agreement to the same extent as if such disclosure or use had been made directly by the Trustee or such Holder, as applicable. Each of the Trustee, the Holder Representative and the Holders will promptly notify Parent of any breach of this CVR Agreement of which they become aware, and will use reasonable efforts to assist and cooperate with Parent in minimizing the consequences of such breach. “Confidential Information” shall not include any information that is (A) publicly available other than because of disclosure by the Trustee, the Holder Representative or the Holders or any of their respective Representatives or (B) is lawfully disclosed to the Trustee, the Holder Representative or Holders by sources (other than Parent or its Affiliates) rightfully in possession of the Confidential Information. If the Trustee, the Holder Representative, the Holders or their respective Representatives are legally required or requested to disclose any Confidential Information, they will in advance of such disclosure, unless otherwise prohibited by Law, promptly notify Parent of such request or requirement so that Parent may seek to avoid or minimize the required disclosure and/or obtain an appropriate protective order or other appropriate relief to ensure that any Confidential Information so disclosed is maintained in confidence to the maximum extent possible by the Person receiving the disclosure, or, in Parent’s discretion, to waive compliance with the provisions of this CVR Agreement. In any such case, the Trustee, the Holder Representative and the Holders agree to cooperate and use reasonable efforts to avoid or minimize the required disclosure and/or obtain such protective order or other relief. If, in the absence of a protective order or the receipt of a waiver hereunder, the Trustee, the Holder Representative, Holders or their respective Representatives are legally obligated to disclose any Confidential Information, they will disclose only so much thereof to the party compelling disclosure as they reasonably believe in good faith, on the basis of advice of counsel, is required by Law. The Trustee, the Holder Representative and Holders shall give Parent prior written notice of the specific Confidential Information that they believe they are required to disclose under such circumstances. All Confidential Information disclosed by or on behalf of Parent or any of its Affiliates shall be, and shall remain, the property of Parent or such Affiliate.

Section 6.9. Non-Use of Name. None of the Trustee, the Holder Representative or the Holders shall use the name, trademark, trade name, or logo of Parent, its Affiliates, or their respective employees in any publicity or news release relating to this CVR Agreement or its subject matter, without the prior express written permission of Parent.

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ARTICLE 7

REMEDIES OF THE TRUSTEE AND HOLDER

ON EVENT OF DEFAULT

Section 7.1. Event of Default Defined; Waiver of Default. “Event of Default” with respect to the CVRs, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of all or any part of any Covered Revenues Payment after a period of 10 Business Days after such Covered Revenues Payment shall become due and payable on a Payment Date or otherwise; or

(b) material default in the performance, or breach in any material respect, of any covenant or warranty of Parent in respect of the CVRs (other than a covenant or warranty in respect of the CVRs, a default in whose performance or whose breach is elsewhere in this Section 7.1 specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given, by registered or certified mail, to Parent by the Trustee or to Parent and the Trustee by the Majority Holders, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or

(c) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Parent in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, Trustee or sequestrator (or similar official) of Parent or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 90 consecutive days; or

(d) Parent shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, Trustee or sequestrator (or similar official) of Parent or for any substantial part of its property, or make any general assignment for the benefit of creditors.

Except where authorization and/or appearance of each of the Holders is required by applicable Law, if an Event of Default described above occurs and is continuing, then, and in each and every such case, either the Trustee or the Trustee upon the written request of the Majority Holders by notice in writing to Parent (and to the Trustee if given by the Majority Holders), shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Default Interest Rate until payment is made to the Trustee.

The foregoing provisions, however, are subject to the condition that if, at any time after the Trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, Parent shall pay or shall deposit with the Trustee a sum sufficient to pay all amounts which shall have become due (with interest upon such overdue amount at the Default Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its agents, attorneys and counsel, and all other expenses and liabilities incurred and all advances made, by the Trustee, and if any and all Events of Default under this CVR Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Majority Holders, by written notice to Parent and to the Trustee, may waive all defaults with respect to the CVRs, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereof.

Section 7.2. Collection by the Trustee; the Trustee May Prove Payment Obligations. Parent covenants that in the case default shall be made in the payment of all or any part of the CVRs when the same shall have become due and payable, whether at a Payment Date or otherwise, then upon demand of the Trustee, Parent will pay to the Trustee for the benefit of the Holders the whole amount that then shall

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have become due and payable on all CVRs (with interest from the date due and payable to the date of such payment upon the overdue amount at the Default Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation to the Trustee and each predecessor Trustee, their respective agents, attorneys and counsel, and any expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence, bad faith or willful misconduct.

The Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this CVR Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

In case Parent shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as Trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against Parent or other obligor upon such CVRs and collect in the manner provided by Law out of the property of Parent or other obligor upon such CVRs, wherever situated, the moneys adjudged or decreed to be payable.

In any judicial proceedings relative to Parent or other obligor upon the CVRs, irrespective of whether any amount is then due and payable with respect to the CVRs, the Trustee is authorized:

(a) to file and prove a claim or claims for the whole amount owing and unpaid in respect of the CVRs, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence, bad faith or willful misconduct) and of the Holders allowed in any judicial proceedings relative to Parent or other obligor upon the CVRs, or to their respective property;

(b) unless prohibited by, and only to the extent required by, applicable Law, to vote on behalf of the Holders in any election of a Trustee or a standby Trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or a Person performing similar functions in comparable proceedings; and

(c) to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any Trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders, to pay to the Trustee such amounts as shall be sufficient to cover reasonable compensation to the Trustee, each predecessor Trustee and their respective agents, attorneys and counsel, and all other expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of its negligence, bad faith or willful misconduct, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 3.6. To the extent that such payment of reasonable compensation, expenses, disbursements, advances and other amounts out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

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Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the CVRs, or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a Trustee in bankruptcy or similar person.

All rights of action and of asserting claims under this CVR Agreement, or under any of the CVRs, may be enforced by the Trustee without the possession of any of the CVRs or the production thereof and any trial or other proceedings instituted by the Trustee shall be brought in its own name as Trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Trustee, each predecessor Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this CVR Agreement to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such CVRs parties to any such proceedings (unless required by applicable Law).

Section 7.3. Application of Proceeds. Any monies collected by the Trustee pursuant to this Article 7 in respect of any CVRs shall be applied in the following order at the date or dates fixed by the Trustee upon presentation of the several CVRs in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment in exchange for the presented CVRs if only partially paid or upon surrender thereof if fully paid:

FIRST: To the payment of costs and expenses in respect of which monies have been collected, including reasonable compensation to the Trustee and Holder Representative and each predecessor Trustee and predecessor Holder Representative, as applicable, and their respective agents and attorneys and of all expenses and liabilities incurred, and all advances made, by the Trustee and Holder Representative and each predecessor Trustee and predecessor Holder Representative, as applicable, except as a result of their respective negligence, bad faith or willful misconduct, and all other amounts due to the Trustee and Holder Representative or any predecessor Trustee or predecessor Holder Representative pursuant to Section 3.5;

SECOND: To the payment of the whole amount then owing and unpaid upon all the CVRs, with interest at the Default Interest Rate on all such amounts, and in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the CVRs, then to the payment of such amounts without preference or priority of any security over any other CVR, ratably to the aggregate of such amounts due and payable; and

THIRD: To the payment of the remainder, if any, to Parent or any other Person lawfully entitled thereto.

Section 7.4. Suits for Enforcement. In case an Event of Default has occurred, has not been waived and is continuing, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this CVR Agreement by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this CVR Agreement or in aid of the exercise of any power granted in this CVR Agreement or to enforce any other legal or equitable right vested in the Trustee by this CVR Agreement or by Law.

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Section 7.5. Restoration of Rights on Abandonment of Proceedings. In case the Trustee or any Holder shall have proceeded to enforce any right under this CVR Agreement and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or to such Holder, then and in every such case Parent and the Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of Parent, the Trustee and the Holders shall continue as though no such proceedings had been taken.

Section 7.6. Limitations on Suits by Holders. Subject to the right of the Holder Representative and the Majority Holders under Section 6.5, no Holder of any CVR shall have any right by virtue or by availing itself of any provision of this CVR Agreement to institute any Action at law or in equity or in bankruptcy or otherwise upon or under or with respect to this CVR Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless (a) such Holder previously shall have given to the Trustee written notice of default and of the continuance thereof, as hereinbefore provided; (b) the Majority Holders shall have made written request upon the Trustee to institute such action or proceedings in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby; and (c) the Trustee for 15 days after its receipt of the latter of such notice, request and offer of indemnity shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 7.9. For the protection and enforcement of the provisions of this Section 7.6, each and every Holder and the Trustee shall be entitled to such relief as can be given either at Law or in equity.

Section 7.7. Unconditional Right of Holders to Institute Certain Suits. Notwithstanding any other provision in this CVR Agreement and any provision of any CVR, the right of any Holder of any CVR to receive payment of the amounts payable in respect of such CVR on or after the respective due dates expressed in such CVR, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 7.8. Powers and Remedies Cumulative; Delay or Omission Not Waiver of Default.

(a) Except as provided in Section 7.6, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

(b) No delay or omission of the Trustee or of any Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and, subject to Section 7.6, every power and remedy given by this CVR Agreement or by Law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

Section 7.9. Control by Holders.

(a) The Majority Holders shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee with respect to the CVRs by this CVR Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this CVR Agreement; and provided, further, that (subject to the provisions of Section 3.1) the Trustee shall have the right to decline to follow any such

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direction if (i) the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, (ii) a committee of directors or Responsible Officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or (iii) the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction.

(b) Nothing in this CVR Agreement shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction or directions by Holders.

Section 7.10. Waiver of Past Defaults.

(a) In the case of a default or an Event of Default specified in clause (b), (c) or (d) of Section 7.1, the Majority Holders may waive any such default or Event of Default, and its consequences except a default in respect of a covenant or provisions hereof which cannot be modified or amended without the consent of the Holder of each CVR affected. In the case of any such waiver, Parent, the Trustee and the Holders shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon.

(b) Upon any such waiver, such default shall cease to exist and be deemed to have been cured and not to have occurred, and any Event of Default arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this CVR Agreement; but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

Section 7.11. The Trustee to Give Notice of Default, But May Withhold in Certain Circumstances. The Trustee shall transmit to the Holders, as the names and addresses of such Holders appear on the CVR Register (as provided under Section 313(c) of the Trust Indenture Act, if applicable), notice by mail of all defaults which have occurred and are known to the Trustee, such notice to be transmitted within 90 days after the occurrence thereof, unless such defaults shall have been cured before the giving of such notice (the term “default” for the purposes of this Section 7.11 being hereby defined to mean any event or condition which is, or with notice or lapse of time or both would become, an Event of Default); provided that, except in the case of default in the payment of the amounts payable in respect of any of the CVRs, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or Trustees and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

Section 7.12. Right of Court to Require Filing of Undertaking to Pay Costs. All Parties to this CVR Agreement agree, and each Holder of any CVR by his or her acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this CVR Agreement or in any suit against the Trustee for any action taken, suffered or omitted by it as the Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys’ fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 7.12 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than 10% of the CVRs Outstanding or to any suit instituted by any Holder for the enforcement of the payment of any CVR on or after the due date expressed in such CVR.

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ARTICLE 8

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 8.1. Parent May Consolidate, etc., on Certain Terms.

(a) Parent shall not merge or consolidate with or into any other Person, or sell or convey all of its assets to any Person (other than a wholly owned Subsidiary of Parent), unless (i) Parent shall be the continuing Person, or the successor Person or the Person which acquires by sale or conveyance all the assets of Parent (including the shares of the Company), Parent shall be a Person organized under the Laws of the United States of America or any State thereof and shall expressly assume by an instrument supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the CVRs, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this CVR Agreement to be performed or observed by Parent and (ii) Parent, or such successor Person, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenant or condition.

(b) Except as otherwise provided in Section 8.1(a) or in a Minority Transaction, Parent and its Subsidiaries shall not consummate a Disposition of their respective rights in and to Applicable Products to any third party (including the sale of substantially all, but not all, the assets of Parent), except in a bona fide transaction and unless Parent obtains the agreement of the transferee to (i) (x) at all times after any such Disposition, include such Applicable Products (or Services or other assets and rights included in such Disposition, if applicable) in the calculation of Covered Revenues, in accordance with the terms hereunder (with the transferee substituted for Parent as necessary) as if such transferee was Parent and (y) include in the contract for such Disposition appropriate provisions for such treatment and a requirement that the transferee comply with the covenants in this Section 8.1(b) to the same extent as Parent, and (ii) adjust the dollar amounts set forth in the definition of “Covered Revenues Payment” as agreed upon by Parent and the Holder Representative as a result of such transaction to apportion such thresholds between the portion of the business retained by Parent and its Subsidiaries and the portion of the business attributable to the Applicable Products (and Services and such other assets and rights, if applicable) acquired by the transferee (which apportionment shall be based on the relative percentage of projected Covered Revenues transferred and the percentage of projected Covered Revenues retained for the period from the closing of the transaction to the End Date) (any transaction in which the transferee agrees to such inclusions, a “Specified Asset Sale”). For purposes of clarification, this Section 8.1(b) will not apply to (A) Sales of Products or Services made by Parent or its wholly owned Subsidiaries or (B) ordinary course licensing arrangements between Parent and its Subsidiaries, on the one hand, and third party licensees, on the other hand, in each case of clauses (A) and (B) in the ordinary course of business and which are taken into account in the calculation of Net Sales in accordance with the terms of this CVR Agreement. If any transaction covered by this Section 8.1(b) also involves the Disposition of assets or other rights other than Applicable Products, any commercial arrangement between Parent or any of its Affiliates, on the one hand, and the acquirer or any Affiliate of the acquirer on the other hand, or any other consideration paid or deemed paid by Parent to the transferee in such Disposition, then the Consideration allocated to the Applicable Products, assets or other rights included in Covered Revenues shall be calculated based on their actual value in proportion to the aggregate value of such Applicable Products, assets or other rights taking into account the value of all components of such transaction (the “Appropriate Allocation”). If a Product or Service that was a Bundled Product or Service ceases to be a Bundled Product or Service, then effective as of the date on which such Product or Service ceases to be a Bundled Product or Service, it will not be an Applicable Product for purposes of this Section 8.1(b) for so long as it is not a Bundled Product or Service and does not and would not generate Covered Revenues on a standalone basis.

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(c) Except as otherwise provided in Section 8.1(a), Section 8.1(b), this Section 8.1(c) or in a Minority Transaction, Parent and its Subsidiaries shall not consummate a Disposition of their respective assets or rights in and to the business of Parent and its Subsidiaries that generate Covered Revenues to any third party without the prior written consent of the Majority Holders or the Holder Representative, such consent not to be unreasonably withheld, conditioned or delayed. Section 8.1(b) and this Section 8.1(c) shall not apply with respect to the Disposition of assets that are ancillary to and are not required for the generation of Covered Revenues (e.g., real property); provided, however, Covered Products and Services, Data described in the definition of “Sale of Data”, Samples described in clause (d) of the definition of “Covered Revenues”, and any assets in the Field utilizing Existing IP (and, in each case, any rights therein) and/or any assets that are integral thereto, shall not be deemed or considered ancillary for this purpose and shall be covered by Section 8.1(b) and the first sentence of this Section 8.1(c).

(d) In the event Parent and Holder Representative are unable to agree on any matters that are the subject of Section 8.1(b) (including (i) whether a given transaction is a “Minority Transaction”, (ii) whether a particular transaction is subject to Section 8.1(b), (iii) whether the proceeds of any particular transaction constitute Covered Revenues (including any Appropriate Allocation, as applicable) or (iv) the applicable adjustments described in Section 8.1(b)(ii)), within 30 days of notice from one party to the other, either Parent or Holder Representative may provide written notice to the other of its (x) election to have such disagreement resolved by a Subject Matter Expert and (y) its proposal of the applicable Subject Matter Expert. Within 10 Business Days of the receipt of such notice, the receiving party shall either accept the proposal of such Subject Matter Expert or shall propose in writing to the other party a Subject Matter Expert. For the next 15 Business Days thereafter, Parent and the Holder Representative shall discuss the selection of such expert and failing agreement, the experts proposed by Parent and the Holder Representative shall in turn appoint an independent relevant Subject Matter Expert to resolve such dispute, which expert shall be selected no later than the end of such 15-Business Day period. Within one month after the appointment of the Subject Matter Expert, each of Parent and the Holder Representative shall submit in writing to the Subject Matter Expert its arguments for such disputed matter(s). The Subject Matter Expert, acting as an expert and not as an arbitrator, shall be charged to come to a final determination with respect to the proposed adjustment as promptly as practicable (and in any event within one month) by adopting the position of either Parent or the Holder Representative. The Subject Matter Expert shall not be permitted to make any determination other than adopting the position of either Parent or the Holder Representative, and the scope of the disputes to be resolved by the Subject Matter Expert shall be limited to the disputed matter(s). Parent shall permit, and shall cause its Subsidiaries to permit, the Subject Matter Expert to have access during normal business hours to such of the records of Parent as may be reasonably necessary to resolve the disputed matter(s). The person whose position was not adopted by the Subject Matter Expert shall pay, or cause to be paid, the fees charged by the Subject Matter Expert. Parent shall, and shall cause its Subsidiaries to, furnish to the Subject Matter Expert such access, work papers and other documents and information related to the adjustment dispute as the Subject Matter Expert may request and as are available to Parent.

Section 8.2. Successor Person Substituted.

(a) In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor Person in accordance with the terms of this CVR Agreement, Parent shall be discharged from all obligations and covenants under this CVR Agreement solely with respect to the business and assets transferred in such bona fide consolidation, merger, sale or conveyance, but, for the avoidance of doubt, Parent will remain bound by all obligations and covenants with respect to any business or assets retained by Parent or its Subsidiaries that generate Covered Revenues, and such successor Person shall succeed to and be substituted for Parent with the same effect as if it had been named herein (it being understood, for the avoidance of doubt, that the calculations of Covered Revenues and Net Sales shall not include any revenue or Sales of any Affiliates of the successor Person other than the revenue and Sales of the business and assets of Parent and its Subsidiaries). Such successor Person may cause to be signed, and

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may issue either in its own name or in the name of Parent prior to such succession any or all of the CVRs issuable hereunder which theretofore shall not have been signed by Parent and delivered to the Trustee, and, upon the order of such successor corporation instead of Parent and subject to all the terms, conditions and limitations in this CVR Agreement prescribed, the Trustee shall authenticate and shall deliver any CVRs which previously shall have been signed and delivered to the Trustee for authentication, and any CVRs which such successor corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the CVRs so issued shall in all respects have the same legal rank and benefit under this CVR Agreement as the CVRs theretofore or thereafter issued in accordance with the terms of this CVR Agreement as though all of such CVRs had been issued at the date of the execution hereof.

(b) In case of any such consolidation, merger, sale or conveyance, such changes in phraseology and form (but not in substance) may be made in the CVRs thereafter to be issued as may be appropriate. The successor entity to such consolidation, merger, sale or conveyance may satisfy the obligations of Section 4.4(a)(i)(A) and (B) of this CVR Agreement by providing copies of such successor entity’s Exchange Act Documents in the case of Section 4.4(a)(i)(A) or such successor entity’s financial information in the case of Section 4.4(a)(i)(B).

(c) In the event of any such sale, transfer or conveyance (other than a conveyance by way of lease) Parent or any Person which shall theretofore have become such in the manner described in this Article 8 shall be discharged from all obligations and covenants under this CVR Agreement and the CVRs and may be liquidated and dissolved.

Section 8.3. Opinion of Counsel to the Trustee. The Trustee, subject to the provisions of Sections 3.1 and 3.2, shall receive an Officer’s Certificate and Opinion of Counsel, prepared in accordance with Sections 1.3 and 1.4, as conclusive evidence that any such consolidation, merger, sale or conveyance, and any such assumption, and any such liquidation or dissolution, complies with the applicable provisions of this CVR Agreement, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement complies with this Article 8 and that there has been compliance with all conditions precedent herein provided for or relating to such transaction.

Section 8.4. Successors. All covenants, provisions and agreements in this CVR Agreement by or for the benefit of Parent, the Trustee, the Holder Representative or the Holders shall bind and inure to the benefit of their respective permitted successors, assigns, heirs and personal representatives, whether so expressed or not. Parent may assign this CVR Agreement without the prior written consent of the other Parties to this CVR Agreement to one or more of its direct or indirect Subsidiaries; provided, however, that in the event of any such assignment Parent shall remain subject to its obligations and covenants hereunder, including, but not limited to, its obligation to make any Covered Revenues Payments.

ARTICLE 9

REDEMPTION OF SECURITIES

Section 9.1. Notice to Trustee. If Parent elects to redeem CVRs pursuant to the optional redemption provisions of Section 9.5 hereof, it shall furnish to the Trustee, at least 45 days (unless a shorter period shall be agreed to by the Trustee) but not more than 60 days before a redemption date (but in any event prior to the notice provided pursuant to Section 9.2 hereof), an Officer’s Certificate setting forth (i) the clause of this CVR Agreement pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the amount of CVRs to be redeemed and (iv) the Redemption Price.

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Section 9.2. Notice of Redemption. At least 30 days but not more than 60 days before a redemption date, Parent shall mail or cause to be mailed, by first-class mail, a notice of redemption to each Holder whose CVRs are to be redeemed at its registered address. The notice (the “Call Notice”) shall identify the amount of CVRs to be redeemed and shall state:

(a) the redemption date;

(b) the Redemption Price;

(c) the name and address of the paying agent;

(d) that CVRs called for redemption must be surrendered to the Paying Agent to collect the Redemption Price;

(e) that, unless Parent defaults in making such redemption payment, all right title and interest in and to the CVRs and any Covered Revenues Payment or any other amounts due under this CVR Agreement, if any, on CVRs called for redemption ceases to accrue on and after the redemption date;

(f) the clause of this CVR Agreement pursuant to which the CVRs called for redemption are being redeemed; and

(g) that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the CVRs.

At Parent’s request, the Trustee shall give the notice of redemption in Parent’s name and at its expense; provided, however, that Parent shall have delivered to the Trustee at least 45 days (unless a shorter period shall be agreed to by the Trustee) but not more than 60 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 9.3. Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 9.2 hereof, CVRs called for redemption shall become irrevocably due and payable on the redemption date at the Redemption Price. A notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect in such notice, shall not affect the validity of the proceedings for the redemption of the CVRs held by Holders to whom such notice was properly given.

Section 9.4. Deposit of Redemption Price. On or one Business Day prior to the redemption date, Parent shall deposit with the Trustee or with the Paying Agent (if different from the Trustee) money sufficient to pay the Redemption Price of all CVRs to be redeemed on that date. The Trustee or the paying agent shall promptly return to Parent any money deposited with the Trustee or the paying agent by Parent in excess of the amounts necessary to pay the Redemption Price of all CVRs to be redeemed.

If Parent complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, as applicable, all right title and interest of a Holder to any Covered Revenues Payment, if any, shall cease to accrue on the CVRs called for redemption or subject to purchase. If any CVR called for redemption or subject to purchase shall not be so paid upon surrender for redemption or purchase because of the failure of Parent to comply with the preceding paragraph, interest shall be paid on the unpaid redemption price from the redemption date or purchase date, as applicable, until such redemption price is paid at the Default Interest Rate.

Section 9.5. Optional Redemption by Parent. Parent may, at any time on and after the Redemption Eligibility Date, redeem all (but not less than all) of the outstanding CVRs at the Redemption Price.

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ARTICLE 10

HOLDER REPRESENTATIVE

Section 10.1. Authority and Rights of the Holder Representative; Limitations on Liability.

(a) The Holder Representative shall have such powers and authority as are necessary to carry out the functions, on behalf of the Holders, assigned to it under this CVR Agreement; provided, however, that the Holder Representative shall have no obligation to act, except as expressly provided herein. Without limiting the generality of the foregoing, each Holder agrees that the Holder Representative has full power, authority and discretion, on behalf of each Holder and his, her or its successors and assigns, to (a) interpret the terms and provisions of this CVR Agreement and the documents to be executed and delivered by the Holders in connection herewith, (b) execute and deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given by it under this CVR Agreement, (c) receive service of process in connection with any claims under this CVR Agreement or any document or agreement contemplated to be executed or delivered in connection with this CVR Agreement, (d) agree to, negotiate and enter into settlements and compromises of, and assume the defense of, claims, and demand arbitration and comply with Orders and awards of arbitrators with respect to such claims, and take all actions necessary or appropriate in the judgement of the Holder Representative for the accomplishment of the foregoing (e) give and receive notices and communications as provided under this CVR Agreement and (f) take all actions necessary or appropriate in the judgment of the Holder Representative on behalf of the Holders in carrying out the provisions of this CVR Agreement applicable to the Holders. All actions taken by the Holder Representative under this CVR Agreement shall be binding upon the Holders and their successors as if expressly confirmed and ratified in writing by each of them. The Holder Representative shall, in its capacity as such, have no liability to any Holder with respect to actions taken or omitted to be taken in their capacity as the Holder Representative, except that the Holder Representative will be liable for its willful misconduct or actual fraud, as finally determined by a court of competent jurisdiction from which no further appeal may be taken. The Holder Representative shall at all times be entitled to rely on any directions received from the Majority Holders; provided, however, that the Holder Representative shall not be required to follow any such direction, and shall be under no obligation to take any action in its capacity as the Holder Representative, unless the Holder Representative has been provided with other funds, security or indemnities which, in the sole determination of the Holder Representative, are sufficient to protect the Holder Representative against the costs, expenses and liabilities which may be incurred by the Holder Representative in responding to such direction or taking such action. At no cost to Parent, the Company or the Trustee, the Holder Representative shall be entitled to engage such counsel, experts and other agents and consultants as it shall deem necessary in connection with exercising its powers and performing its function hereunder and the Holders (including any permitted transferees) agree by their acceptance of the CVRs that the Holder Representative shall be entitled to (in the absence of bad faith on the part of the Holder Representative) conclusively rely on the opinions and advice of such Persons. The Holder Representative shall be entitled to reimbursement for all reasonable expenses incurred or reasonably estimated to be incurred, disbursements and advances (including fees and disbursements of their counsel, experts and other agents and consultants) incurred by the Holder Representative in such capacity, and in the event of an Event of Default, and upon notice to the Trustee, such reimbursement shall be paid to the Holder Representative in accordance with Section 7.3 (it being understood that none of Parent, the Company or their respective Affiliates shall be responsible for such reimbursement). The Holder Representative shall be entitled to indemnification from the Holders against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Holder Representative (except for

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those arising out of the Holder Representative’s gross negligence or willful misconduct), including the costs and expenses of investigation and defense of claims. Parent and the Company shall be able to rely conclusively (without liability) on any instructions given and actions taken by the Holder Representative as the instruction and decision of each Holder in all matters applicable to the Holder referred to herein. No Holder shall have any cause of action against Parent, the Company or the Trustee for any action taken by Parent, the Company or the Trustee in reliance upon the written instructions or decisions of the Holder Representative, or otherwise on account of payments or distributions made by or on behalf of Parent or the Trustee in accordance with the instructions of the Holder Representative. Each Holder by accepting the CVR, including any permitted transferee, acknowledges and agrees to the terms and conditions of this Section 10.1.

(b) Notwithstanding anything to the contrary herein, any action that may be taken by the Holder Representative (including the making of any consents or other agreements) under this CVR Agreement may instead by taken by the Majority Holders and in such case Parent shall be entitled to conclusively rely on the agreement or consent of the Majority Holders.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.

ILLUMINA, INC.

By:
Name:
Title:

[•], as the Trustee

By:
Name:
Title:

[•], as the Holder Representative

By:
Name:
Title:

ANNEX A

THIS CVR MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR IN ANY OTHER MANNER TRANSFERRED OR DISPOSED OF, IN WHOLE OR IN PART, OTHER THAN THROUGH A “PERMITTED TRANSFER” (AS DEFINED IN THE CVR AGREEMENT REFERRED TO HEREIN) IN COMPLIANCE WITH THE TERMS OF THE CVR CERTIFICATE AND APPLICABLE UNITED STATES FEDERAL AND STATE SECURITIES LAWS.

ILLUMINA, INC.

No.	Certificate for	Contingent Value Rights

This certifies that                 , or registered assigns (the “Holder”), is the registered holder of the number of Contingent Value Rights (“CVRs”) set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the CVR Agreement referred to on the reverse hereof, to payments from Illumina, Inc., a Delaware corporation (“Parent”), in an amounts and in the forms determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the CVR Agreement referred to on the reverse hereof. Such payments shall be made on a Payment Date, as defined in the CVR Agreement referred to on the reverse hereof.

Payment of any amounts pursuant to this CVR Certificate shall be made only to the registered Holder (as defined in the CVR Agreement) of this CVR Certificate. Such payment shall be made in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by Parent for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, Parent may pay such amounts by wire transfer or check payable in such money. [TRUSTEE] has been initially appointed as Paying Agent at its office or agency in the Borough of Manhattan, The City of New York.

Reference is hereby made to the further provisions of this CVR Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this CVR Certificate shall not be entitled to any benefit under the CVR Agreement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, Parent has caused this instrument to be duly executed.

Dated:	[•]
By:
Name:
Attest:		Title:
Authorized Signature

[Form of Reverse of CVR Certificate]

1. This CVR Certificate is issued under and in accordance with the Contingent Value Rights Agreement, dated as of [•] (the “CVR Agreement”), among Parent and [•], a national banking association, as trustee (the “Trustee,” which term includes any successor Trustee under the CVR Agreement), and [•], a [•], as Holder Representative (the “Holder Representative”), and is subject to the terms and provisions contained in the CVR Agreement, to all of which terms and provisions the Holder of this CVR Certificate consents by acceptance hereof. The CVR Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the CVR Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of Parent, the Trustee and the Holders of the CVRs. All capitalized terms used in this CVR Certificate without definition shall have the respective meanings ascribed to them in the CVR Agreement. Copies of the CVR Agreement can be obtained by contacting the Trustee.

2. On each Covered Revenues Payment Date, Parent shall pay to the Holder hereof, for each CVR represented hereby, a Pro Rata Portion of the Covered Revenues Payment, if any, with respect to the Covered Revenues Measuring Period ended immediately prior to such Covered Revenues Payment Date.

3. In the event of any conflict between this CVR Certificate and the CVR Agreement, the CVR Agreement shall govern and prevail.

4. Each Covered Revenues Payment, if any, and interest thereon, if any, shall be payable by Parent in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, Parent may pay such amounts by its check or wire transfer payable in such money. [TRUSTEE] has been initially appointed as Paying Agent at its office or agency in the Borough of Manhattan, The City of New York.

5. Except where authorization and/or appearance of each of the Holders is required by applicable Law, if an Event of Default described above occurs and is continuing, then, and in each and every such case, either the Trustee or the Trustee upon the written request of the Majority Holders by notice in writing to Parent (and to the Trustee if given by the Majority Holders), shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Default Interest Rate until payment is made to the Trustee.

6. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer in compliance with the terms of the CVR Agreement and applicable United States federal and state securities Laws.

7. As provided in the CVR Agreement and subject to certain limitations therein set forth, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer and other requested documentation in form reasonably satisfactory to the Trustee and Parent, duly executed by the Holder thereof, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice and surrender for registration of transfer of the CVR Certificates, the Trustee shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Trustee, Parent shall determine whether the transfer otherwise complies with the other terms and conditions of the CVR Agreement (including the provisions of Section 2.2(c) of the CVR Agreement), and if it determines that it does so comply, Parent shall instruct the Trustee in writing to, and the Trustee shall, upon surrender for registration of transfer of such CVR Certificate at the Corporate Trust Office, authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and Parent shall execute and the Trustee shall authenticate and deliver, in the name of the transferor, one new CVR Certificate representing the aggregate number of CVRs represented by such CVR Certificate that are not to be transferred.

8. At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at the Corporate Trust Office. Every CVR presented or surrendered for exchange shall (if so required by Parent or the Trustee) be duly endorsed, or be accompanied by a written instrument of exchange in form satisfactory to Parent and the Trustee. Whenever any CVR Certificates are so surrendered for exchange, Parent shall execute, and the Trustee shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.

9. Parent and the Trustee may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer or exchange as provided for in Sections 2.6(b) and 2.6(c) of the CVR Agreement and described in clauses (7) and (8) above. The Trustee shall have no duty or obligation to take any action under any section of the CVR Agreement that requires the payment of applicable Taxes or charges unless and until the Trustee is satisfied that all such Taxes or charges have been paid.

10. All CVRs issued upon any registration of transfer or exchange of CVRs as provided for in the CVR Agreement shall be the valid obligations of Parent, evidencing the same rights, and entitled to the same benefits under the CVR Agreement, as the CVRs surrendered upon such registration of transfer or exchange.

11. Neither Parent nor the Trustee has any duty or obligation to the holder of this CVR Certificate, except as expressly set forth herein or in the CVR Agreement.

12. Redemption.

(a) Notice to Trustee. If Parent elects to redeem CVRs pursuant to the optional redemption provisions of Section 9.5 of the CVR Agreement, it shall furnish to the Trustee, at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days before a redemption date (but in any event prior to the notice provided pursuant to Section 9.2 of the CVR Agreement), an Officer’s Certificate setting forth (i) the clause of the CVR Agreement pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the amount of CVRs to be redeemed and (iv) the redemption price.

(b) Notice of Redemption. At least thirty (30) days but not more than sixty (60) days before a redemption date, Parent shall mail or cause to be mailed, by first-class mail, a notice of redemption to each Holder whose CVRs are to be redeemed at its registered address. The notice shall identify the amount of CVRs to be redeemed and shall state:

(i) the redemption date;

(ii) the redemption price;

(iii) the name and address of the paying agent;

(iv) that CVRs called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(v) that, unless Parent defaults in making such redemption payment, all right title and interest in and to the CVRs and any Covered Revenues Payment or any other amounts due under this CVR Agreement, if any, on CVRs called for redemption ceases to accrue on and after the redemption date;

(vi) the clause of this CVR Agreement pursuant to which the CVRs called for redemption are being redeemed; and

(vii) that no representation is made as to the correctness or accuracy of the CUSIP and ISIN number, if any, listed in such notice or printed on the CVRs.

At Parent’s request, the Trustee shall give the notice of redemption in Parent’s name and at its expense; provided, however, that Parent shall have delivered to the Trustee at least forty five (45) days (unless a shorter period shall be agreed to by the Trustee) but not more than sixty (60) days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(c) Effect of Notice of Redemption. Once notice of redemption is mailed in accordance with Section 9.2 of the CVR Agreement, CVRs called for redemption shall become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption shall be deemed to be given when mailed, whether or not the Holder receives the notice. In any event, failure to give such notice, or any defect in such notice, shall not affect the validity of the proceedings for the redemption of the CVRs held by Holders to whom such notice was properly given.

(d) Deposit of Redemption Price. On or one (1) Business Day prior to the redemption date, Parent shall deposit with the Trustee or with the Paying Agent (if different from the Trustee) money sufficient to pay the redemption price of all CVRs to be redeemed on that date. The Trustee or the paying agent shall promptly return to Parent any money deposited with the Trustee or the paying agent by Parent in excess of the amounts necessary to pay the redemption price of all CVRs to be redeemed.

If Parent complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, as applicable, all right title and interest of a Holder to any Covered Revenues Payment, if any, shall cease to accrue on the CVRs called for redemption or subject to purchase. If any CVR called for redemption or subject to purchase shall not be so paid upon surrender for redemption or purchase because of the failure of Parent to comply with the preceding paragraph, interest shall be paid on the unpaid redemption price from the redemption date or purchase date, as applicable, until such redemption price is paid at the Default Interest Rate.

(e) Optional Redemption by Parent. Parent may, at any time on and after the Redemption Eligibility Date, redeem all (but not less than all) of the outstanding CVRs at a cash redemption price equal to the Redemption Price.

13. The Holders, including any permitted transferee, (by their acceptance of this CVR hereby) shall be deemed to have acknowledged the rights and privileges of the Holder Representative set forth in the CVR Agreement.

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the CVR Certificates referred to in the within-mentioned CVR Agreement.

[•],
as Trustee

Dated:	By:
Authorized Signatory

EXHIBIT D

Conditions for Reporting Intended Tax Treatment

1.

Each of Parent and the Company has provided to Tax Counsel representations and warranties that the parties agree are customarily provided in connection with an opinion that a transaction is more likely than not to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

2.	The Share Consideration Percentage is equal to or greater than 40%.

For purposes of this Exhibit D:

“Share Consideration Percentage” means the fraction, expressed as a percentage, the numerator of which is the Total Share Consideration and the denominator of which is the Total Consideration.

“Total Share Consideration” means the Parent-owned Stock Consideration Value plus the Shareholder-owned Stock Consideration Value.

“Total Consideration” means (i) the Total Share Consideration, plus (ii) the number of CVRs issued pursuant to Section 2.04(a) in respect of Shareholder-owned Company Stock times the CVR Value, plus (iii) the aggregate Cash Consideration issued pursuant to Section 2.04(a) in respect of Shareholder-Owned Company Stock, plus (iv) the value of Alternative Consideration (other than the Parent Common Stock, if any, included in the Alternative Consideration) issued pursuant to Section 2.04(a) in respect of Shareholder-owned Company Stock, plus (v) the number of Parent-owned New Stock multiplied by the Deemed Company Stock Value, plus (vi) the number of Appraisal Shares multiplied by the Deemed Company Stock Value, plus (vii) the aggregate amount of the Continuation Payments made pursuant to Section 9.04.

“Outstanding Company Stock” means the Company Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Stock to be canceled or converted pursuant to Section 2.04(c)).1

“Parent-owned Company Stock” means the Company Stock owned by Parent immediately prior to the Effective Time.

“Parent-owned New Stock” means 11,746,280 shares of Company Series D Preferred Stock purchased by Parent from the Company on April 17, 2020, and owned by Parent immediately prior to the Effective Time.

“Parent-owned Old Stock” means the Parent-owned Company Stock other than the Parent-owned New Stock.

[1]	This term is intended to exclude any shares of Company Stock owned or deemed to be owned or received by any person by reason of holding any Company Equity Award.

“Shareholder-owned Company Stock” means the Outstanding Company Stock other than the Parent-owned Company Stock.

“Parent-owned Stock Consideration Value” means the number of shares of Parent-owned Old Stock multiplied by the Deemed Company Stock Value.

“Shareholder-owned Stock Consideration Value” means (i) the aggregate number of shares of Parent Common Stock issued pursuant to Section 2.04(a) (including shares of Parent Stock, if any, issued as Alternative Consideration) in respect of Shareholder-owned Company Stock, without regard to Section 3.02(e), multiplied by (ii) the Parent Stock Price.

“Deemed Company Stock Value” means the value of the Cash & Stock Consideration (valuing Parent Common Stock at the Parent Stock Price), without regard to Section 3.02(e).

“CVR Value” means the fair market value of a CVR as of the Closing Date, as determined by Parent for purposes of Parent’s financial statements.

“Parent Stock Price” means the average of the volume weighted averages of the trading prices of Parent Common Stock on the NASDAQ (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the parties) on the Closing Date (rounded to four decimal places).

“Tax Counsel” means Cravath, Swaine & Moore LLP or any other nationally recognized law firm or accounting firm retained by Parent.

EXHIBIT E

[GRAIL LETTERHEAD]

[•], 2020

NOTICE OF EXERCISE OF THE DRAG-ALONG RIGHT

PURSUANT TO SECTION 2 OF THE

AMENDED AND RESTATED VOTING AGREEMENT

Notice is hereby given to stockholders of GRAIL, Inc., a Delaware corporation (the “Company”) that at a meeting held on September 20, 2020, the Board of Directors of the Company (the “Board”), including both Preferred Directors (as defined in the certificate of incorporation of the Company), approved and declared advisable the entry by the Company into an Agreement and Plan of Merger (the “Merger Agreement”) with Illumina, Inc. (“Illumina”), a Delaware corporation, SDG Ops, Inc. (“First Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Illumina, and SDG Ops, LLC (“Second Merger Sub”), a Delaware limited liability company and wholly owned subsidiary of Illumina, pursuant to which, subject to the satisfaction or waiver of certain conditions, First Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly owned subsidiary of Illumina (the “First Merger”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity and as a wholly owned subsidiary of Illumina (the “Second Merger” and, together with the First Merger, the “Mergers”). All of the members of the Board who were present at the meeting voted in favor of the Merger Agreement.

In connection with such approval, the Board approved the transactions contemplated by the Merger Agreement (the “Transactions”), including the Mergers, as a “Sale of the Company” pursuant to Section 2.2 of the Amended and Restated Voting Agreement dated as of November 27, 2019 (as amended, the “Voting Agreement”), by and among the Company and certain stockholders of the Company party thereto, and specified that Section 2 of the Voting Agreement shall apply to the Transactions, including the Mergers.

Following the execution and delivery of the Merger Agreement by the Company, certain stockholders of the Company (such holders, the “Selling Investors”), collectively owning a majority of the shares of Class A Common Stock of the Company then issuable or previously issued upon conversion of the shares of Preferred Stock (as defined in the Company’s certificate of incorporation), approved in writing (a) the Merger Agreement and the Transactions, including the Mergers, for purposes of Section 2.2(ii) of the Voting Agreement, (b) the Transactions, including the Mergers, as a “Sale of the Company” pursuant to Section 2.2 of the Voting Agreement and the application of Section 2 of the Voting Agreement to the Transactions, including the Mergers, and (c) the appointment of Illumina as the Selling Investors’ designee to hold and have the sole power to exercise the proxy and power of attorney contemplated by Section 3.2 of the Voting Agreement in connection with the Transactions, including the Mergers.

This letter constitutes notice in accordance with Section 6.7 of the Voting Agreement that, as of [•], 2020, the conditions specified in Section 2 of the Voting Agreement have been satisfied and Section 2 applies to the Transactions, including the Mergers. All parties to the Voting Agreement are obligated thereunder to, among other things, (i) vote all shares of capital stock of the Company held by such party in favor of, and to adopt, the Transactions, including the Mergers, and in opposition to any and all other proposals that could delay or impair the ability of the Company to consummate the Transactions, including the Mergers, (ii) execute and deliver all related documentation and take such other action in support of the Transactions, including the Mergers, as shall reasonably be requested by the Company or the Selling Investors to carry out the terms and provision of Section 2 of the Voting Agreement and (iii) refrain from exercising any dissenters’ rights or rights of appraisal under applicable law in connection with the Transactions, including the Mergers.

Please be advised that the Company intends to request stockholders’ adoption of the Merger Agreement and approval of the Transactions, including the Mergers, by consent. A Consent Solicitation Statement containing further details will be provided to stockholders at a later date.

Sincerely,
[•]

[Copies (which shall not constitute notice) to:

McDonald Hopkins LLC,

300 N. LaSalle St., Ste. 1400,

Chicago, IL 60654

Attn: Jordan H. Koss

jkoss@mcdonaldhopkins.com

Proskauer Rose LLP,

One International Place,

Boston, MA 02110

Attn: Ori Solomon

osolomon@proskauer.com

Ropes & Gray LLP,

1900 University Avenue,

East Palo Alto, CA 94303

Attn: Jason Freedman

jason.freedman@ropesgray.com]1

[1]	To be included for all Investors listed on Schedule A to the Voting Agreement.

EXHIBIT F

SUPPORT AGREEMENT

SUPPORT AGREEMENT (hereinafter referred to as this “Agreement”), dated as of [•], among Illumina, Inc., a Delaware corporation (“Parent”) and the undersigned stockholder (the “Stockholder”) of GRAIL, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company, Parent, SDG Ops, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“First Merger Sub”), and SDG Ops, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Second Merger Sub”), have entered into an Agreement and Plan of Merger dated as of September 20, 2020 (as it may be amended from time to time, the “Merger Agreement”), which provides for, among other things, the merger of First Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Surviving Corporation”), and immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation will merge with and into Second Merger Sub, with Second Merger Sub being the surviving company of the Second Merger (the “Second Merger” and, together with the First Merger, the “Mergers”), and pursuant to which all shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than as provided in Section 2.04(c) of the Merger Agreement and Appraisal Shares) will be converted into the right to receive the Merger Consideration;

WHEREAS, the Stockholder Beneficially Owns and is entitled to vote (or direct the voting of) the number of shares of Company Stock set forth on Schedule 1(b) attached hereto; and

WHEREAS, Parent desires that the Stockholder agree, and the Stockholder is willing to agree, on the terms and subject to the conditions set forth herein, (i) to not Transfer (as defined below) the Covered Shares (as defined below), and (ii) to vote or consent with respect to all of the Covered Shares in a manner so as to facilitate the consummation of the Mergers and the other Transactions.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Beneficially Own” means, with respect to any securities, (i) having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act (or any successor statute or regulation) or (ii) having the right to become the Beneficial Owner of such securities (whether such right is exercisable immediately or only after the passage of time or the occurrence of conditions) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise.

(b) “Covered Shares” means (i) all shares of Company Stock set forth opposite the Stockholder’s name on Schedule 1(b) attached hereto and (ii) all shares of Company Stock that the Stockholder comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date, together with any voting securities or instruments of the Company, or other securities or interests exercisable for or convertible into shares of Company Stock or voting securities or instruments of the Company, that the Stockholder comes to Beneficially Own during the period from the date of this Agreement through the Expiration Date (including by way of bonus issue, share dividend or distribution, subdivision, reclassification, recapitalization, consolidation, exchange, readjustment or other similar transaction or other change in the capital structure of the Company).

(c) “Expiration Date” means the earlier to occur of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

(d) “Transfer” means that the Stockholder sells, pledges, Encumbers, exchanges, assigns, grants an option with respect to, transfers, tenders or otherwise disposes of its Beneficial Ownership of Covered Shares.

2. Agreement Not to Transfer or Encumber. The Stockholder hereby agrees that, from the date hereof until the Expiration Date, it shall not Transfer any Covered Shares, cause the conversion of any Covered Shares or deposit any Covered Shares into a voting trust or enter into any tender, voting or other agreement or arrangement with any Person with respect to any Covered Shares or grant a proxy or power of attorney with respect thereto (other than pursuant to this Agreement) or give instructions with respect to the voting of the Covered Shares in any manner that is inconsistent with this Agreement or otherwise take any other action with respect to the Covered Shares that would in any way restrict, limit or interfere with the performance by the Stockholder of its obligations hereunder or the transactions contemplated hereby, including the execution and delivery of the Written Consent approving the adoption of the Merger Agreement and approving the Transactions; provided, however, that the Stockholder may Transfer all or any portion of the Shares to one or more of its controlled Affiliates or a family member that, prior to such Transfer, executes and delivers to the Parent a written agreement, in form and substance reasonably acceptable to Parent, to assume all of the Stockholder’s obligations hereunder and to be bound by the terms of this Agreement to the same extent as the Stockholder is bound hereunder and to make each of the representations and warranties hereunder in respect of the Covered Shares transferred as the Stockholder shall have made hereunder. Notwithstanding the foregoing, following the receipt of the Company Stockholder Approvals, a Stockholder may cause the conversion of any shares of Company Class B Common Stock into shares of Company Class A Common Stock in accordance with the Company’s certificate of incorporation.

3. Agreement to Consent and Approve.

(a) The Stockholder hereby agrees to refrain from modifying or amending in any manner, or waiving compliance of, the Voting Agreement.

(b) The Stockholder hereby irrevocably and unconditionally agrees, promptly after the Registration Statement (which shall include the Consent Solicitation Statement) is declared effective by the SEC (and in any event within five Business Days after notification thereof to the Stockholder), to execute and deliver, or cause to be executed and delivered, a written consent substantially in the form attached hereto as Exhibit A (the “Written Consent”) approving the adoption of the Merger Agreement and approving the Transactions, including the Mergers, with respect to all of the Stockholder’s Covered Shares. The Stockholder’s execution and delivery of the Written Consent shall be carried out in accordance with the DGCL and the organizational documents of the Company, so as to ensure that it is duly counted for purposes of recording the results of such consent.

(c) The Stockholder hereby irrevocably and unconditionally agrees that, from the date hereof until the Expiration Date, it shall vote or cause to be voted (including by written consent) all of the Stockholder’s Covered Shares (i) in favor of (A) the adoption of the Merger Agreement and the approval of the Transactions and (B) any amendment to the Company’s certificate of incorporation or Investor Agreements to the extent contemplated in Section 9.04 of the Merger Agreement and otherwise as is reasonably necessary to permit to, or assist the Company in, complying with its obligations under Section 9.04 of the Merger Agreement and (ii) against (A) any Competing Proposal; (B) any amendment of the organizational documents of the Company which would prevent or materially delay the consummation of the Transactions, including the Mergers; or (C) any other action, agreement or transaction involving the Company that would reasonably be expected to prevent or materially delay the consummation of the Transactions, including the Mergers.

(d) The Stockholder agrees that, from the date hereof until the Expiration Date, in the event that a meeting of the stockholders of the Company is held regarding the Merger Agreement, the Transactions or any of the matters referred to in Section 3(c), it shall, or shall cause the holder of record of any of the Covered Shares of the Stockholder, as applicable, on any applicable record date to, be present in person or represented by proxy at such meeting or otherwise cause all of the Stockholder’s Covered Shares to be counted as present thereat for purposes of establishing a quorum, and shall vote all of the Stockholder’s Covered Shares at such meeting in accordance with Section 3(c).

(e) Except for the delivery of the Written Consent expressly contemplated by this Agreement, prior to the Expiration Date, the Stockholder shall not call, seek to call or request the call of any meeting of stockholders of the Company with respect to any matter relating to the Mergers or any other Transaction, or take any action by consent relating to the Mergers or any other Transaction, other than as expressly contemplated by Section 3(c), whether pursuant to the DGCL, the organizational documents of the Company or otherwise.

(f) Notwithstanding anything to the contrary herein, in no event shall this Section 3 require or be construed so as to require the Stockholder to vote or cause to be voted (including by written consent) its Covered Shares in favor of or against any stockholder vote to approve “parachute payments” (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder) solicited in connection with the Transaction.

(g) Notwithstanding anything to the contrary herein, in the event that a vote or consent of the stockholders of the Company is required in order to effect an amendment to the Merger Agreement that reduces the amount or changes the form of consideration payable in respect of each share of Company Capital Stock in the Mergers or otherwise amends the Merger Agreement in a manner adverse to the Stockholder (any such amendment, an “Adverse Amendment”), the provisions of this Section 3 shall not apply with respect to the Stockholder’s vote or consent with respect to such Adverse Amendment (and the Stockholder shall not be required to vote or consent to such Adverse Amendment); provided, however, that the term “Adverse Amendments” shall not include the amendments contemplated in Section 3(c)(i)(B).

4. Voided Acts. Any (i) Transfer (or purported Transfer) in breach of this Agreement or (ii) attempt by the Stockholder to vote, or express consent or dissent with respect to (or otherwise to utilizing the voting power of), its Covered Shares in contravention of this Agreement shall be null and void ab initio.

5. Agreement Not to Solicit. The Stockholder agrees that it shall not, and shall cause each of the Stockholder’s controlled Affiliates not to, and shall instruct the Stockholder’s and the Stockholder’s controlled Affiliates’ Representatives not to, directly or indirectly, (a) solicit, initiate seek, or take any other action to facilitate or encourage the making, submission or announcement of any proposal that constitutes, or would be reasonably be expected to lead to, any Competing Proposal, (b) enter into, maintain, continue or participate in any discussions or negotiations with any Person or entity in furtherance of, or furnish to any Person any information or otherwise cooperate in any way with respect to, any Competing Proposal, (c) agree to, approve, endorse, recommend or consummate any Competing Proposal, (d) enter into, or propose to enter into, any Competing Transaction Agreement, or (e) resolve, propose or agree, or authorize or permit any Representative to do any of the foregoing. The Stockholder shall, shall cause its controlled Affiliates and use its reasonable best efforts to cause its Representatives to, immediately cease and cause to be terminated any discussions and negotiations with any Person conducted heretofore with respect to any Competing Proposal or proposal that would reasonably be expected to lead to a Competing Proposal.

6. Commencement or Participation in Actions. The Stockholder hereby agrees not to commence or join in, and to take all reasonable actions necessary to opt out of (if applicable), any Action against the Company and/or its directors and officers (for the avoidance of doubt, participating in the defense of such Action or any Action to enforce the Drag-Along is not prohibited by this Section 6) with respect to, any litigation (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or the exercise of the Drag-Along in connection with the Transactions or (b) alleging a breach of any fiduciary duty of the Company Board or its members or any stockholder of the Company in connection with the Merger Agreement, the Transactions or the transactions contemplated hereby.

7. Appraisal Rights or Rights of Dissent. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or dissenters’ rights it may have or could potentially have or acquire in connection with the Mergers under Section 262 of the DGCL and otherwise, whether or not the Stockholder has previously made a written demand upon the Company and otherwise complied with the appraisal rights provisions of the DGCL.

8. Confidentiality. The Stockholder agrees that, for a period of two years following the Expiration Date, it shall not, and shall cause its Affiliates, directors, officers, employees and agents not to, divulge or convey to any third party any of the Company’s confidential information, other than: (i) any of the Company’s confidential information that is or becomes generally available to the public other than as a result of an act or omission by the Stockholder or its Affiliate, director, officer, employee or agent, (ii) any information that has been independently developed or conceived by the Stockholder or its Affiliates, director, officer, employee or agent, as applicable; or (iii) is or has been made known or disclosed to the Stockholder by a third party without a breach of any obligation of confidentiality such third party may have to the Company. Notwithstanding the foregoing, the Stockholder shall be permitted to make any such disclosure (a) to its directors, officers, employees and agents, as applicable, who reasonably need to know such information and who agree to keep such information confidential and are made aware of the Stockholder’s obligations of confidentiality under this Agreement and (b) to the extent requested by a Governmental Authority or required by Law or legal process (in which case the Stockholder will, to the extent reasonably practicable and legally permissible, provide Parent with advance notice of such required or requested disclosure, shall use commercially reasonable efforts to resist such disclosure, and, at the request of Parent, shall cooperate with Parent to, at Parent’s sole cost and expense, limit or prevent such disclosure).

9. [Directors and Officers. The Stockholder is entering into this Agreement solely in its capacity as a Beneficial Owner of Covered Shares, and in this regard, the Stockholder shall not be deemed to make any agreement or understanding in this Agreement in the Stockholder’s capacity as a director or officer of the Company, including with respect to Section 7.02 of the Merger Agreement. The parties acknowledge and agree that nothing in this Agreement shall (i) restrict in any respect any actions taken by the Stockholder or its designee who is a director or officer of the Company in his or her capacity as a director or officer of the Company or (ii) be construed to prohibit, limit or restrict the Stockholder or its designee from exercising its fiduciary duties as a director or officer of the Company.]1

10. Irrevocable Proxy.

(a) The Stockholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as the Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder’s Covered Shares, or execute a written consent or grant approval in respect of such Covered Shares, in a manner consistent with this Agreement from the date hereof until the Expiration Date, provided, however, for the avoidance of doubt, that such proxy and voting and related rights are limited to those matters set forth in clauses (b)-(d) of Section 3, and the Stockholder shall retain at all times the right to vote the Stockholder’s Covered Shares (or to direct how such Covered Shares shall be voted) in the Stockholder’s sole discretion and without any other limitation on any matters not connected with the Transactions. The Stockholder understands and acknowledges that Parent has entered into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 10(a) is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest sufficient in law and such irrevocable proxy is executed and intended to be irrevocable in accordance with applicable Law and Section 2.09 of the Company’s bylaws until, and shall not be terminated by operation of Law or upon the occurrence of any other event other than, the termination of this Agreement pursuant to Section 16. The Stockholder shall, upon written request by Parent, as promptly as practicable, execute and deliver to Parent a separate written instrument or proxy that embodies the terms of this irrevocable proxy set forth in this Section 10(a). The Stockholder agrees not to grant any proxy that conflicts with or is inconsistent with the proxy granted to Parent in this Agreement.

[1]	To be included if applicable to the Stockholder.

(b) The Stockholder hereby revokes (or agrees to cause to be revoked) any proxies that conflict with or are inconsistent with the proxy granted to Parent in this Agreement that the Stockholder has heretofore granted with respect to the Covered Shares Beneficially Owned by the Stockholder, other than any such proxy granted to Parent pursuant to the Voting Agreement.

11. Representations and Warranties of Parent. Parent hereby represents and warrants as follows:

(a) Organization and Qualification. Parent is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b) Authority; Binding Agreement. (i) Parent has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and (ii) the execution and delivery by Parent of this Agreement and the performance of Parent’s obligations and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action, and no other actions on the part of Parent (or its board of directors or stockholders) are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by Parent of this Agreement, the performance by Parent of its obligations hereunder or the consummation by Parent of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of (i) Parent’s certificate of incorporation or bylaws, (ii) any other contract to which Parent is a party or by which Parent may be bound, except for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to in any material respect impair or adversely affect the ability of Parent to perform its obligations under this Agreement, or (iii) any Law applicable to Parent.

12. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants as follows:

(a) [Organization and Qualification. The Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.]2

(b) Authority; Binding Agreement. [The Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby.]3 [(i) the Stockholder has all requisite power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby and (ii) the execution and delivery by the Stockholder of this Agreement and the performance of the Stockholder’s obligations and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action, and no other actions on the part of the Stockholder [(or its governing body, board of directors, members, partners, stockholders or trustees, as applicable)] are necessary to authorize or adopt this Agreement or to consummate the transactions contemplated by this Agreement.]4 This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity).

(c) No Conflicts. None of the execution and delivery by the Stockholder of this Agreement, the performance by the Stockholder of its obligations hereunder or the consummation by the Stockholder of the transactions contemplated hereby does or would reasonably be expected to conflict with or result in a violation or breach of, or in default under, [(i) the Stockholder’s articles or certificate of formation, incorporation or organization, operating agreement, bylaws or comparable organizational documents, as applicable, each in its currently effective form as amended from time to time,]5 (ii) any [other] contract to which the Stockholder is a party or by which the Stockholder may be bound, including any voting agreement or voting trust, or (iii) any Law applicable to the Stockholder, except, in each case, for violations, breaches or defaults that, individually or in the aggregate, would not reasonably be expected to (x) in any material respect impair or adversely affect the ability of the Stockholder to perform its obligations under this Agreement on a timely basis or (y) prevent or materially delay the consummation of the Transactions. The execution, delivery and performance by the Stockholder of this Agreement, and the consummation by the Stockholder of the transactions contemplated hereby, require no consent or action by or in respect of, or filing with, any Governmental Authority.

[2]	To be included if the Stockholder is not an individual.
[3]	To be included if the Stockholder is an individual.
[4]	To be included if the Stockholder is not an individual.
[5]	To be included if the Stockholder is not an individual.

(d) Ownership of Shares. The Stockholder (i) is the lawful record and Beneficial Owner of the shares of Company Stock set forth opposite the Stockholder’s name on Schedule 1(b) attached hereto and has, and at all times prior to the Expiration Date will have, the sole power to vote (or cause to be voted), transfer, or demand or waive any appraisal rights with respect to, such shares of Company Stock, all of which are free and clear of, and not subject to, any Encumbrances (other than those (A) created by this Agreement, (B) applicable to the Stockholder’s Covered Shares that may exist pursuant to securities Laws or (C) any proxies which do not relate to the Mergers, the Transactions or Competing Proposals) and (ii) as of the date hereof, does not Beneficially Own or have the right to vote (or cause the voting of) any shares of any class of Company Stock or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company other than the shares of Company Stock set forth opposite the Stockholder’s name on Schedule 1(b) attached hereto.

13. Disclosure and Communications.

(a) The Stockholder hereby consents to and authorizes the publication and disclosure of its identity and ownership, this Agreement and the nature of the Stockholder’s commitments, arrangements and understandings pursuant to this Agreement and such other information pertinent to such disclosure, including the filing of this Agreement, by Parent and the Company in the Registration Statement, Consent Solicitation Statement or other disclosure document required by applicable Law to be filed with the SEC or other Governmental Authority in connection with this Agreement, the Merger Agreement or the Transactions, and agrees to reasonably cooperate with Parent in connection with such filings.

(b) The Stockholder shall not issue or make any press release or public announcement related to this Agreement, the Merger Agreement or the Transactions, or any other announcement or communication to the employees, customers or suppliers of the Company or any of its Subsidiaries, in each case without the approval of Parent, unless required by applicable Law; provided, that, the Stockholder may make public statements that do not contain any information relating to the Transactions that has not been previously announced or made public in accordance with this Agreement or the Merger Agreement so long as no such public statement (i) disparages the Transactions, (ii) encourages other holders of capital stock of the Company to vote against, or withhold their vote or consent on, the Transactions, including the adoption of the Merger Agreement, or (iii) encourages other holders of capital stock of the Company to exercise appraisal rights.

14. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Stockholder, and, except as otherwise provided herein, Parent shall not have any authority to direct the Stockholder in the voting or disposition of any Covered Shares. For the avoidance of doubt, the Stockholder shall be entitled to any dividends or other distributions declared by the Company Board with respect to the Stockholder’s Covered Shares having a record date prior to the Effective Time.

15. Stop Transfer Instructions. The Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificated or uncertificated interest representing any of its Covered Shares, unless such Transfer is made in compliance with this Agreement. The Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any Covered Shares on the books of the Company in violation of this Agreement.

16. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and shall have no further force or effect upon the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) this Section 16 and Sections 1, 13 and 20 shall survive any termination of the Agreement and (ii) Sections 2, 3, 4, 5, 10 and 15 shall terminate and shall have no further force or effect as of the Expiration Date. Notwithstanding the foregoing, nothing set forth in this Section 9 or elsewhere in this Agreement shall relieve either party hereto from liability, or otherwise limit the liability of the Stockholder, for any breach of this Agreement prior to such termination.

17. Transaction Documents. The Stockholder acknowledges that the Merger Agreement and the other Transaction Documents may be amended in accordance with the terms and conditions set forth in the Merger Agreement and the other Transaction Documents.

18. Waiver. The Stockholder hereby waives any and all notice, information and consent requirements, as well as any right of first refusal, right of first offer, right of first negotiation, right restricting share transfers, redemption right, co-sale right, registration right, preemptive right and other similar rights, that may be applicable to, or triggered by, the Transactions, including the Mergers, the Merger Agreement, the other Transaction Documents and any of the transactions contemplated thereby that are contained in the Company’s organizational documents or any contractual obligation between the Company and the Stockholder, or under applicable Law.

19. Release by the Stockholder.

(a) Effective as of the Effective Time, the Stockholder, on behalf of itself and each of its past, present and future controlled Affiliates, parent(s) and subsidiary companies, representatives, and assigns, as applicable (collectively, the “Stockholder Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, acquits and forever discharges the Company and each of its respective past, present and future Affiliates, parent(s) and subsidiary companies, joint ventures, predecessors, successors and assigns, and their respective past, present and future controlled representatives, investors, equityholders, insurers and indemnitees, firms, corporations, limited liability companies, partnerships, trusts, associations, organizations, stockholders, members, managers, directors, officers, employees, partners, trustees, principals, consultants, contractors, family members, heirs, executors, administrators, predecessors, successors and assigns (collectively the “Stockholder Released Parties”), of and from any and all manner of action or inaction, cause or causes of action, Actions, Encumbrances, contractual obligations, promises, liabilities or damages (whether for compensatory, special, incidental or punitive damages, equitable relief or otherwise) of any kind or nature whatsoever, past, present or future, at law, in equity or otherwise (including with respect to conduct which is negligent, grossly negligent, willful, intentional, with or without malice, or a breach of any duty, applicable Law or rule), whether known or unknown, whether fixed or contingent, whether concealed or hidden, whether disclosed or undisclosed, whether liquidated or unliquidated, whether foreseeable or unforeseeable, whether anticipated or unanticipated, whether suspected or unsuspected (“Claims”), which such Stockholder Releasing Parties, or any of them, ever have had or ever in the future may have against the Stockholder Released Parties, or any of them, in each case, to the extent arising solely as a result of the ownership or purported ownership of any of Company Stock, Company Equity Awards or other security or interest of the Company and which, in each case, are based on acts, events or omissions occurring prior to or contemporaneously with the Effective Time, at law or in equity, whether known or unknown, matured or unmatured, absolute or contingent, relating to or arising from the Transactions (the “Stockholder Released Claims”); provided, however, that the foregoing release shall not release, impair or diminish, and the term “Stockholder Released Claims” shall not include, in any respect [(i)] the Stockholder’s right pursuant to the Transaction Documents, including the right to receive its respective portion of the Merger Consideration; [(ii) any Claims for indemnification, insurance benefits, reimbursement or advancement of expenses in such Stockholder Releasing Party’s capacity as a director, officer or employee of the Company under the Company’s organizational documents or any indemnification agreement in effect as of the date hereof (or any fiduciary insurance policy maintained by the Company or the Surviving Corporation for the benefit of the Stockholder, or any indemnification agreements with the Stockholder or its board designee) with respect to any act, omission, event or transaction occurring prior to or contemporaneously with the Effective Time; or (iii) the Stockholder’s in his or her capacity as an employee of the Company.]6

[6]	To include if applicable.

(b) The Stockholder represents and acknowledges that it has read this release and the Merger Agreement and other Transaction Documents and understands their terms and has been given sufficient opportunity to review this release and the Transaction Documents and to ask questions of the Company’s Representatives. The Stockholder further represents that, in signing this release, it does not rely, and has not relied, on any representation or statement made by any Representative of the Company or any other Person with respect to the subject matter, basis or effect of this release or otherwise, except such express representations and warranties set forth in the Merger Agreement or this Agreement.

(c) Without limiting the generality of Section 19(a), with respect to the Stockholder Released Claims, the Stockholder acknowledges that it is familiar with Section 1542 of the Civil Code of the State of California (“Section 1542”) and hereby expressly waives all rights under Section 1542 and any similar applicable Law or common law principle in any applicable jurisdiction prohibiting or restricting the waiver of unknown Claims. Section 1542 reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(d) Notwithstanding the provisions of Section 1542 or any similar applicable Law or common law principle in any applicable jurisdiction, the Stockholder expressly acknowledges that the foregoing release is intended to include in its effect all Claims within the scope of such release that a Stockholder Releasing Party does not know or suspect to exist in his, her or its favor against any of the Stockholder Released Parties (including, without limitation, unknown and contingent Claims), and that the foregoing release expressly contemplates the extinguishment of all such Claims (except to the extent expressly set forth in this Section 19).

20. Miscellaneous and General.

(a) Amendments; Waivers, Etc. This Agreement may not be amended, changed, supplemented or otherwise modified except upon the execution and delivery of a written agreement executed by each of Parent and the Stockholder. Any agreement on the part of any party to any waiver or any extension of time for performance shall be valid only if set forth in an instrument in writing signed on behalf of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise herein provided, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law or equity, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b) Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts (including by facsimile or by attachment to electronic mail in portable document format (PDF)), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

(c) Governing Law; WAIVER OF JURY TRIAL.

(i) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law provisions or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and, in each case, the appellate court(s) therefrom). The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware and, in each case, the appellate court(s) therefrom) for the purpose of any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party hereto, (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by the above named courts, and (c) agree that such party will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than the Court of Chancery of the State of Delaware (or in the event, but only in the event, that the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware). Service of process, summons, notice or document to any party’s address and in the manner set forth in Section 20(d) shall be effective service of process for any such action.

(ii) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 20(C)(II).

(d) Notices. Notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed given, (i) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, (ii) when delivered, if delivered personally to the intended recipient, and (iii) one Business Day later, if sent by overnight delivery via a national courier service (providing proof of delivery), and in each case, addressed to a party at the following address for such party:

if to Parent:

Illumina, Inc.

5200 Illumina Way

San Diego, California 92122

Attention:         Charles E. Dadswell, Senior Vice President and General Counsel

Telephone:       858-202-4500

Facsimile:        858-202-4545

Email:              CDadswell@illumina.com

                          legalnotices@illumina.com

with copies to (which shall not constitute notice):

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

Attention:         Faiza J. Saeed, Esq.

                          Ting S. Chen, Esq.

Email:              fsaeed@cravath.com

                          tchen@cravath.com

if to the Stockholder, to the address listed on Schedule 1(b) with copies (which shall not constitute notice) to the Company (in accordance with Section 11.02 of the Merger Agreement) and to its counsel:

Latham & Watkins LLP

355 South Grand Avenue, Suite 100

Los Angeles, California 90071-1560

Attention:         Alex W. Voxman, Esq.

                          Andrew Clark, Esq.

Email:              alex.voxman@lw.com

                          andrew.clark@lw.com

Notice may be given to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

(e) Entire Agreement. This Agreement (including any Schedules hereto) and the Merger Agreement constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties hereto, with respect to the subject matter hereof.

(f) Parties in Interest; No Third Party Beneficiaries. Subject to Section 20(i), and without relieving any party of any obligation hereunder, this Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns. This Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder.

(g) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision negotiated in good faith by the parties hereto shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not, subject to clause (i) above, be affected by such invalidity or unenforceability, except as a result of such substitution, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(h) Interpretation.

(i) The Section headings or captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Schedule, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” when used in this Agreement is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes. Any agreement or instrument defined or referred to herein includes all attachments thereto and instruments incorporated therein.

(ii) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of each of the parties. Any purported assignment in contravention of the preceding sentence shall be null and void.

(j) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the transactions contemplated by this Agreement or the Merger Agreement are consummated.

(k) Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur and that the parties would not have any adequate remedy at law if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 20(c), without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is an unenforceable, invalid, contrary to applicable Law or inequitable remedy for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy for any such breach or that Parent otherwise has an adequate remedy at law.

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

ILLUMINA, INC.

By:
Name:
Title:

[Parent Signature Page to Support Agreement]

IN WITNESS WHEREOF, the undersigned have executed and caused to be effective this Agreement as of the date first written above.

[Stockholder]

By:
Name:
Title:

[Stockholder Signature Page to Support Agreement]

Schedule 1(b)

Exhibit A

[Form of] Written Consent